As filed with the Securities and Exchange Commission on October 6, 2014

Registration No. 333-194864

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dominion Midstream Partners, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	46-5135781
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark O. Webb

120 Tredegar Street

Richmond, Virginia 23219

(804) 819-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David P. Oelman E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222	William J. Cooper Andrews Kurth LLP 1350 I St. NW, Suite 1100 Washington, DC 20005 Tel: (202) 662-2700	Michael O’Leary Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Tel: (713) 220-4200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common units representing limited partner interests	20,125,000	$21.00	$422,625,000	$54,220.00

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes 2,625,000 additional common units that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	The Registrant has previously paid $51,520.00 of the total registration fee in connection with the previous filing of the Registration Statement on Form S-1 (File No. 333-194864) on March 28, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 6, 2014

PROSPECTUS

Dominion Midstream Partners, LP

17,500,000 Common Units

Representing Limited Partner Interests

This is the initial public offering of our common units representing limited partner interests. We are offering 17,500,000 common units. Prior to this offering, there has been no public market for our common units. We currently expect the initial public offering price to be between $19.00 and $21.00 per common unit. We have been approved to list our common units on the New York Stock Exchange under the symbol “DM.”

Immediately following the closing of this offering, our sole cash flow generating asset will be a preferred equity interest in Dominion Cove Point LNG, LP.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 26.

These risks include the following:

•

Our preferred equity interest in Dominion Cove Point LNG, LP may not generate sufficient cash following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

•	Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•

Dominion Resources, Inc. owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Dominion Resources, Inc., have conflicts of interest with us and limited duties, and they may favor their own interests to our detriment and that of our unitholders.

•	Unitholders will experience immediate and substantial dilution of $5.99 per common unit.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes and not being subject to a material amount of entity-level taxation. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to unitholders would be substantially reduced.

•	Even if unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

In order to comply with applicable Federal Energy Regulatory Commission (the “FERC”) rate-making policies, we require an owner of our common units to be an Eligible Holder. Eligible Holders are individuals or entities whose U.S. federal income tax status (or lack of proof thereof) does not, in the determination of our general partner, create a substantial risk of an adverse effect on the rates that can be charged to customers with respect to assets that are subject to regulation by the FERC or a similar regulatory body. If you are not an Eligible Holder, you will not be entitled to receive distributions or allocations of income or loss on your common units and your common units will be subject to redemption.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act and, as such, are allowed to provide in this prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Summary—Emerging Growth Company Status.”

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discounts(1)	$	$
Proceeds to Dominion Midstream Partners, LP (before expenses)	$	$

(1)

Excludes a structuring fee of 0.5% of the gross proceeds of this offering, including the gross proceeds from any exercise of the underwriters’ option to purchase additional units, payable to Barclays Capital Inc. and Citigroup Global Markets Inc. Please read “Underwriting.” The structuring fee will be paid to Barclays Capital Inc. and Citigroup Global Markets Inc. from the proceeds of this offering. Please read “Use of Proceeds.”

The underwriters may purchase up to an additional 2,625,000 common units from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about             through the book-entry facilities of The Depository Trust Company.

Barclays	Citigroup		J.P. Morgan
BofA Merrill Lynch	Goldman, Sachs & Co.	UBS Investment Bank	Morgan Stanley

RBC Capital Markets	Scotiabank/Howard Weil

Prospectus dated                     , 2014

Cove Point LNG Facility – Lusby, Maryland

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of our common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common units in any circumstances under which the offer or solicitation is unlawful.

i

Industry and Market Data

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Statements as to our market position and market estimates are based on independent industry publications, government publications, third-party forecasts, management’s estimates and assumptions about our markets and our internal research. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements, before investing in our common units. The information presented in this prospectus assumes an initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised. You should read “Risk Factors” for information about important risks that you should consider before buying our common units.

References in this prospectus to “Cove Point,” “the Predecessor,” “our predecessor,” and “we,” “our,” “us,” “our partnership” or like terms when used in a historical context refer to Dominion Cove Point LNG, LP, which is our predecessor for accounting purposes, and when used in the present tense or prospectively, “Dominion Midstream,” “we,” “our,” “us” or like terms refer to Dominion Midstream Partners, LP and its wholly-owned subsidiary, Cove Point GP Holding Company, LLC. Unless the context otherwise requires, references in this prospectus to “Dominion” refer collectively to Dominion Resources, Inc. and its subsidiaries, other than us and Cove Point. We include a glossary of some of the terms used in this prospectus as Appendix C.

Dominion Midstream Partners, LP

Overview

We are a growth-oriented Delaware limited partnership formed on March 11, 2014 by Dominion to initially own all of the outstanding preferred equity interests (the “Preferred Equity Interest”) in Dominion Cove Point LNG, LP, a Delaware limited partnership (“Cove Point”), which owns liquefied natural gas (“LNG”) import, storage, regasification and transportation assets. We expect that our relationship with Dominion, which has substantial additional midstream assets, should provide us the opportunity over time to grow a portfolio of natural gas terminalling, processing, storage, transportation and related assets. Cove Point is the owner and operator of the Dominion Cove Point LNG Facility, an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland (the “Cove Point LNG Facility”), and approximately 136 miles of natural gas pipeline (the “Cove Point Pipeline”) that connects the Cove Point LNG Facility to interstate natural gas pipelines. Cove Point is currently generating significant revenue and earnings from annual reservation payments under regasification, storage and transportation contracts with a portfolio of creditworthy counterparties, including affiliates of BP, Royal Dutch Shell and Statoil.

Cove Point is actively pursuing the development of natural gas export/liquefaction facilities (the “Liquefaction Project” and, together with the Cove Point Pipeline and the Cove Point LNG Facility, the “Cove Point Facilities”) on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility. The Liquefaction Project is expected to be completed and placed into service in late 2017. Liquefaction is the process by which natural gas is converted into LNG, which can be loaded into LNG vessels for export. U.S. exports of LNG are expected to increase substantially over the next decade, driven by an abundant supply of natural gas in the U.S., combined with projected growth in worldwide demand for natural gas and significantly higher prices globally, particularly in Asia. The Liquefaction Project’s available capacity is fully contracted with two counterparties: (1) a joint venture between Sumitomo Corporation and Tokyo Gas Co., Ltd. and (2) a subsidiary of GAIL (India) Limited. Each contract is a long-term fixed reservation fee agreement with a 20-year term commencing on the date the Liquefaction Project is placed in service. Upon completion, the Liquefaction Project is expected to substantially increase net income and EBITDA generated by Cove Point, in which we hold the Preferred Equity Interest.

Dominion is the owner of all of the common equity interests in Cove Point and has indicated that it intends to provide the funding necessary for the development of the Liquefaction Project and other capital expenditures incurred by Cove Point. Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its common equity interests in Cove Point, which should benefit from the expected increased cash flows and income associated with the Liquefaction Project upon its completion, and we may also acquire newly issued common equity or additional preferred equity interests in Cove Point.

Preferred Equity Interest

Immediately following the consummation of this offering, our sole cash flow generating asset will be the Preferred Equity Interest. The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distributions made by Cove Point (“Preferred Return Distributions”) so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. We expect the Preferred Equity Interest to have limited exposure to the capital expenditure requirements associated with the future expansion of the Cove Point Facilities, as Dominion, although it is under no obligation to do so, has indicated that it intends to provide such funding. Preferred Return Distributions will be made on a quarterly basis and will not be cumulative. “Net Operating Income” means Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes. Our Preferred Equity Interest is also entitled to a portion of Cove Point’s cash distributions above a certain threshold. Please read “Business—Preferred Equity Interest.”

We expect that Cove Point will generate cash and cumulative Net Operating Income in excess of that required to make Preferred Return Distributions through the expected completion of the Liquefaction Project in late 2017 and thereafter. We base our expectation on the existing long-term contracts with firm reservation charges for substantially all of the regasification and storage capacity of the Cove Point LNG Facility and all of the transportation capacity of the Cove Point Pipeline and the belief that the Liquefaction Project will commence operations in late 2017. While we expect Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts to decrease as those contracts expire in 2017 and 2023, we expect the cash flows and Net Operating Income from the Liquefaction Project, once completed, to replace and substantially exceed Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts. Until the Liquefaction Project is completed, Cove Point will be prohibited from making a distribution on its common equity interests until it has a distribution reserve sufficient to pay two quarters of Preferred Return Distributions. We intend to cause Cove Point to fully fund such distribution reserve by December 31, 2016, but there can be no assurance that funds will be available or sufficient for such purpose or that Cove Point will have sufficient cash and undistributed Net Operating Income to permit it to continue to make Preferred Return Distributions after the expiration of certain of its contracts in 2017. We do not expect to cause Cove Point to make distributions on its common equity prior to the Liquefaction Project commencing commercial service.

Cove Point

Overview

Cove Point’s operations currently consist of LNG import and storage services at the Cove Point LNG Facility and the transportation of domestic natural gas and regasified LNG to Mid-Atlantic markets via the Cove Point Pipeline. Following binding commitments from counterparties, Cove Point requested regulatory approval to operate the Cove Point LNG Facility as a bi-directional facility, able to import LNG and vaporize it as natural gas or to liquefy domestic natural gas and export it as LNG.

Operations

Import/Storage/Regasification Facilities

The Cove Point LNG Facility includes an offshore pier, LNG storage tanks, regasification facilities and associated equipment required to (i) receive imported LNG from tankers, (ii) store LNG in storage tanks, (iii) regasify LNG and (iv) deliver regasified LNG to the Cove Point Pipeline. The Cove Point LNG Facility has an operational peak regasification capacity of approximately 1,800 MDt/day and an aggregate LNG storage capacity of 695,000 cubic meters of LNG, or approximately 14.6 Bcfe, all of which is currently fully contracted. In addition, the Cove Point LNG Facility has an existing liquefier (unrelated to the Liquefaction Project) capable of liquefying approximately 15 MDt/day of natural gas. This liquefaction capacity is primarily used to liquefy natural gas received from domestic customers that store LNG in our tanks for use during peak periods of natural gas demand.

Cove Point currently provides services under (i) long-term agreements with three LNG import shippers (the “Import Shippers”) for an aggregate of 1,000 MDt/day of firm and off-peak regasification capacity, and (ii) long-term agreements for an aggregate 204 MDt/day of firm capacity with four local distribution companies that receive firm peaking services (the “Storage Customers”), whereby the Storage Customers deliver domestic natural gas to the Cove Point LNG Facility to be liquefied and stored during the summer for withdrawal on a limited number of days at peak times during the winter. Cove Point also has an additional 800 MDt/day of regasification capacity committed under a separate agreement with Statoil Natural Gas, LLC (“Statoil”), one of the Import Shippers. Although the Cove Point LNG Facility is not currently receiving any LNG import shipments (other than to maintain the facility in a cryogenic state), its customers are required to pay fixed monthly charges, regardless of whether they use the amount of capacity they have paid to reserve at the Cove Point LNG Facility. Following the expiration of certain Cove Point regasification and transportation contracts with Statoil in 2017, the resulting available storage and transportation capacity will be utilized in connection with the Liquefaction Project. Please read “Business—About Cove Point—Operations—Cove Point’s Import/Storage/Regasification Facilities.” The following table sets forth certain details of Cove Point’s long-term agreements with its customers related to its import/storage/regasification facilities and existing liquefier.

Cove Point Import Shippers / Storage Customers

	Contract Expiration	Annual Reservation Payments(1)
		(in thousands)
Import Shipper
BP Energy Company	8/18/2023	$23,948
Shell NA LNG, Inc.	8/18/2023	23,948
Statoil	8/18/2023	23,948
Statoil(2)	5/1/2017	117,673

Storage Customer(3)
Atlanta Gas Light Company	4/15/2015	2,006
Public Service Company of North Carolina, Incorporated	4/15/2021	727
Virginia Natural Gas, Inc.	4/15/2016	291
Washington Gas Light Company	4/15/2015	1,028
Washington Gas Light Company	8/31/2018	857

Total (subject to rounding)		$194,425

(1)	These reservation payments are subject to potential changes at and after January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016, except for reservation payments identified in note 2 below.

(2)	Statoil’s maximum daily delivery quantity under this contract will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in total anticipated reservation payments of approximately $10.7 million in 2017.
(3)	Several of these contracts are subject to evergreen provisions and may be renewed.

Pipeline Facilities

The Cove Point Pipeline is a 36-inch diameter bi-directional underground, interstate natural gas pipeline that extends approximately 88 miles from the Cove Point LNG Facility to interconnections with pipelines owned by Transcontinental Gas Pipe Line Company, LLC (“Transco”) in Fairfax County, Virginia, Columbia Gas Transmission LLC (“Columbia”) and Dominion Transmission, Inc. (“DTI”), an indirect wholly-owned subsidiary of Dominion. Both the Columbia and DTI interconnections are located in Loudoun County, Virginia. In 2009, the original pipeline was expanded to include a 36-inch diameter loop that extends approximately 48 miles, roughly seventy-five percent (75%) of which is parallel to the original pipeline.

Cove Point offers open-access transportation services, including firm transportation, off-peak firm transportation and interruptible transportation, with cost-based rates and terms and conditions that are subject to the jurisdiction of the FERC. Firm transportation services are generally provided based on a reservation-based fee that is designed to recover Cove Point’s fixed costs and earn a reasonable return. Cove Point also provides certain incrementally priced, firm transportation services that are associated with expansion projects. Cove Point’s firm transportation customers (the “Firm Transportation Customers”) are required to pay fixed monthly fees, regardless of whether they use their reserved capacity. The Cove Point Pipeline serves as the primary method of transportation of natural gas supplies to or from the Cove Point LNG Facilities. The following table sets forth certain details of Cove Point’s existing agreements with its customers related to its firm and off-peak transportation services.

Cove Point Pipeline Transportation Customers

Transportation Customer	Contract Expiration(1)	Annual Reservation Payments(2)
		(in thousands)
Atlanta Gas Light Company	4/15/2015	$363
BP Energy Company	8/18/2023	1,434
Public Service Company of North Carolina, Incorporated	4/15/2021	132
Sempra Energy Trading LLC	5/31/2016	126
Shell NA LNG, Inc.	8/18/2023	1,434
Statoil	8/18/2023	1,434
Statoil(3)	5/1/2017	32,430
Virginia Natural Gas, Inc.	4/15/2016	53
Virginia Power Services Energy Corp., Inc.	4/30/2025	1,565
Washington Gas Light Company	4/15/2015	263
Washington Gas Light Company	8/31/2018	263
Washington Gas Light Company	4/30/2025	5,764

Total (subject to rounding)		$45,260

(1)	Several of these contracts are subject to evergreen provisions and may be renewed.
(2)	These reservation payments are subject to potential changes at and after January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016, except for reservation payments identified in note 3 below.

(3)	Statoil’s maximum firm transportation quantity will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in anticipated reservation payments of approximately $2.2 million in 2017.

Export/Liquefaction Facilities

Cove Point is in the process of developing the Liquefaction Project, which will consist of one LNG train with a design nameplate outlet capacity of 5.25 Mtpa. Under normal operating conditions and after accounting for maintenance downtime and other losses, the firm contracted capacity for LNG loading onto ships, which we refer to in this prospectus as available capacity, will be approximately 4.6 Mtpa (0.66 Bcfe/d). Cove Point has authorization from the United States Department of Energy (“DOE”) to export up to 0.77 Bcfe/d (approximately 5.75 Mtpa) should the liquefaction facilities perform better than expected. Once completed, the Liquefaction Project will enable the Cove Point LNG Facility to liquefy domestically produced natural gas and export it as LNG. The Liquefaction Project will be constructed on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility, and will be integrated with a number of the facilities that are currently operational. Domestic natural gas will be delivered to the Cove Point LNG Facility through the Cove Point Pipeline for liquefaction and will be exported as LNG.

Cove Point has executed service contracts for the Liquefaction Project with two counterparties, each of which has contracted for fifty-percent (50%) of the available capacity. The two counterparties are: (1) ST Cove Point, LLC, a joint venture of Sumitomo Corporation, a Japanese corporation that is one of the world’s leading trading companies, and Tokyo Gas Co., Ltd., a Japanese corporation that is the largest natural gas utility in Japan; and (2) GAIL Global (USA) LNG LLC, a wholly-owned indirect U.S. subsidiary of GAIL (India) Limited, one of the largest government-linked natural gas companies in India (together, the “Export Customers”). These Export Customers have each entered into a 20-year agreement for the planned liquefaction and export services. In addition, each of the Export Customers has entered into a pipeline precedent agreement for an accompanying 20-year service agreement for firm transportation on the Cove Point Pipeline. Cove Point will provide terminal services for the Export Customers as a tolling service, and the Export Customers will be responsible for procuring their own natural gas supplies and transporting such supplies to or from the Cove Point LNG Facilities. Following the completion and initial startup phase of the Liquefaction Project, we expect that Cove Point will be able to pay the Preferred Return Distributions using a small percentage of its total available cash flows, as we expect Cove Point’s total annual revenues, including reservation charges on the Cove Point Pipeline, to increase substantially notwithstanding the expiration or termination of any existing contracts with its Import Shippers or Storage Customers.

The Liquefaction Project will utilize existing storage tanks at the Cove Point LNG Facility to store LNG produced by the liquefaction facilities. Total installed storage capacity is 695,000 cubic meters of LNG, or approximately 14.6 Bcfe of gas. The Export Customers together will have firm access to 6.8 Bcfe of the existing storage capacity, which will be made available upon the expiration of one of Cove Point’s import contracts with Statoil on May 1, 2017, with the balance of existing capacity available for Cove Point’s Import Shippers and Storage Customers. Cove Point intends to commence construction of the Liquefaction Project in the fourth quarter of 2014 in order to place the Liquefaction Project facilities in service in late 2017.

The total costs of developing the Liquefaction Project are estimated to be $3.4 billion to $3.8 billion, excluding financing costs. Through June 30, 2014, Cove Point incurred $561.0 million of development costs associated with the Liquefaction Project. Dominion has indicated that it intends to provide the funding necessary for the remaining development costs for the Liquefaction Project, but it is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project.

Cove Point’s Pipeline Facilities Associated with the Liquefaction Project

The existing Cove Point Pipeline will transport natural gas to the Cove Point LNG Facility for liquefaction pursuant to contracts with the Exports Customers described above. The three major pipelines that interconnect with the Cove Point Pipeline access several other interstate pipelines, allowing domestically produced natural gas available for export to be sourced from numerous producing regions across North America.

In connection with the Liquefaction Project, pressure on the Cove Point Pipeline may be increased to enable Cove Point to meet both the existing and proposed firm contractual obligations, and Cove Point therefore expects to construct additional compression and related facilities in order to move the gas delivered to the Cove Point Pipeline to the Cove Point LNG Facility for liquefaction. Cove Point intends to commence construction of these additional Cove Point Pipeline facilities in 2016 for placement in service in late 2017.

Liquefaction Project—Regulatory and Other Proceedings

Prior to being able to export LNG, Cove Point must receive approvals from the DOE to export the commodity, from the FERC to construct and operate the facilities, and from the Public Service Commission of Maryland (the “Maryland Commission”) to construct the power generation facilities at the Cove Point LNG Facility. In October 2011, the DOE granted approval for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into a Free Trade Agreement (“FTA”) for trade in natural gas (the “FTA Authorization”). In September 2013, the DOE also granted approval for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas (the “Non-FTA Authorization”). The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively. Cove Point may not treat the volumes authorized for export pursuant to the FTA Authorization and the Non-FTA Authorization as additive to one another.

In April 2013, Cove Point filed its application with the FERC requesting authorization to construct, modify and operate the Liquefaction Project, as well as enhance the Cove Point Pipeline. In May 2014, the FERC staff issued its environmental assessment (the “EA”) for the Liquefaction Project. In the EA, the FERC staff addressed a variety of topics related to the proposed construction and development of the Liquefaction Project and its potential impact to the environment, including in the areas of geology, soils, groundwater, surface waters, wetlands, vegetation, wildlife and aquatic resources, special status species, land use, recreation, socioeconomics, air quality and noise, reliability and safety, and cumulative impacts. Based on the analysis in the EA, the FERC staff determined that with the implementation of appropriate mitigation measures in these areas, the Liquefaction Project can be built and operated safely with no significant impact to the environment.

In September 2014, the FERC granted its authorization for Cove Point to construct, modify and operate the Liquefaction Project, subject to conditions, and also granted authorization to enhance the Cove Point Pipeline (the “FERC Order”). The conditions regarding the Liquefaction Project set forth in the FERC Order largely incorporate the mitigation measures proposed in the EA. Cove Point’s estimated cost of complying with those conditions is already included in its overall estimated cost of the Liquefaction Project of approximately $3.4 to $3.8 billion, excluding financing costs. Cove Point has accepted the FERC Order and, upon compliance with the conditions of the FERC Order, will request that the FERC issue a Notice to Proceed with Construction (the “FERC Notice to Proceed”). Cove Point expects to receive the FERC Notice to Proceed early in the fourth quarter of 2014. Upon receipt of the FERC Notice to Proceed, Cove Point intends to commence construction of the Liquefaction Project.

A party may request rehearing of the FERC Order within 30 days from the date the order was issued by the FERC and there is no prescribed timeframe for the FERC to issue its order on rehearing. A party may appeal a rehearing order issued by the FERC to an applicable court of appeals within 60 days of the date the rehearing order is issued. A request for rehearing does not stay the FERC Order. In order to stay the FERC Order, a party would need to file a request for a stay and neither the FERC nor a court would typically stay the FERC Order pending rehearing or on appeal absent a showing of irreparable harm and a likelihood of success on the merits by the party requesting the stay. However, the FERC Order could be stayed, modified, vacated, or rescinded, in whole or in part, temporarily or otherwise, in the future as result of any stay request, rehearing request or court appeal.

In April 2013, Cove Point also filed an application with the Maryland Commission requesting authorization to construct a generating station in connection with the Liquefaction Project. In May 2014, the Maryland Commission granted a Certificate of Public Convenience and Necessity (the “CPCN”) authorizing the construction of such generating station. The CPCN is conditional upon Cove Point receiving FERC approval for the Liquefaction Project and will obligate Cove Point to make payments over time totaling approximately $48 million to the Maryland Strategic Energy Investments Fund (“SEIF”) and Maryland low income energy assistance programs. In June 2014, a party filed a notice of petition for judicial review of the CPCN with the Circuit Court for Baltimore City in Maryland. In September 2014, the party filed with the Maryland Commission a motion to stay the CPCN pending judicial review of the CPCN. The CPCN remains in effect pending consideration of the motion by the Maryland Commission.

Business Strategies

Our primary business objective is to generate stable and growing cash flows, which will enable us to maintain and increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

•	Pursue accretive acquisitions from Dominion. We intend to seek opportunities to expand our initial asset base primarily through accretive acquisitions from Dominion. Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its common equity interests in Cove Point, and we may also acquire newly issued common or additional preferred equity interests in Cove Point. Furthermore, Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its indirect ownership interest in Blue Racer Midstream, LLC (“Blue Racer”), which is a growing midstream company focused on the Utica Shale formation, and its indirect ownership interest in Atlantic Coast Pipeline, LLC (“Atlantic Coast Pipeline”), which is a newly created limited liability company focused on constructing a natural gas pipeline running from West Virginia through Virginia to North Carolina. Although Dominion will grant us in connection with this offering a right of first offer with respect to such interests in Cove Point, Blue Racer and Atlantic Coast Pipeline, Dominion is under no obligation to sell these interests, nor are we obligated to purchase such interests, and we currently do not know when, if ever, such interests will be acquired from Dominion. In addition, we believe Dominion will offer us opportunities to acquire other midstream assets that it may acquire or develop in the future or that it currently owns. We believe that Dominion’s economic relationship with us incentivizes it to offer us acquisition opportunities, although it is under no obligation to do so and neither are we obligated to make any such acquisitions. Please read “—Our Relationship with Dominion.”

•	Pursue third-party acquisitions and organic growth opportunities. We also intend to grow our business by pursuing strategic acquisitions from third parties and, as we acquire additional assets, future organic growth opportunities at those acquired assets. Our third-party growth strategy will include assets both within the existing geographic footprint of Dominion’s natural gas-related businesses and potentially in new areas.

•	Focus on long-term, stable cash flows. We intend to pursue future growth opportunities, whether through our relationship with Dominion, third-party acquisitions or organic growth opportunities, that provide long-term, stable cash flows.

•	Capitalize on Dominion’s midstream experience in the Utica and Marcellus Shale formations. We intend to capitalize on Dominion’s midstream experience in the high growth areas of the Utica and

Marcellus Shale formations. Dominion’s experience in these shale formations, as well as its extensive footprint, could potentially provide significant growth opportunities.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•	Our affiliation with Dominion. We believe that Dominion, one of the nation’s largest producers and transporters of energy and the ultimate owner of our general partner, all of our incentive distribution rights (“IDRs”) and a 72.6% limited partner interest in us, is motivated to promote and support the successful execution of our primary business objective through, for example, the following:

•	Cove Point acquisition opportunities: Dominion will retain all of the common equity interests in Cove Point immediately following the consummation of this offering and Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of these common equity interests. We may also acquire newly issued common equity interests in Cove Point or additional preferred equity interests in Cove Point in the future, which should benefit from the expected increase in cash flows and income associated with the Liquefaction Project upon its completion, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval.

•	Other existing Dominion midstream assets: Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its indirect ownership interests in Blue Racer and Atlantic Coast Pipeline. Furthermore, Dominion owns and operates a large portfolio of midstream natural gas assets. We believe Dominion will offer us opportunities to acquire additional midstream assets that it currently owns, although it is under no obligation to do so.

•	Future Dominion acquisition opportunities: One of the drivers from Dominion’s overall capital investment program is the future construction of infrastructure to handle the increase in natural gas production from the Marcellus and Utica Shale formations. We believe Dominion will offer us the opportunity to acquire additional midstream assets it constructs or acquires in the future, although it is not obligated to do so.

•	Significant industry and management expertise: Through our relationship with Dominion, we will have access to a significant pool of management talent, strong commercial relationships throughout the energy industry and the broad operational, commercial, technical, risk management and administrative infrastructure of Dominion. We believe this access will, among other things, enhance the execution of our expansion and acquisition strategies. Our management team includes many senior employees of Dominion with extensive experience in the energy industry.

•	Stable cash flows underpinned by long-term, fixed-fee contracts. The cash flow attributable to our Preferred Equity Interest is underpinned by long-term agreements with counterparties that are creditworthy entities or whose obligations are guaranteed by creditworthy entities. These counterparties are obligated to make fixed reservation or similar payments, regardless of whether such customers use the amount of capacity that they have reserved with respect to the Cove Point Facilities.

•	Strategic location within the developed area of existing facilities. We believe that the Liquefaction Project’s location within the developed area of the existing Cove Point LNG Facility provides significant cost advantages for Cove Point by allowing Cove Point to utilize the existing marine facilities, interconnecting pipelines, storage capacity and other infrastructure.

•

Financial flexibility and strong capital structure. At the consummation of this offering, we will not have any outstanding indebtedness and will have an undrawn borrowing capacity of $300 million under our credit facility with Dominion, allowing us to competitively pursue acquisitions and future organic growth opportunities.

Our competitive strengths are subject to a number of risks and competitive challenges. Please read “Risk Factors—Risks Inherent in Our Ability to Generate Stable and Growing Cash Flows,” “Business—Competitive Strengths” and “Business—Competition.”

Risk Factors

An investment in our common units involves risks. You should carefully consider the following risk factors, those other risks described in “Risk Factors” and the other information in this prospectus, before deciding whether to invest in our common units. The following risks and others are discussed in more detail in “Risk Factors.”

Risks Inherent in Our Ability to Generate Stable and Growing Cash Flows

•	Upon the consummation of this offering, our sole cash generating asset will be our Preferred Equity Interest, the distributions on which may not be sufficient following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

•	Our Preferred Equity Interest is non-cumulative.

•	An inability to obtain needed capital or financing on satisfactory terms, or at all, could have an adverse effect on our operations and ability to generate cash flow.

•	We may not be able to obtain financing or successfully negotiate future acquisition opportunities offered by Dominion.

•	If we make future acquisitions, such acquisitions could adversely affect our business and cash flows.

•	Our level of indebtedness may increase and reduce our financial flexibility and ability to pay distributions.

•	Our estimates of Cove Point’s financial results have been prepared by management and we have not received an opinion or report on it from any independent registered public accountants, and Cove Point’s actual financial results may differ materially from our estimates.

Risks Inherent in Our Investment in Cove Point

•	Cove Point’s revenue is generated by contracts with a limited number of customers, and Cove Point’s ability to generate cash required to make payments on our Preferred Equity Interest is substantially dependent upon the performance of these customers under their contracts.

•	Cove Point is not currently receiving any revenues under its export contracts, and the export contracts may be terminated by Export Customers if certain conditions precedent are not met or for other reasons.

•	Cove Point’s existing revenue streams will be insufficient to pay the full amount of Preferred Return Distributions commencing May 1, 2017.

•	Various factors could negatively affect the timing or overall development of the Liquefaction Project, which could adversely affect Cove Point’s ability to make payments on our Preferred Equity Interest after May 1, 2017.

•	Cove Point is dependent on Dominion to fund the costs necessary to construct the Liquefaction Project. If Dominion is unwilling or unable to supply the funding necessary to complete the Liquefaction

Project, Cove Point may be required to seek additional financing in the future and may not be able to secure such financing on acceptable terms.

•	Certain approvals for construction of the Liquefaction Project may be subject to further conditions, review and/or revocation.

•	Cove Point’s operations are subject to a number of environmental laws and regulations that impose significant compliance costs on Cove Point, and existing and future environmental and similar laws and regulations could result in increased compliance costs or additional operating restrictions.

•	Certain of Cove Point’s operations are subject to the FERC’s rate-making policies, which could limit Cove Point’s ability to recover the full cost of operating its assets, including earning a reasonable return, and have an adverse effect on Cove Point’s ability to make payments on our Preferred Equity Interest.

Risks Inherent in an Investment in Us

•	Dominion owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Dominion, have conflicts of interest with us and limited duties, and they may favor their own interests to our detriment and that of our unitholders.

•	The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

•	Dominion and other affiliates of our general partner may compete with us.

•	Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•	Unitholders will experience immediate and substantial dilution of $5.99 per common unit.

•	There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

•	Unitholders may have liability to repay distributions.

•	For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements that apply to other public companies, including those relating to auditing standards and disclosure about our executive compensation.

•	If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Tax Risks to Common Unitholders

•	Our tax treatment depends on our status as a partnership for federal income tax purposes and not being subject to a material amount of entity-level taxation. If the Internal Revenue Service (“IRS”) were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to unitholders would be substantially reduced.

•	The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

•	Even if unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

Management

We are managed and operated by the board of directors and executive officers of our general partner, Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion. Dominion will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the New York Stock Exchange (“NYSE”). At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Cove Point’s general partner, which will be our wholly-owned subsidiary, will control Cove Point, subject to specified approval rights maintained by Dominion in connection with its ownership of common equity interests in Cove Point. We will manage the business and affairs of Cove Point’s general partner.

Our Relationship with Dominion

We view our relationship with Dominion as a significant competitive strength. We believe this relationship will provide us with potential acquisition opportunities from a broad portfolio of existing midstream assets that meet our strategic objectives, as well as access to personnel with extensive technical expertise and industry relationships. Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its common equity interests in Cove Point. We may also acquire newly issued common equity or additional preferred equity interests in Cove Point in the future, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval. Any additional equity interests that we acquire in Cove Point would allow us to participate in the significant growth in cash flows and income expected following the completion of the Liquefaction Project. In addition, acquisition opportunities may arise from future midstream pipeline, terminalling, processing, transportation and storage assets acquired or constructed by Dominion.

Dominion, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion’s strategy is to be a leading provider of electricity, natural gas and related services to customers primarily in the eastern region of the U.S. Dominion’s portfolio of assets includes approximately 23,600 MW of generating capacity, 10,900 miles of natural gas transmission, gathering and storage pipelines, 21,900 miles of gas distribution pipelines, exclusive of service lines, 6,400 miles of electric transmission lines and 57,000 miles of electric distribution lines. Dominion presently serves utility and retail energy customers in 10 states and operates one of the nation’s largest underground natural gas storage systems, with approximately 947 Bcfe of storage capacity. Dominion’s portfolio of midstream pipeline, terminalling, processing, transportation and storage assets includes both its indirect ownership interests in Blue Racer and Atlantic Coast Pipeline, which are described in more detail below, and the assets and operations of Dominion Gas Holdings, LLC. Dominion Gas Holdings, LLC consists of (i) The East Ohio Gas Company d/b/a Dominion East Ohio, a regulated natural gas distribution operation, (ii) DTI, an interstate natural gas transmission pipeline company, and (iii) Dominion Iroquois, Inc. (“Dominion Iroquois”), which holds a 24.72% general partner interest in Iroquois Gas Transmission System L.P.

Blue Racer is a joint venture between Dominion and Caiman Energy II, LLC (“Caiman”), a midstream energy company focused on the design, construction, operation and acquisition of midstream assets. Blue Racer was formed to provide midstream services to natural gas producers operating in the Utica Shale formation in Ohio and portions of Pennsylvania, and is an equal partnership between Dominion and Caiman, with Dominion contributing midstream assets, including both gathering and processing assets, and Caiman contributing up to $800 million in equity capital commitments. Midstream services offered by Blue Racer include gathering, processing, fractionation, and natural gas liquids transportation and marketing. Blue Racer is expected to leverage Dominion’s existing presence in the Utica region with significant additional new capacity designed to meet producer needs as the development of the Utica Shale formation increases.

Atlantic Coast Pipeline is a newly created limited liability company among Dominion (which owns 45% of the company), Duke Energy Corporation (which owns 40%), Piedmont Natural Gas Company, Inc. (which owns 10%) and AGL Resources Inc. (which owns 5%). Atlantic Coast Pipeline was formed for the primary purpose of constructing an approximately 550-mile natural gas pipeline running generally between Lewis County, West Virginia and Chesapeake, Virginia and Lumberton, North Carolina and engaging in the transmission of natural gas through its owned and leased facilities. Construction of the pipeline is subject to receiving all necessary regulatory and other approvals, including without limitation certificate(s) of public convenience and necessity from the FERC and all required environmental permits. DTI will provide the services necessary to oversee the construction of, and to subsequently operate and maintain, the facilities and projects undertaken by, and subject to the approval of, Atlantic Coast Pipeline. Atlantic Coast Pipeline is expected to serve as a new, independent route for shale and conventional interstate gas supplies for markets in the mid-Atlantic region of the U.S.

Following the consummation of this offering, Dominion will be our largest unitholder, holding 14,472,789 common units (approximately 45.3% of all outstanding) and 31,972,789 subordinated units (100% of all outstanding), and will own our general partner and 100% of our IDRs. As a result of its significant ownership interests in us, we believe Dominion will be motivated to support the successful execution of our business strategies and will provide us with acquisition opportunities, although it is under no obligation to do so. Dominion views us as a significant part of its growth strategy, and we believe that Dominion will be incentivized to contribute or sell additional assets to us and to pursue acquisitions jointly with us in the future although it is under no obligation to do so and we are under no obligation to undertake any such acquisition opportunities. However, Dominion will regularly evaluate acquisitions and dispositions and may, subject to compliance with our right of first offer with respect to Cove Point, Blue Racer and Atlantic Coast Pipeline, elect to acquire or dispose of assets in the future without offering us the opportunity to participate in those transactions. Moreover, following the consummation of this offering, Dominion will continue to be free to act in a manner that is beneficial to its interests without regard to ours, which may include electing not to present us with future acquisition opportunities. Please read “Conflicts of Interest and Fiduciary Duties.”

Summary of Conflicts of Interest and Fiduciary Duties

Our general partner has a contractual duty to manage us in a manner that it believes is not adverse to our interest. However, the officers and directors of our general partner also have duties to manage our general partner in a manner beneficial to Dominion, the owner of our general partner. Dominion and its affiliates are not prohibited from engaging in other business activities, including those that might be in direct competition with us. In addition, Dominion may compete with us for investment opportunities and may own an interest in entities that compete with us. As a result, conflicts of interest may arise in the future between us or our unitholders, on the one hand, and Dominion and our general partner, on the other hand.

Our partnership agreement limits the liability of, and replaces the fiduciary duties that would otherwise be owed by, our general partner to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions that might otherwise constitute a breach of duties by our general partner or its directors or officers. Our partnership agreement also provides that affiliates of our general partner, including Dominion, Blue Racer and Atlantic Coast Pipeline, are not restricted in competing with us and have no obligation to present business opportunities to us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware law.

For a more detailed description of the conflicts of interest and duties of our general partner and its directors and officers, please read “Conflicts of Interest and Fiduciary Duties.” For a description of other relationships with our affiliates, please read “Certain Relationships and Related Transactions.”

Principal Executive Offices

Our principal executive offices are located at 120 Tredegar Street, Richmond, Virginia 23219, and our telephone number is (804) 819-2000. Our website address will be http://www.dommidstream.com. We intend to make our periodic reports and other information filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

•	provide three years of audited financial statements and management’s discussion and analysis of financial conditions and results of operations;

•	provide five years of selected financial data;

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain unitholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	when we have $1.0 billion or more in annual revenues;

•	when we have at least $700 million in market value of our common units held by non-affiliates;

•	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of this offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Formation Transactions and Partnership Structure

We are a Delaware limited partnership formed on March 11, 2014 by Dominion to own and hold the Preferred Equity Interest and the general partner interest in Cove Point.

In connection with the closing of this offering, the following will occur:

•	Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute such interests to our wholly-owned subsidiary, Cove Point GP Holding Company, LLC (“Cove Point Holdings”);

•	as consideration for the contributions described in the preceding bullet point, we will:

¡	issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.2013 per unit per quarter;

¡	issue to Dominion 11,847,789 common units and 31,972,789 subordinated units (which does not include any common units that may be issued to Dominion if the underwriters do not exercise their option in full or at all to purchase additional common units); and

¡	agree to issue to Dominion any common units not purchased by the underwriters pursuant to their option to purchase additional common units and distribute to Dominion the net proceeds of any common units purchased by the underwriter pursuant to such option, each as described below;

•	we will receive gross proceeds of $350.0 million from the issuance and sale of common units to the public at an assumed initial offering price of $20.00 per common unit;

•	we will use $20.9 million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $1.8 million and estimated offering expenses of $2.9 million;

•	we will use $324.4 million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•	we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

We have granted the underwriters a 30-day option to purchase up to an aggregate of 2,625,000 additional common units. Any net proceeds received from the exercise of this option will be distributed to Dominion. If the underwriters do not exercise this option in full or at all, the common units that would have been sold to the underwriters had they exercised the option in full will be issued to Dominion (as partial consideration for the contribution of a portion of the Preferred Equity Interest) at the expiration of the option period. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding.

Organizational Structure

The following diagram depicts Dominion Midstream’s simplified organizational and ownership structure immediately after giving effect to this offering.

Dominion Midstream
Public Common Units	17,500,000	27.4	%(1)
Interests of Dominion:
Common Units	14,472,789	22.6	%(1)
Subordinated Units	31,972,789	50.0%
General Partner Interest	—	0.0	%(2)
Incentive Distribution Rights	—	—	(3)

	63,945,578	100.0%

(1)	Assumes the underwriters do not exercise their option to purchase additional common units and such additional common units are issued to Dominion.
(2)	Our general partner owns a non-economic general partner interest in us. Please read “How We Make Distributions to Our Partners—General Partner Interest.”
(3)	IDRs represent a variable interest in distributions and thus are not expressed as a fixed percentage. Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.” Distributions with respect to the IDRs will be classified as distributions with respect to equity interests. IDRs will be issued to our general partner, which is wholly-owned by Dominion.

The Offering

Common units offered to the public	17,500,000 common units.

20,125,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	31,972,789 common units and 31,972,789 subordinated units for a total of 63,945,578 limited partner units. The exercise of the underwriters’ option will not affect the total number of common units outstanding. Please read “—Formation Transactions and Partnership Structure.”

Use of proceeds	We intend to use the estimated net proceeds of approximately $324.4 million from this offering (based on an assumed initial offering price of $20.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts, structuring fee of $1.8 million paid to Barclays Capital Inc. and Citigroup Global Markets Inc., and offering expenses, to make, through Cove Point Holdings, a contribution to Cove Point in exchange for a portion of the Preferred Equity Interest.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $49.1 million (based on an assumed initial offering price of $20.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be used to make a distribution to Dominion. Please read “Use of Proceeds.”

Cash distributions	Within 60 days after the end of each quarter, we expect to make a cash distribution to holders of our common units and subordinated units. We expect to make a minimum quarterly distribution of $0.175 per common unit and subordinated unit ($0.70 per common unit and subordinated unit on an annualized basis) to the extent we have sufficient cash after the establishment of cash reserves and the payment of fees and expenses, including payments to our general partner and its affiliates. For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period after the consummation of this offering through December 31, 2014 based on the actual length of that period.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter will be paid to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement generally provides that we will distribute cash each quarter during the subordination period in the following manner:

•	first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $0.175 plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $0.175; and

•	third, to all the holders of common and subordinated units, pro rata, until each has received a distribution of $0.2013.

If cash distributions to our unitholders exceed $0.2013 per unit on all common and subordinated units in any quarter, our unitholders and our general partner, as the holder of our IDRs, will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	General Partner (as holder of IDRs)
above $0.2013 up to $0.2188	85.0%	15.0%
above $0.2188 up to $0.2625	75.0%	25.0%
above $0.2625	50.0%	50.0%

We refer to the additional increasing distributions to our general partner as “incentive distributions.” Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.”

The amount of pro forma distributable cash flow generated during each of the year ended December 31, 2013 and the twelve months ended June 30, 2014 would have been sufficient to allow us to pay the full minimum quarterly distribution on all common units and subordinated units.

We believe that, based on our estimated distributable cash flow as described under the caption “Cash Distribution Policy and Restrictions on Distributions,” we will have sufficient distributable cash flow to pay the minimum quarterly distribution of $0.175 per unit on all common and subordinated units for the twelve months ending September 30, 2015.

However, we do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at the minimum quarterly distribution rate or at any other rate, and there is no guarantee that we will pay distributions to our unitholders in any quarter. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units	Dominion will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end if we satisfy any one of three tests set forth in our partnership agreement. The three tests are as follows:

(1) (i) we earn and pay aggregate amounts equal to at least the minimum quarterly distribution on the outstanding common and subordinated units for three consecutive, non-overlapping four-quarter periods, commencing with the three four-quarter periods ending June 30, 2018, and (ii) there are no outstanding arrearages on our common units;

(2) (i) the Liquefaction Project commences commercial service, (ii) we earn and pay aggregate amounts equal to at least the minimum quarterly distribution on the outstanding common and subordinated units for each of the two consecutive, non-overlapping four-quarter periods ending on December 31, 2016, (iii) for each completed quarter commencing after December 31, 2016, we pay aggregate amounts equal to at least the minimum quarterly distribution on the outstanding common and subordinated units, and (iv) there are no outstanding arrearages on our common units; and

(3) (i) we earn and pay an aggregate amount of at least 150% of the minimum quarterly distribution on the outstanding common and subordinated units and we earn the related distribution on the IDRs, for any four-quarter period commencing with the four-quarter period ending June 30, 2018, and (ii) there are no outstanding arrearages on our common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units will thereafter no longer be entitled to arrearages.

General partner’s right to reset the target distribution levels

Our general partner, as the initial holder of our IDRs, will have the right, at any time when there are no subordinated units outstanding and we have made distributions at or above 150% of the minimum quarterly distribution for the prior four consecutive whole fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our IDRs in the future, then the holder or holders of a majority of our IDRs will be entitled to exercise this right. Following a reset election, the minimum quarterly distribution will be adjusted to equal the distribution for the quarter immediately preceding the reset, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution as the initial target distribution levels were above the minimum quarterly distribution.

If the target distribution levels are reset, the holders of our IDRs will be entitled to receive common units. The number of common units to be issued will equal the number of common units that would have entitled the holders of our IDRs to an aggregate quarterly cash distribution for the quarter prior to the reset election equal to the distribution on the IDRs for the quarter prior to the reset election. Please read “How We Make Distributions to Our Partners—IDR Holders’ Right to Reset Incentive Distribution Levels.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2⁄3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Dominion will own an aggregate of 72.6% of our outstanding units (or 68.5% of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will give Dominion the ability to prevent the removal of our general partner. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. This will provide Dominion the ability to prevent the removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the limited call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Please read “The Partnership Agreement—Limited Call Right.”

Eligible Holders and redemption	Only Eligible Holders are entitled to own our units and to receive distributions or be allocated income or loss from us. Eligible Holders are individuals or entities whose U.S. federal income tax status (or lack of proof thereof) does not, in the determination of our general partner, create a substantial risk of an adverse effect on the rates that can be charged to our or Cove Point’s customers with respect to assets that are subject to regulation by the FERC or a similar regulatory body.

We have the right (which we may assign to any of our affiliates), but not the obligation, to redeem all of the common units of any holder that is not an Eligible Holder or that has failed to certify or has falsely certified that such holder is an Eligible Holder. The purchase price for such redemption would be equal to the lesser of the holder’s purchase price and the then-current market price of the units. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Please read “Description of the Common Units—Transfer of Common Units” and “The Partnership Agreement—Non-Taxpaying Holders; Redemption.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31,2017 you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $0.70 per common unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $0.14 per common unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership” for the basis of this estimate.

Material U.S. federal income tax consequences	For a discussion of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the U.S., please read “Material U.S. Federal Income Tax Consequences.”

Directed Unit Program	At our request, the underwriters have reserved up to 5% of the common units offered hereby for sale at the initial public offering price for officers, directors, employees and certain other persons associated with us and our general partner. For further information regarding our directed unit program, please read “Underwriting.”

Exchange listing	We have been approved to list our common units on the NYSE under the symbol “DM.”

Summary Historical and Pro Forma Financial Data

Dominion Midstream was formed on March 11, 2014 and, upon the consummation of this offering, we will own the Preferred Equity Interest and the general partner interest in Cove Point through our wholly-owned subsidiary, Cove Point Holdings. Our only business will consist of owning the Preferred Equity Interest and the general partner interest in Cove Point, and, accordingly, our results of operations and financial condition will be dependent on the performance of Cove Point.

Dominion Midstream does not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of Cove Point as our predecessor. The following table presents summary historical financial data of Cove Point and summary pro forma financial data of Dominion Midstream as of the dates and for the periods indicated.

The summary historical financial data presented at and for the years ended December 31, 2013 and 2012 is derived from the audited historical financial statements of Cove Point that are included elsewhere in this prospectus. The summary historical financial data presented at June 30, 2014 and for the six months ended June 30, 2014 and 2013 is derived from the unaudited historical financial statements of Cove Point that are included elsewhere in this prospectus.

For a detailed discussion of the summary historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds,” “Business—Our Relationship with Dominion” and the audited and unaudited historical financial statements of Cove Point and our unaudited pro forma combined financial statements included elsewhere in this prospectus. Among other things, the historical and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the information in the following table.

The summary pro forma financial data is presented at June 30, 2014, for the year ended December 31, 2013 and for the six months ended June 30, 2014 and is derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus. Our unaudited pro forma combined financial statements give pro forma effect to the following transactions:

•	Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute both interests to our wholly-owned subsidiary, Cove Point Holdings;

•	we will issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.2013 per unit per quarter;

•	we will issue to Dominion 14,472,789 common units and 31,972,789 subordinated units;

•	we will receive gross proceeds of $350.0 million from the issuance and sale of 17,500,000 common units to the public at an assumed initial offering price of $20.00 per common unit;

•	we will use $20.9 million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $1.8 million and estimated offering expenses of $2.9 million;

•	we will use $324.4 million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•	we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and, as such, will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The unaudited pro forma combined balance sheet at June 30, 2014 gives effect to these transactions as if they had been completed on June 30, 2014. The unaudited pro forma combined statements of income for the year ended December 31, 2013 and for the six months ended June 30, 2014 gives effect to these transactions as if they had been completed on January 1, 2013.

The summary historical and pro forma financial data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes from which they are derived included elsewhere in this prospectus.

Pro forma net income per limited partner unit is determined by dividing pro forma net income by the number of units expected to be outstanding at the closing of this offering. All units were assumed to have been outstanding since January 1, 2013. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

We have not given pro forma effect to incremental general and administrative expenses of approximately $2.0 million that we expect to incur annually as a result of operating as a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and director compensation expenses.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but our financial results will reflect our obligation to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate that such costs and expenses would have been approximately $1.0 million and $0.5 million for the year ended December 31, 2013 and for the six months ended June 30, 2014, respectively.

The following table presents the financial measures of EBITDA and Adjusted EBITDA, which we use in our business as important supplemental measures of our performance. EBITDA and Adjusted EBITDA are not calculated or presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. We explain these measures under “—Non-GAAP Financial Measures” in the table below and reconcile them to their most directly comparable financial measure calculated and presented in accordance with GAAP.

	Cove Point (Predecessor) Historical				Dominion Midstream Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2013	2012	2014	2013	2013	2014
	(in millions, except per unit information)
Statement of Income Data:
Operating Revenue	$343.5	$293.0	$180.1	$171.8	$343.5	$180.1

Operating Expenses
Purchased gas	91.7	48.8	53.1	47.4	91.7	53.1
Other operations and maintenance
Affiliated suppliers	7.7	7.0	3.9	3.9	7.7	3.9
Other	20.2	20.2	17.3	10.1	20.2	17.3
Depreciation and amortization	31.7	33.3	15.7	16.1	31.7	15.7
Other taxes	21.1	20.5	11.1	10.1	21.1	11.1

Total operating expenses	172.4	129.8	101.1	87.6	172.4	101.1

Income from operations	171.1	163.2	79.0	84.2	171.1	79.0

Interest and related charges	—	0.1	—	—	—	—

Income from operations before income tax expense	171.1	163.1	79.0	84.2	171.1	79.0

Income tax expense	61.7	65.9	30.2	28.6	—	—

Net income including non-controlling interest	$109.4	$97.2	$48.8	$55.6	$171.1	$79.0

Non-controlling interest(1)					121.1	54.0

Net income attributable to Dominion Midstream					$50.0	$25.0

Pro forma net income per limited partner unit:
Common unit					$0.78	$0.39
Subordinated unit					0.78	0.39
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$136.2	$154.9	$66.2	$65.5
Investing activities	(294.8)	(51.3)	(222.6)	(79.5)
Financing activities	169.8	(103.6)	145.2	14.0
Other Financial Data:
EBITDA(2)	$202.8	$196.5	$94.7	$100.3	$202.8	$94.7
Adjusted EBITDA(2)					50.0	25.0
Capital expenditures(3)	294.6	51.1	222.3	79.4
Balance Sheet Data (at period end):
Cash and cash equivalents	$11.2	$—	$—			$324.4
Total assets	1,498.2	1,213.5	1,714.9			2,044.7
Total liabilities	226.2	515.0	228.9			83.5
Total parent net equity/partners’ capital	1,272.0	698.5	1,486.0			1,961.2
Partners’ capital attributable to Dominion Midstream	—	—	—			895.7

(1)	Represents interest in Cove Point attributable to Dominion.
(2)	For more information, please read “—Non-GAAP Financial Measures” below.
(3)	For the years ended December 31, 2013, and 2012, reflects $7.8 million, and $8.1 million, respectively, of maintenance capital expenditures on the Cove Point LNG Facility and the Cove Point Pipeline to maintain Cove Point’s long-term operating capacity and operating income; and $286.8 million, and $43.0 million, respectively, of expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term operating capacity and operating income. For the six months ended June 30, 2014, and 2013, reflects $7.2 million, and $4.2 million, respectively, of maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term operating capacity and operating income; and $215.1 million, and $75.2 million, respectively, of expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term operating capacity and operating income. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but it is under no obligation to do so. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. These are used as supplemental financial measures by our management and by external users of our financial statements, such as investors and securities analysts, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness, if any, and to make distributions; and

•	our operating performance and return on invested capital as compared to those of other publicly traded companies that own energy infrastructure assets, without regard to their financing methods and capital structure.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Cove Point (Predecessor) Historical				Dominion Midstream Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2013	2012	2014	2013	2013	2014
	(in millions)
Adjustments to reconcile net income including non-controlling interest to EBITDA and Adjusted EBITDA:
Net income including non-controlling interest:	$109.4	$97.2	$48.8	$55.6	$171.1	$79.0
Add:
Depreciation and amortization	31.7	33.3	15.7	16.1	31.7	15.7
Interest and related charges	—	0.1	—	—	—	—
Income tax expense	61.7	65.9	30.2	28.6	—	—

EBITDA	$202.8	$196.5	$94.7	$100.3	$202.8	$94.7

Less:
Adjusted EBITDA attributable to non-controlling interest(1)					152.8	69.7

Adjusted EBITDA					$50.0	$25.0

(1)	Represents interest in Cove Point attributable to Dominion.

RISK FACTORS

Our common units representing limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations and distributable cash flow could be materially adversely affected. In that case, we might not be able to make distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in Our Ability to Generate Stable and Growing Cash Flows

Upon the consummation of this offering, our sole cash generating asset will be our Preferred Equity Interest, the distributions on which may not be sufficient following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders.

Upon the consummation of this offering, our only source of cash will be distributions we receive from Cove Point on our Preferred Equity Interest, which we expect will result in an annual payment to us of $50.0 million. Our Preferred Equity Interest may not generate sufficient cash from operations following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner and its affiliates, to enable us to pay the minimum quarterly distribution to our unitholders. In order to pay the full amount of our minimum quarterly distribution of $0.175 per unit, or $0.70 per unit per year, we will be required to have distributable cash flow of approximately $11.2 million per quarter, or $44.8 million per year, based on the number of common and subordinated units that will be outstanding after the completion of this offering. Upon the consummation of this offering, the amount of cash we can distribute on our common and subordinated units is almost entirely dependent upon Cove Point’s ability to generate cash and Net Operating Income from its operations. Due to our lack of asset diversification, an adverse development at Cove Point would have a significantly greater impact on our financial condition and results of operations than if we maintained a more diverse portfolio of assets. Cove Point’s ability to make payments on our Preferred Equity Interest will depend on several factors beyond our control, some of which are described below.

For a description of additional restrictions and factors that may affect our ability to pay cash distributions, please read “Cash Distribution Policy and Restrictions on Distributions.”

Our Preferred Equity Interest is non-cumulative.

Cove Point will make Preferred Return Distributions on a quarterly basis provided it has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Preferred Return Distributions are non-cumulative. In the event Cove Point is unable to fully satisfy Preferred Return Distributions during any quarter, we will not have a right to recover any missed or deficient payments.

An inability to obtain needed capital or financing on satisfactory terms, or at all, could have an adverse effect on our operations and ability to generate cash flow.

Upon the commencement of this offering, we are dependent on our credit facility with Dominion for any borrowings necessary to meet our working capital and other financial needs. If Dominion’s funding resources were to become unavailable to Dominion, our access to funding would also be in jeopardy. In the future, an inability to obtain additional financing from other sources on acceptable terms could negatively affect our financial condition, cash flows, anticipated financial results or impair our ability to generate additional cash flows. Our ability to obtain bank financing or to access the capital markets for future debt or equity offerings may be limited by our financial condition at the time of any such financing or offering, the covenants contained in any other credit facility or other debt agreements in place at the time, adverse market conditions or other contingencies and uncertainties that are beyond our control. Our failure to obtain the funds necessary to maintain, develop and increase our asset base could adversely impact our growth and profitability.

If we do not make acquisitions on economically acceptable terms, our future growth and our ability to increase distributions to our unitholders will be limited.

Our ability to grow depends on our ability to make accretive acquisitions either from Dominion or third-parties, and we may be unable to do so for any of the following reasons, without limitation:

•	we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

•	we are unable to obtain or maintain necessary governmental approvals;

•	we are unable to obtain financing for the acquisitions or future organic growth opportunities on acceptable terms, or at all;

•	we are unable to secure adequate customer commitments to use the future facilities;

•	we are outbid by competitors; or

•	Dominion may not offer us the opportunity to acquire assets or equity interests from it.

We may not be able to obtain financing or successfully negotiate future acquisition opportunities offered by Dominion.

If Dominion does offer us the opportunity to purchase additional equity interests in Cove Point or interests in Blue Racer or Atlantic Coast Pipeline, or other assets or equity interests, we may not be able to successfully negotiate a purchase and sale agreement and related agreements, we may not be able to obtain any required financing on acceptable terms or at all for such purchase and we may not be able to obtain any required governmental and third-party consents. The decision whether or not to accept such offer, and to negotiate the terms of such offer, will be made by our general partner consistent with its duties under our partnership agreement. Our general partner may decline the opportunity to accept such offer for a variety of reasons, including a determination that the acquisition of the assets at the proposed purchase price would result in a risk that the conversion of subordinated units would not occur.

If we make future acquisitions, such acquisitions could adversely affect our business and cash flows.

If we make any acquisitions, they will involve potential risks, including:

•	an inability to integrate successfully the businesses that we acquire with our existing operations;

•	a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the cash generated, or to be generated, by the business acquired or the overall costs of equity or debt;

•	the diversion of management’s attention from other business concerns; and

•	unforeseen difficulties encountered in operating new business segments or in new geographic areas.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of our future funds and other resources.

Our level of indebtedness may increase and reduce our financial flexibility and ability to pay distributions.

At the consummation of this offering, we will not have any outstanding indebtedness and will have undrawn borrowing capacity of $300 million under a credit facility with Dominion. We may borrow under such facility to pursue acquisitions and future organic growth opportunities, or to otherwise meet our financial needs. Although such credit facility will not contain any financial tests and covenants that we must satisfy as a condition to making distributions, we will be required to pay any amounts then due and payable under such agreement prior to making any distributions to you, notwithstanding our stated cash distribution policy. Also, while such credit facility will only contain limited representations, warranties and ongoing covenants consistent with other credit facilities made available by Dominion to certain of its other affiliates, we will be required to obtain Dominion’s consent prior to creating any mortgage, security interest, lien or other encumbrance outside the ordinary course of business on any of our property, assets or revenues during the term of such agreement. Failure to obtain any such consent from Dominion in the future could have an adverse impact on our ability to implement our business strategies, generate revenues and pay distributions to our unitholders.

In the future, we may incur additional significant indebtedness pursuant to other credit facilities or similar arrangements in order to make future acquisitions or to develop our assets. As amounts under any indebtedness we incur become due and payable, we expect that the instruments pursuant to which such indebtedness is incurred will require that we repay such amounts prior to making any distributions to our unitholders. We also expect that such instruments may contain financial tests and covenants that are not present in our initial credit facility with Dominion that we would need to satisfy as a condition to making distributions. Should we be unable to satisfy any such restrictions, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

Our level of indebtedness could affect our ability to generate stable and growing cash flows in several ways, including the following:

•	a significant portion of our cash flows could be used to service our indebtedness;

•	the covenants contained in the agreements governing our future indebtedness may limit our ability to borrow additional funds, dispose of assets, pay distributions and make certain investments;

•	our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•	a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing; and

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, debt-service requirements, acquisitions, general partnership or other purposes.

In addition, borrowings under our credit facility with Dominion and other credit facilities we or our subsidiaries may enter into in the future may bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt-service requirements, which could adversely affect our cash flow.

In addition to our debt-service obligations, our future operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance. General economic conditions and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

Cost and expense reimbursements owed to our general partner and its affiliates will reduce the amount of distributable cash flow to our unitholders.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will be obligated to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us and does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. The payment of fees to our general partner and its affiliates and the reimbursement of expenses could adversely affect our ability to pay cash distributions to our unitholders.

Our estimates of Cove Point’s financial results have been prepared by management and we have not received an opinion or report on it from any independent registered public accountants, and Cove Point’s actual financial results may differ materially from our estimates.

Our estimates of Cove Point’s financial results have been prepared by management, and we have not received an opinion or report on them from any independent registered public accountants or other independent advisers. The assumptions underlying our estimates of Cove Point’s financial results are subject to business, economic and financial uncertainties that could cause Cove Point’s financial results to differ from our estimates. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Risks Inherent in Our Investment in Cove Point

Cove Point’s revenue is generated by contracts with a limited number of customers, and Cove Point’s ability to generate cash required to make payments on our Preferred Equity Interest is substantially dependent upon the performance of these customers under their contracts.

Cove Point provides service to eighteen customers, including four local distribution companies, eleven marketers or end users and the Import Shippers. The three largest customers comprised approximately 94% and 93% of the total transportation and storage revenues for the year ended December 31, 2013 and 2012, respectively, with Cove Point’s largest customer representing approximately 72% of such amounts in each year. Because Cove Point has a small number of customers, its contracts subject it to counterparty risk. The ability of each of Cove Point’s customers to perform their obligations to Cove Point will depend on a number of factors that are beyond our control. Cove Point’s future results and liquidity are substantially dependent upon the performance of these customers under their contracts, and on such customers’ continued willingness and ability to perform their contractual obligations. Cove Point is also exposed to the credit risk of any guarantor of these customers’ obligations under their respective agreements in the event that Cove Point must seek recourse under a guaranty. Any such credit support may not be sufficient to satisfy the obligations in the event of a counterparty default. In addition, if a controversy arises under an agreement resulting in a judgment in Cove Point’s favor where the counterparty has limited assets in the U.S. to satisfy such judgment, Cove Point may need to seek to enforce a final U.S. court judgment in a foreign tribunal, which could involve a lengthy process. Upon the expiration of Cove Point’s import contracts, we expect these contracts will not be renewed.

Cove Point’s contracts may become subject to termination or force majeure provisions under certain circumstances that, if triggered for any reason, could have an adverse effect on Cove Point and its ability to make payments on our Preferred Equity Interest. In the event any of Cove Point’s customers becomes entitled to terminate its further contractual obligations to Cove Point and exercises such right, such termination could have a material adverse effect on Cove Point’s business, financial condition, operating results, cash flow, liquidity and prospects, which could have an adverse impact on Cove Point’s ability to pay the Preferred Return Distributions.

Cove Point is not currently receiving any revenues under its export contracts, and the export contracts may be terminated by Export Customers if certain conditions precedent are not met or for other reasons.

Cove Point’s agreements with the Export Customers, while executed, will not begin generating revenues for Cove Point prior to the completion of the Liquefaction Project. In addition, the Export Customers may become entitled to terminate, or be relieved from, their contractual obligations to Cove Point under certain circumstances, including: (i) failure of certain conditions precedent to be met or waived by specified dates; (ii) the occurrence and continuance of certain events of force majeure (including the loss of Non-FTA Approval); (iii) delays in the commencement of commercial operations of the Liquefaction Project beyond specified time periods; and (iv) failure by Cove Point to satisfy its contractual obligations after any applicable cure periods. If such agreements were terminated, there can be no assurance that Cove Point will be able to replace such agreements on comparable terms. The termination of, and failure to replace, the export contracts could have an adverse impact on Cove Point’s ability to pay the Preferred Return Distributions following the expiration of certain of its contracts with Statoil described below if Cove Point was unable to generate sufficient annual cash flows from other sources.

Cove Point’s existing revenue streams will be insufficient to pay the full amount of Preferred Return Distributions commencing May 1, 2017.

Cove Point currently has 800 MDt/day of regasification and firm transportation capacity under contract with Statoil. Statoil’s obligations with respect to 640 MDt/day of such capacity will expire as of January 1, 2017, with the remainder expiring on May 1, 2017 in order to provide capacity to be utilized in connection with the Liquefaction Project. Following the expiration of these contracts with Statoil, unless the Liquefaction Project is completed, Cove Point is not expected to generate annual cash flows sufficient to pay Preferred Return Distributions in full. We intend to cause Cove Point to set aside a distribution reserve sufficient to pay two quarters of Preferred Return Distributions (and two quarters of similar distributions with respect to any other preferred equity interests in Cove Point) by December 31, 2016, but there can be no assurance that funds will be available or sufficient for such purpose or that Cove Point will have sufficient cash and undistributed Net Operating Income to permit it to continue to make Preferred Return Distributions after the expiration of the Statoil contracts.

Cove Point may be unable to complete the Liquefaction Project for a variety of reasons, some of which are outside of its control, and some of which are described below. In the event Cove Point is unable to complete the Liquefaction Project or if the export contracts are terminated and not replaced and, in either case, Cove Point does not have sufficient cash and Net Operating Income from other sources following the expiration of its contracts with Statoil referenced above, Cove Point will not be able to pay the Preferred Return Distributions and distributions with respect to any future preferred equity interests acquired by us. The inability of Cove Point to make Preferred Return Distributions could have a significant impact on our ability to pay distributions to our unitholders. Similarly, the inability of Cove Point to generate revenues sufficient to support the payment of distributions on additional preferred equity interests that may otherwise be made available to us could adversely impact our overall business plan and ability to generate stable and growing cash flows.

Various factors could negatively affect the timing or overall development of the Liquefaction Project, which could adversely affect Cove Point’s ability to make payments on our Preferred Equity Interest after May 1, 2017.

Commercial development of the Liquefaction Project will take a number of years. Completion of the Liquefaction Project could be delayed by factors such as:

•	the ability to obtain or maintain necessary permits, licenses and approvals from agencies and third parties that are required to construct or operate the Liquefaction Project;

•	force majeure events, weather conditions, shortages of materials or delays in the delivery of materials, and as construction progresses, Cove Point may decide or be forced to submit change orders to its contractors that could result in longer construction periods;

•	the ability to attract sufficient skilled and unskilled labor and the existence of any labor disputes, and Cove Point’s ability to maintain good relationships with its contractors in order to construct the Liquefaction Project within the expected parameters and the ability of those contractors to perform their obligations; and

•	Dominion’s ability and willingness to provide funding for the development of the Liquefaction Project and, if necessary, Cove Point’s ability to obtain additional funding for the development of the Liquefaction Project.

Following receipt of the FERC Notice to Proceed for the Liquefaction Project, Cove Point will provide each of the Export Customers with written notice outlining an estimated timeframe within which it expects to complete the Liquefaction Project, and Cove Point will be required, at certain intervals and based on its ongoing development and construction efforts, to provide additional notices narrowing such estimated timeframe for completion. In the event Cove Point is unable to complete the Liquefaction Project within such timeframe, subject to certain allowable adjustments, including force majeure events, Cove Point will be required to pay certain liquidated damages, which would be computed on a daily basis, to the Export Customers as a result of the delay. If, approximately one year after liquidated damages have commenced, subject to extension by Cove Point upon the occurrence of certain force majeure events, Cove Point has still not completed the Liquefaction Project, either or both of Cove Point’s Export Customers may terminate their contractual obligations to Cove Point. Any delay in completion of the Liquefaction Project may prevent Cove Point from commencing liquefaction operations when anticipated, which could cause a delay in the receipt of revenues therefrom. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on Cove Point’s operating results and its ability to make payments on our Preferred Equity Interest. In addition, the successful completion of the Liquefaction Project is subject to the risk of cost overruns, which may make it difficult to finance the completion of the Liquefaction Project.

Cove Point is dependent on its contractors for the successful completion of the Liquefaction Project and may be unable to complete the Liquefaction Project on time.

There is limited recent industry experience in the U.S. regarding the construction or operation of large-scale liquefaction facilities. The construction of the Liquefaction Project is expected to take several years, will be confined within a limited geographic area and could be subject to delays, cost overruns, labor disputes and other factors that could adversely affect Cove Point’s financial performance or impair its ability to execute the business plan for the Liquefaction Project as scheduled. Timely and cost-effective completion of the Liquefaction Project in compliance with agreed-upon specifications is highly dependent upon the performance of Cove Point’s contractors pursuant to their agreements. Further, faulty construction that does not conform to Cove Point’s design and quality standards may also have a similar adverse effect. For example, improper equipment installation may lead to a shortened life of Cove Point’s equipment, increased operations and maintenance costs or a reduced availability or production capacity of the affected facility. The ability of Cove Point’s contractors to perform successfully under their agreements is dependent on a number of factors, including force majeure events and the contractors’ ability to:

•	design, engineer and receive critical components and equipment necessary for the Liquefaction Project to operate in accordance with specifications and address any start-up and operational issues that may arise in connection with the commencement of commercial operations;

•	attract, develop and retain skilled personnel and engage and retain third-party subcontractors, and address any labor issues that may arise;

•	post required construction bonds and comply with the terms thereof, and maintain their own financial condition, including adequate working capital; and

•	respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control and manage the construction process generally, including coordinating with other contractors and regulatory agencies and dealing with inclement weather conditions.

Although some agreements with Cove Point’s contractors may provide for liquidated damages, if the contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operations of the Liquefaction Project and any liquidated damages that Cove Point receives may not be sufficient to cover the damages that it suffers as a result of any such delay or impairment. Furthermore, Cove Point may have disagreements with its contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under the related contracts resulting in a contractor’s unwillingness to perform further work on the Liquefaction Project. Cove Point may also face difficulties in commissioning a newly constructed facility. Any significant project delays in the development of the Liquefaction Project could have a material adverse effect on Cove Point’s ability to make payments on our Preferred Equity Interest.

Cove Point is dependent on Dominion to fund the costs necessary to construct the Liquefaction Project. If Dominion is unwilling or unable to supply the funding necessary to complete the Liquefaction Project, Cove Point may be required to seek additional financing in the future and may not be able to secure such financing on acceptable terms.

Cove Point is in the process of developing the Liquefaction Project, which is estimated to cost approximately $3.4 billion to $3.8 billion, excluding financing costs. Through June 30, 2014, Cove Point incurred $561.0 million of development costs associated with the Liquefaction Project that were funded by Dominion. Dominion has indicated that it intends to provide the funding necessary for the remaining development costs, but it has no contractual obligation to do so and has not, as of the date of this prospectus, secured all of the funding necessary to cover these costs, as it intends to finance these costs as they are incurred using its consolidated operating cash flows in addition to proceeds from capital markets transactions. Existing revenue streams and cash reserves will be insufficient for Cove Point to complete the Liquefaction Project. If Dominion is unwilling to provide funding for the remaining development costs, or is unable to obtain such funding in the amounts required or on terms acceptable to Dominion, Cove Point would have to obtain additional funding from lenders, in the capital markets or through other third parties. Any such additional funding may not be available in the amounts required or on terms acceptable to Cove Point and Dominion Midstream. The failure to obtain any necessary additional funding could cause the Liquefaction Project to be delayed or not be completed.

If Cove Point does obtain bank financing or access the capital markets, incurring additional debt may significantly increase interest expense and financial leverage, which could compromise Cove Point’s ability to fund future development and acquisition activities and restrict Cove Point’s ability to make payments on our Preferred Equity Interest, which would in turn limit our ability to make distributions to our unitholders.

Dominion has also entered into guarantee arrangements on behalf of Cove Point to facilitate the Liquefaction Project, including guarantees supporting the terminal services and transportation agreements as well as the engineering, procurement and construction contract for the Liquefaction Project. Two of the guarantees have no stated limit, one guarantee has a $150 million limit, and one guarantee has a $1.75 billion aggregate limit with an annual draw limit of $175 million. If Cove Point was required to replace these guarantees with other credit support, the cost could be significant.

Certain approvals for construction of the Liquefaction Project may be subject to further conditions, review and/or revocation.

While Cove Point has received authorization from the DOE to export LNG to non-FTA countries, the Non-FTA Authorization is subject to review, and the DOE may impose additional approval and permit requirements in the future or revoke the Non-FTA Authorization should the DOE conclude that such export authorization is inconsistent with the public interest or that Cove Point has not complied with the terms and conditions of the authorization. Additionally, the FERC Order is subject to requests for rehearing within 30 days from issuance and further may be subject to appeal to an applicable court of appeals if filed within 60 days of the issuance of a FERC order on rehearing. The Maryland Commission’s final order with respect to the CPCN has been appealed to the Circuit Court for Baltimore City and is the subject of a motion to stay with the Maryland Commission. Furthermore, the construction of the Liquefaction Project may require further governmental and regulatory reviews and approvals. Cove Point does not know whether any existing or potential interventions or other actions by third parties will interfere with its ability to maintain such permits or approvals. The failure by Cove Point to maintain the permits and approvals necessary to complete and operate the Liquefaction Project could have a material adverse effect on its operations, financial condition, and ability to make payments on our Preferred Equity Interest.

Failure to retain and attract key executive officers and other skilled professional and technical employees could have an adverse effect on Cove Point’s operations.

Cove Point’s business strategy is dependent on its ability to recruit, retain and motivate employees. Cove Point’s key executive officers are the chief executive officer, chief financial officer and executive vice president and those responsible for financial, operational, legal, regulatory and accounting functions. Competition for skilled management employees in these areas of Cove Point’s business operations is high. In addition, demand for skilled professional and technical employees in gas transmission, storage, gathering, processing and distribution and in design and construction is high in light of growth in demand for natural gas, increased supply of natural gas as a result of developments in gas production, increased infrastructure projects, increased risk in certain areas of Cove Point’s business, such as cybersecurity, and increased regulation of these activities. Cove Point’s inability to retain and attract these employees could adversely affect our business and future operating results. An aging workforce in the energy industry necessitates recruiting, retaining and developing the next generation of leadership.

Construction of the Liquefaction Project and Cove Point’s results of operations may be affected by changes in the weather.

As with any industrial facility, severe weather, including hurricanes and winter storms, can be destructive, causing construction delays, outages and property damage that require incurring additional expenses. Furthermore, Cove Point’s operations could be adversely affected and its physical plant is at risk of damage should changes in global climate produce, among other possible conditions, unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, abnormal levels of precipitation or a change in sea level or sea temperatures.

Cove Point’s construction and operations activities are subject to operational hazards, equipment failures, supply chain disruptions and personnel issues, which could create significant liabilities and losses, and negatively affect Cove Point’s ability to make payments on our Preferred Equity Interest.

The construction and operation of Cove Point’s facilities involves risk, including the risk of potential breakdown or failure of equipment or processes due to aging infrastructure, pipeline integrity, fuel supply or transportation disruptions, accidents, labor disputes or work stoppages by employees, intentional acts of sabotage, construction delays or cost overruns, shortages of or delays in obtaining equipment, material and labor, operational restrictions resulting from environmental limitations and governmental interventions, and performance below expected levels. Because Cove Point’s pipelines and other facilities are interconnected with those of third parties, the operation of its pipelines and facilities could be adversely affected by unexpected or uncontrollable events occurring on the systems of such third parties. Cove Point’s business is dependent upon sophisticated information technology systems and network infrastructure, the failure of which could prevent it from accomplishing critical business functions.

Unplanned outages of the Cove Point Facilities and extensions of scheduled outages due to mechanical failures or other problems occur from time to time and are inherent risks of Cove Point’s business. Unplanned outages typically increase operation and maintenance expenses and may reduce Cove Point’s revenues as a result of selling fewer services or incurring increased rate credits to customers. If Cove Point is unable to perform its contractual obligations, penalties or liability for damages could result.

In addition, there are many risks associated with the transportation, storage and processing of natural gas and LNG, including fires, releases of natural gas or other substances, the collision of third-party equipment with pipelines and other environmental incidents. Such incidents could result in the loss of human life or injuries among Cove Point’s employees; damage or destruction of any part of the Cove Point Facilities or the property of third parties; business interruptions and associated safety impacts; and subsequent losses of revenues, heightened regulatory scrutiny, and damage to our reputation. Cove Point maintains property and casualty insurance that may cover certain damage and claims caused by such incidents, but other damage and claims arising from such incidents may not be covered or may exceed the amount of any insurance available, in which case such risks or losses could create significant liabilities that negatively affect Cove Point’s ability to make payments on our Preferred Equity Interest.

Cove Point’s operations are subject to a number of environmental laws and regulations that impose significant compliance costs on Cove Point, and existing and future environmental and similar laws and regulations could result in increased compliance costs or additional operating restrictions.

Cove Point’s operations and the Liquefaction Project are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, handling and disposal of hazardous materials and other wastes, and protection of natural resources and human health and safety. Many of these laws and regulations, such as the Clean Air Act (the “CAA”), the Clean Water Act (“CWA”), the Oil Pollution Act, and the Resource Conservation and Recovery Act, as amended (“RCRA”) and analogous state laws and regulations require Cove Point to commit significant capital toward permitting, emission fees, environmental monitoring, installation and operation of pollution control equipment and the purchase of emission allowances and/or offsets in connection with the construction and operations of Cove Point’s facilities. Violation of these laws and regulations could lead to substantial liabilities, fines and penalties or to capital expenditures related to pollution control equipment that could have a material adverse effect on Cove Point’s business, contracts, financial condition, operating results, cash flow, liquidity and prospects. Additionally, federal and state laws impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment.

Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects. There are numerous regulatory approaches currently in effect or being considered to address greenhouse gases (“GHGs”), including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program, and regulation by the United States Environmental Protection Agency (“EPA”). Additional regulation of air emissions, including GHGs, under the CAA may be imposed on the natural gas sector, including rules to limit methane gas leakage. Compliance with GHG emission reduction requirements may require the retrofitting or replacement of equipment or could otherwise increase the cost to operate and maintain Cove Point’s facilities.

We are unable to estimate Cove Point’s compliance costs with certainty due to our inability to predict the requirements and timing of implementation of any future environmental rules or regulations. Other factors that affect Cove Point’s ability to predict future environmental expenditures with certainty include the difficulty in estimating any future clean-up costs and quantifying liabilities under environmental laws that impose joint and several liability on all responsible parties. However, such expenditures, if material, could result in the impairment of assets or otherwise adversely affect the results of Cove Point’s operations, financial performance or liquidity and ability to make payments on our Preferred Equity Interest.

War, natural disasters and other significant events could adversely affect the construction of the Liquefaction Project and Cove Point’s operations.

We cannot predict world hostility that may impact the energy industry in general or on Cove Point’s business in particular, including the construction of the Liquefaction Project. Any retaliatory military strikes or sustained military campaign may affect Cove Point’s operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets. In addition, Cove Point’s infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror. Furthermore, the physical compromise of Cove Point’s facilities could adversely affect its ability to manage its facilities effectively. Instability in financial markets as a result of terrorism, war, earthquakes and other natural disasters, pandemic, credit crises, recession or other factors could result in a significant decline in the U.S. economy and increase the cost of insurance coverage, which could negatively impact Cove Point’s results of operations, financial condition and ability to make payments on our Preferred Equity Interest.

Hostile cyber intrusions could severely impair Cove Point’s operations, lead to the disclosure of confidential information, damage its reputation and otherwise have an adverse effect on its business.

Cove Point owns assets deemed as critical infrastructure by the FERC, the operation of which is dependent on information technology systems. Further, the computer systems that run Cove Point’s facilities are not completely isolated from external networks. Parties that wish to disrupt the U.S. gas transmission system or Cove Point’s operations could view its computer systems, software or networks as attractive targets for a cyber-attack.

A successful cyber-attack on the systems that control Cove Point’s assets could severely disrupt business operations, preventing it from serving customers or collecting revenues. A major cyber incident could result in significant expenses to investigate and repair security breaches or system damage and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny and damage to Cove Point’s reputation. Cove Point maintains property and casualty insurance that may cover certain damage caused by potential cybersecurity incidents; however, other damage and claims arising from such incidents may not be covered or may exceed the amount of any insurance available. For these reasons, a significant cyber incident could materially and adversely affect Cove Point’s business, financial condition, results of operations and ability to make payments on our Preferred Equity Interest.

To maintain the cryogenic readiness of the Cove Point LNG Facility, Cove Point may need to purchase and process LNG.

Cove Point needs to maintain the cryogenic readiness of the Cove Point LNG Facility when the terminal facilities are not being used by purchasing LNG. Each year, one or two LNG cargos are procured and are billed to Cove Point’s Import Shippers pursuant to a cost recovery mechanism set forth in Cove Point’s FERC Gas Tariff. This cost recovery mechanism expires by its terms on December 31, 2016, and there can be no assurance that a similar recovery mechanism will be available thereafter. Following the completion of the Liquefaction Project, the Cove Point LNG Facility will be a bi-directional facility, reducing the risk that it will not be used for either import or export, and the addition of liquefaction facilities, which can be used to liquefy any boil-off gas, is expected to reduce any need for Cove Point to procure LNG for cooling purposes. However, Cove Point may need to maintain or obtain funds necessary to procure LNG to maintain the cryogenic readiness of the Cove Point LNG Facility in the future, which could adversely impact its ability to make payments on our Preferred Equity Interest.

Certain of Cove Point’s operations are subject to the FERC’s rate-making policies, which could limit Cove Point’s ability to recover the full cost of operating its assets, including earning a reasonable return, and have an adverse effect on Cove Point’s ability to make payments on our Preferred Equity Interest.

Cove Point is subject to extensive regulations relating to the jurisdictional rates it can charge for its natural gas regasification, storage and transportation services. The FERC establishes both the maximum and minimum rates Cove Point can charge for jurisdictional services. The basic elements of rate-making that the FERC considers are the costs of providing service, the volumes of gas being transported and handled, the rate design, the allocation of costs between services, the capital structure and the rate-of-return that a regulated entity is permitted to earn. The profitability of this business is dependent on Cove Point’s ability, through the rates that it is permitted to charge, to recover costs and earn a reasonable rate of return on its capital investment. The FERC or a customer of Cove Point can challenge Cove Point’s existing jurisdictional rates, which Cove Point may be required to change should the FERC find those rates to be unjust and unreasonable. Such a challenge could adversely affect Cove Point’s ability to maintain its current revenue levels.

Cove Point and its jurisdictional customers are subject to a rate moratorium through 2016. Cove Point is required to file its next rate case so that new jurisdictional rates are effective January 1, 2017. When Cove Point files its next rate case in 2016, or if it has to defend its rates in a proceeding commenced by a customer or the FERC, Cove Point will be required, among other things, to support its rates, by showing that they reflect recovery of its costs plus a reasonable return on its investment, in accordance with cost of service ratemaking. A failure to support its rates could result in a rate decrease from its current maximum rate levels, which could adversely affect its operating results, cash flows and financial position and its ability to make payments on our Preferred Equity Interest.

In addition, as part of Cove Point’s obligations to support its rates, Cove Point is required to establish the inclusion of an income tax allowance in Cove Point’s cost of service is just and reasonable. Under current FERC policy, because we are a limited partnership and do not pay U.S. federal income taxes, this would require us to show that our unitholders (or their ultimate owners) are subject to U.S. federal income taxation on the portion of Cove Point’s income allocable to us. To support such a showing, our general partner may elect to require owners of our units to recertify their status as being subject to U.S. federal income taxation on the income generated by us or we may attempt to provide other evidence. We can provide no assurance that the evidence we might provide to the FERC will be sufficient to establish that our unitholders (or their ultimate owners) are subject to U.S. federal income tax liability on the income generated by Cove Point that is allocable to us. If we are unable to make such a showing, the FERC could disallow a substantial portion of the income tax allowance included in the determination of the maximum rates that may be charged by Cove Point, which could result in a reduction of such maximum rates from current levels.

An adverse determination by the FERC with respect to Cove Point’s open access rates could have a material adverse effect on Cove Point’s revenues, earnings and cash flows and its ability to make payments on our Preferred Equity Interest.

Risks Inherent in an Investment in Us

Dominion owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Dominion, have conflicts of interest with us and limited duties, and they may favor their own interests to our detriment and that of our unitholders.

Following this offering, Dominion will own and control our general partner and will appoint all of the directors of our general partner. Although our general partner has a duty to manage us in a manner that it believes is not adverse to our interest, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Dominion. Therefore, conflicts of interest may arise between Dominion or any of its affiliates, including our general partner, on the one hand, and us or any of our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations, among others:

•	our general partner is allowed to take into account the interests of parties other than us, such as Dominion, in exercising certain rights under our partnership agreement;

•	neither our partnership agreement nor any other agreement requires Dominion to pursue a business strategy that favors us;

•	our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner’s liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of cash reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	our general partner determines the amount and timing of any cash expenditure and whether an expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read “How We Make Distributions to Our Partners—Capital Expenditures” for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash from operating surplus that is distributed to our unitholders, which, in turn, may affect the ability of the subordinated units to convert. Please read “How We Make Distributions to Our Partners—Subordination Period;”

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

•	our partnership agreement permits us to distribute up to $45.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or the IDRs;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the outstanding common units;

•	our general partner controls the enforcement of obligations that it and its affiliates owe to us;

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

•	our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner’s IDRs without the approval of the conflicts committee of the board of directors of our general partner or the unitholders. This election may result in lower distributions to the common unitholders in certain situations.

In addition, we may compete directly with Dominion and entities in which it has an interest for acquisition opportunities and potentially will compete with these entities for new business or extensions of the existing services provided by us. Please read “—Dominion and other affiliates of our general partner may compete with us” and “Conflicts of Interest and Fiduciary Duties.”

The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute quarterly at least $0.175 per unit on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. However, the board of directors of our general partner may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. Please read “Cash Distribution Policy and Restrictions on Distributions.”

In addition, our partnership agreement does not require us to pay any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our common unitholders. Our general partner has limited duties to our unitholders, which may permit it to favor its own interests or the interests of Dominion to the detriment of our common unitholders.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

We expect to distribute a significant portion of our distributable cash flow to our partners, which could limit our ability to grow and make acquisitions.

We plan to distribute most of our distributable cash flow, which may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the cash that we have available to distribute to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its affiliates;

•	whether to exercise its limited call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether to consent to any merger or consolidation of Dominion Midstream or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

•	whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner generally is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any higher standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which our general partner or its officers or directors engaged in bad faith, meaning that they believed that the decision was adverse to the interest of Dominion Midstream or, with respect to any criminal conduct, with knowledge that such conduct was unlawful; and

•	our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction with an affiliate or the resolution of a conflict of interest is:

(1)	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

(2)	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, other than one where our general partner is permitted to act in its sole discretion, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or Dominion Midstream, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Fiduciary Duties.”

Dominion and other affiliates of our general partner may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, engaging in activities incidental to its ownership interest in us and providing management, advisory, and administrative services to its affiliates or to other persons. However, affiliates of our general partner, including Dominion, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, Dominion may compete with us for investment opportunities and may own an interest in entities that compete with us.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and Dominion. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

The holder or holders of our IDRs may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to the IDRs, without the approval of the conflicts committee of our general partner’s board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

The holder or holders of a majority of our IDRs (initially our general partner) have the right, at any time when there are no subordinated units outstanding, and we have made cash distributions in excess of the highest then-applicable target distribution for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be calculated equal to an amount equal to the prior cash distribution per common unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution. If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units equal to the number of common units that would have entitled the holder to an aggregate quarterly cash distribution for the quarter prior to the reset election equal to the distribution on the IDRs for the quarter prior to the reset election.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the IDRs at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the IDRs expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the IDRs may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the IDRs and may therefore desire to be issued our common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the IDRs in connection with resetting the target distribution levels. Please read “How We Make Distributions to Our Partners—IDR Holders’ Right to Reset Incentive Distribution Levels.”

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Compared to the holders of common stock in a corporation, unitholders have limited voting rights and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by Dominion, as a result of it owning our general partner, and not by our unitholders. Please read “Management—Management of Dominion Midstream” and “Certain Relationships and Related Transactions.” Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2⁄3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, Dominion will own an aggregate of 72.6% of our common and subordinated units (or an aggregate of 68.5% of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. This will provide Dominion the ability to prevent the removal of our general partner.

Unitholders will experience immediate and substantial dilution of $5.99 per common unit.

The assumed initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus) exceeds our pro forma net tangible book value of $14.01 per common unit. Based on the assumed initial public offering price of $20.00 per common unit, unitholders will incur immediate and substantial dilution of $5.99 per common unit. This dilution results primarily because the assets contributed to us by affiliates of our general partner are recorded at their historical cost in accordance with GAAP, and not their fair value. Please read “Dilution.”

Our general partner interest or the control of our general partner may be transferred to a third-party without unitholder consent.

Our general partner may transfer its general partner interest to a third-party without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the owner of our general partner to transfer its membership interests in our general partner to a third-party. The new owner of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with its own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a “change of control” without the vote or consent of the unitholders.

The IDRs may be transferred to a third-party without unitholder consent.

Our general partner may transfer the IDRs to a third-party at any time without the consent of our unitholders. If our general partner transfers the IDRs to a third-party, our general partner would not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time. For example, a transfer of IDRs by our general partner could reduce the likelihood of Dominion accepting offers made by us relating to assets owned by Dominion, as it would have less of an economic incentive to grow our business, which in turn would impact our ability to grow our asset base.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, which it may assign to any of its affiliates or to us but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the limited call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from causing us to issue additional common units and then exercising its limited call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon consummation of this offering, and assuming no exercise of the underwriters’ option to purchase additional common units, Dominion will own an aggregate of 72.6% of our common and subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), Dominion will own 72.6% of our common units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to permit the general partner to redeem the units of certain unitholders.

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to obtain proof of the U.S. federal income tax status or the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant) and to permit our general partner to redeem the units held by any person (i) whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates chargeable to our customers, (ii) whose nationality, citizenship or related status creates substantial risk of cancellation or forfeiture of any of our property or (iii) who fails to comply with the procedures established to obtain such proof. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. Please read “The Partnership Agreement—Non-Taxpaying Holders; Redemption” and “The Partnership Agreement—Non-Citizen Assignees; Redemption.”

We may issue additional units without unitholder approval, which would dilute existing unitholder ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the amount of distributable cash flow on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may (i) reduce or eliminate the amount of distributable cash flow to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class; or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets, including sales by Dominion or other large holders.

After this offering, we will have 31,972,789 common units and 31,972,789 subordinated units outstanding, which includes the 17,500,000 common units we are selling in this offering that may be resold in the public market immediately. All of the subordinated units will convert into common units on a one-for-one basis at the end of the subordination period. All of the 14,472,789 common units (11,847,789 common units if the underwriters exercise their option to purchase additional common units) and subordinated units that are issued to Dominion will be subject to resale restrictions under a 180-day lock-up agreement with the underwriters. Each of the lock-up agreements with the underwriters may be waived in the discretion of certain of the underwriters. Sales by Dominion or other large holders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have agreed to provide registration rights to Dominion. Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any units that they hold. Alternatively, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by Dominion. Please read “Units Eligible for Future Sale.”

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and unitholders could lose all or part of their investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only 17,500,000 publicly traded common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Unitholders may not be able to resell their common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for our common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	the other factors described in these “Risk Factors.”

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware Act”), we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners that received the distribution and knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to Dominion Midstream are not counted for purposes of determining whether a distribution is permitted.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements that apply to other public companies, including those relating to auditing standards and disclosure about our executive compensation.

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to auditing standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise or (4) provide certain disclosure regarding executive compensation required of larger public companies.

If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes- Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded partnership, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we may need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff. Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal year ending December 31, 2015, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our annual report for the fiscal year ending December 31, 2019. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

The NYSE does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

We have been approved to list our common units on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to stockholders of certain corporations that are subject to all of the NYSE’s corporate governance requirements. Please read “Management—Management of Dominion Midstream.”

We will incur incremental general and administrative costs following this offering, including increased costs as a result of being a publicly traded partnership.

We estimate that we will incur $3.0 million of incremental general and administrative expenses following this offering that are not reflected in our unaudited pro forma financial statements. The incremental general and administrative expenses that we expect to incur consist of $2.0 million of expenses as a result of operating as a publicly traded partnership, as well as $1.0 million for the anticipated reimbursement of expenses to our general partner or its affiliates of expenses incurred and payments made on our behalf. However, it is possible that our actual incremental general and administrative expenses following this offering will be higher than we currently estimate.

We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, requires publicly traded entities to adopt various corporate governance practices that will further increase our costs. The amount of our expenses or reserves for expenses, including the costs of being a publicly traded partnership will reduce the amount of cash we have for distribution to our unitholders. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a public company.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on the board of directors of our general partner or as executive officers.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes and not being subject to a material amount of entity-level taxation. If the IRS were to treat us as a corporation for federal income tax purposes, or if we become subject to entity-level taxation for state tax purposes, our cash available for distribution to unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon Cove Point’s current operations, we believe we satisfy the qualifying income requirement. However, we have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us or Cove Point. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our distributable cash flow to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us or Cove Point to taxation as a corporation or otherwise subjects us or Cove Point to entity-level taxation for U.S. federal, state, local or foreign income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law or interpretation on us. At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Specifically, we will initially conduct business (including through Cove Point) in Delaware, Maryland and Virginia, each of which imposes a margin or franchise tax. In the future, we may expand our operations. Imposition of a similar tax on us or Cove Point in other jurisdictions that we may expand to could substantially reduce our distributable cash flow to you.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes. For a discussion of the importance of our treatment as a partnership for federal income purposes, please read “Material U.S. Federal Income Tax Consequences—Taxation of Dominion Midstream—Partnership Status” for a further discussion.

If the IRS were to contest the U.S. federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce distributable cash flow to our unitholders.

We have not requested a ruling from the IRS with respect to our or Cove Point’s treatment as a partnership for U.S. federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in distributable cash flow to our unitholders and thus will be borne indirectly by our unitholders.

Even if unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

Unitholders will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes, on their share of our taxable income, whether or not they receive cash distributions from us. Unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax due from them with respect to that income.

Taxable gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file U.S. federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

We will treat each purchaser of common units as having the same tax benefits without regard to the common units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of our common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or existing and proposed Treasury regulations thereunder (“Treasury Regulations”). Our counsel is unable to opine as to the validity of this approach. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The United States Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations between Transferors and Transferees.”

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered to have disposed of the loaned common units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to consult a tax advisor to determine whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

We may adopt certain valuation methodologies that could result in a shift of income, gain, loss and deduction between the general partner (as the holder of our IDRs) and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have constructively terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, Dominion will own 72.6% of the total interests in our capital and profits. Therefore, a transfer by Dominion of all or a portion of its interests in us could, in conjunction with the trading of common units held by the public, result in a termination of our partnership for U.S. federal income tax purposes. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once.

Our constructive termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one calendar year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in taxable income for the unitholder’s taxable year that includes our termination. Our termination would not affect our classification as a partnership for U.S. federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has constructively terminated requests and the IRS grants special relief, among other things, Dominion Midstream may be permitted to provide only a single Schedule K-1 to unitholders for the two short tax periods included in the year in which the termination occurs. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for U.S. federal income tax purposes.

You will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where you do not live as a result of investing in our common units.

In addition to U.S. federal income taxes, you may be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements.

We will initially conduct business (including through Cove Point) in Maryland, Virginia and Delaware. Each of those states imposes an income tax on corporations and other entities. Each of those states also imposes a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals.

It is your responsibility to file all U.S. federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

We intend to use the estimated net proceeds of approximately $324.4 million from this offering (based on an assumed initial offering price of $20.00 per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount, the structuring fee of $1.8 million paid to Barclays Capital Inc. and Citigroup Global Markets Inc., and offering expenses, to make a contribution to Cove Point in exchange for a portion of the Preferred Equity Interest. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project.

If and to the extent the underwriters exercise their option to purchase 2,625,000 additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to Dominion. Any such units issued to Dominion will be issued for no additional consideration. If the underwriters exercise their option to purchase 2,625,000 additional common units in full, the additional net proceeds would be approximately $49.1 million (based upon the mid-point of the price range set forth on the cover page of this prospectus). The net proceeds from any exercise of such option will be used to make a distribution to Dominion. If the underwriters do not exercise their option to purchase additional common units, we will issue 2,625,000 common units to Dominion upon the option’s expiration. We will not receive any additional consideration from Dominion in connection with such issuance. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount, the structuring fee and offering expenses payable by us, to increase or decrease, respectively, by approximately $16.4 million. In addition, we may also increase or decrease the number of common units we are offering. Each increase or decrease in the number of common units offered by us by 1.0 million units, based on the assumed initial offering price to $20.00 per common unit, would increase or decrease the net proceeds from this offering by approximately $18.7 million. If we increase or decrease the number of common units offered, we will proportionately decrease or increase, respectively, the number of common units issued to Dominion and increase or decrease the amount of the Preferred Equity Interest which we will purchase with the net proceeds of this offering, with the result being the same estimated distributable cash flow per unit if the number of common units had not been changed.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization at June 30, 2014:

•	on a historical basis for Cove Point; and

•	on a pro forma basis to reflect the offering of our common units and contribution to Cove Point, the other transactions described under “Summary—Formation Transactions and Partnership Structure” and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table is derived from, and should be read together with, the unaudited historical financial statements and unaudited pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Summary—Formation Transactions and Partnership Structure,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At June 30, 2014
	Historical	Pro Forma
	(in millions)
Cash and cash equivalents	$—	$324.4

Long-term debt(1)	$—	$—
Equity and partners’ capital
Parent net equity	1,486.0	—
Common Units—Public	—	324.4
Common Units—Dominion	—	178.0
Subordinated Units—Dominion	—	393.3
General partner interest—Dominion	—	—
Non-controlling interest	—	1,065.5

Total equity and partners’ capital	1,486.0	1,961.2

Total capitalization	$1,486.0	$1,961.2

(1)	In connection with the closing of this offering, we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per common unit after this offering. Assuming an initial public offering price of $20.00 per common unit (the mid-point of the price range set forth on the cover page of this prospectus), on a pro forma basis as of June 30, 2014, after giving effect to the offering of common units and the related transactions, our net tangible book value would have been approximately $895.7 million, or $14.01 per common unit. Purchasers of our common units in this offering will experience immediate and substantial dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before this offering(1)	$11.17
Accretion in net tangible book value per common unit accruing to general partner and its affiliates as a result of formation transactions	1.13
Increase in net tangible book value per common unit attributable to purchasers in this offering	1.71

Less: Pro forma net tangible book value per common unit after this offering(2)		14.01

Immediate dilution in net tangible book value per common unit to purchasers in this offering(3)(4)		$5.99

(1)	Determined by dividing the pro forma net tangible book value of the contributed general partner interest in Cove Point and a portion of the Preferred Equity Interest by the number of units (14,472,789 common units and 31,972,789 subordinated units) to be issued to our general partner and its affiliates for their contribution of the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us.
(2)	Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of this offering, by the total number of units (31,972,789 common units and 31,972,789 subordinated units) to be outstanding after the offering.
(3)	Each $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $16.4 million, or approximately $0.26 per common unit, and dilution per common unit to investors in this offering by approximately $0.74 per common unit, after deducting the estimated underwriting discount, structuring fee and offering expenses payable by us. In addition, we may also increase or decrease the number of common units we are offering. An increase of 1.0 million common units offered by us, based on the assumed initial public offering price of $20.00 per common unit, would result in a pro forma net tangible book value of approximately $914.4 million, or $14.08 per common unit, and dilution per common unit to investors in this offering would be $5.92 per common unit. Similarly, a decrease of 1.0 million common units offered by us, based on the assumed initial public offering price of $20.00 per common unit, would result in a pro forma net tangible book value of approximately $877.0 million, or $13.93 per common unit, and dilution per common unit to investors in this offering would be $6.07 per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by Dominion and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units		Total Consideration
	Number	Percent	Amount	Percent
			(in millions)
Dominion(1)(2)(3)	46,445,578	72.6%	$571.3	62.0%
Purchasers in this offering	17,500,000	27.4%	$350.0	38.0%

Total	63,945,578	100%	$921.3	100%

(1)	Upon the consummation of the transactions contemplated by this prospectus, Dominion will own 14,472,789 common units, 31,972,789 subordinated units and all of our IDRs.
(2)	The assets contributed by Dominion will be recorded at historical cost. The pro forma book value of the consideration provided by Dominion at June 30, 2014 would have been approximately $571.3 million.
(3)	Assumes the underwriters’ option to purchase additional common units is not exercised.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical and pro forma results of operations, you should refer to Cove Point’s audited historical financial statements at and for the years ended December 31, 2013 and 2012 and unaudited historical financial statements at June 30, 2014 and for the six months ended June 30, 2014 and 2013, as well as our unaudited pro forma financial combined statements at June 30, 2014, for the year ended December 31, 2013 and for the six months ended June 30, 2014, included elsewhere in this prospectus.

General

Our Cash Distribution Policy

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $0.175 per unit ($0.70 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. We expect that if we are successful in executing our business strategies, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our distributable cash flow resulting from such growth. Our general partner has not caused us to establish any cash reserves, and does not have any specific types of expenses for which it intends to establish reserves. We expect our general partner may cause us to establish reserves for specific purposes, such as major capital expenditures or debt-service payments, or may choose to generally reserve cash in the form of excess distribution coverage from time to time for the purpose of maintaining stability or growth in our quarterly distributions. In addition, our general partner may cause us to borrow amounts to fund distributions in quarters when we generate less cash than is necessary to sustain or grow our cash distributions per unit. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our distributable cash flow.

The board of directors of our general partner may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

Cove Point’s Cash Distributions

We control Cove Point, through its general partner, and control distributions made by Cove Point. We intend to cause Cove Point to make distributions equal to Preferred Return Distributions each quarter, so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions, and to establish a distribution reserve sufficient to pay at least two quarters of Preferred Return Distributions (and two quarters of similar distributions with respect to any other preferred equity interest in Cove Point) by December 31, 2016. We do not expect to cause Cove Point to make distributions on its common equity until the Liquefaction Project commences commercial service. Please read “Business—Preferred Equity Interest.”

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make cash distributions to our unitholders. We do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time. The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•	Our cash distribution policy will be subject to any restrictions on distributions contained in any credit or similar agreement we enter into that contains financial tests and covenants that we must satisfy as a condition to making distributions. Should we be unable to satisfy any such restrictions, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. Our $300 million credit facility will not contain any such restrictions, although we will pay any amounts then due and payable under such agreement or any other indebtedness agreement prior to making any distributions to you notwithstanding our stated cash distribution policy.

•	Our general partner will have the authority to cause us to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those cash reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement and our cash distribution policy do not set a limit on the amount of cash reserves that our general partner may cause us to establish.

•	We are obligated under our partnership agreement to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of distributable cash flow to our unitholders.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, applicable tax expenses, working capital requirements and anticipated cash needs.

•	If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “How We Make Distributions to Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•	Our ability to make distributions to our unitholders depends on the performance of Cove Point and its ability to distribute cash to us. The ability of Cove Point to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state limited liability company laws and other laws and regulations.

Our Ability to Grow may be Dependent on Our Ability to Access External Expansion Capital

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. We expect that we will rely primarily upon external financing sources, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Upon completion of this offering, our partnership agreement will provide for a minimum quarterly distribution of $0.175 per unit for each whole quarter, or $0.70 per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units and subordinated units to be outstanding after completion of this offering would require us to have distributable cash flow of approximately $11.2 million per quarter, or $44.8 million per year. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” The table below sets forth the amount of common units and subordinated units that will be outstanding immediately after this offering, and the distributable cash flow needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period (assuming no exercise and full exercise of the underwriters’ option to purchase additional common units):

	No exercise of option to purchase additional common units			Full exercise of option to purchase additional common units
	Aggregate minimum quarterly distributions			Aggregate minimum quarterly distributions
	Number of Units	One Quarter	Annualized	Number of Units	One Quarter	Annualized
Publicly held common units	17,500,000	$3,062,500	$12,250,000	20,125,000	$3,521,875	$14,087,500
Common units held by Dominion	14,472,789	2,532,738	10,130,952	11,847,789	2,073,363	8,293,452
Subordinated units held by Dominion	31,972,789	5,595,238	22,380,952	31,972,789	5,595,238	22,380,952

Total	63,945,578	$11,190,476	$44,761,904	63,945,578	$11,190,476	$44,761,904

If the underwriters do not exercise their option to purchase additional common units, we will issue common units to Dominion at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to Dominion. Any such units issued to Dominion will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Our general partner will initially hold the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50%, of the cash we distribute in excess of $0.2013 per unit per quarter.

We expect to pay our distributions on or about the last day of each February, May, August and November to holders of record on or about the 15th day of each such month. We will adjust the quarterly distribution for the period after the closing of this offering through December 31, 2014, based on the actual length of the period.

Subordinated Units

Dominion will initially own 100% of our subordinated units. The principal difference between our common units and subordinated units is that for any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units.

To the extent we do not pay the minimum quarterly distribution from operating surplus on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have distributable cash flow from operating surplus in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess cash to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “How We Make Distributions to Our Partners—Subordination Period.”

Unaudited Pro Forma Distributable Cash Flows for the Year Ended December 31, 2013 and the Twelve Months Ended June 30, 2014

If we had completed the transactions contemplated in this prospectus on January 1, 2013, our pro forma distributable cash flow for the year ended December 31, 2013 would have been approximately $47.0 million and our pro forma distributable cash flow for the twelve months ended June 30, 2014 would have been approximately $47.0 million. This amount would have been sufficient to pay the full minimum quarterly distribution on all of our common and subordinated units for each period.

The unaudited pro forma financial statements, upon which pro forma distributable cash flow is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the date indicated. Furthermore, distributable cash flow is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma distributable cash flow in the manner described in the table below. As a result, the amount of pro forma distributable cash flow should only be viewed as a general indication of the amount of distributable cash flow that we might have generated had we been formed in an earlier period.

Following the completion of this offering, we estimate that we will incur $3.0 million of incremental annual general and administrative expenses. These incremental general and administrative expenses are not reflected in our unaudited pro forma financial statements and consist of $2.0 million of expenses that we expect to incur as a result of operating as a publicly traded partnership, as well as $1.0 million for the anticipated reimbursement of expenses to our general partner or its affiliates of expenses incurred and payments made on our behalf.

Our unaudited pro forma financial statements are derived from the audited and unaudited historical financial statements of Cove Point included elsewhere in this prospectus. Our unaudited pro forma financial statements should be read together with “Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical audited and unaudited financial statements of Cove Point and the notes to those statements included elsewhere in this prospectus.

The following table illustrates, on a pro forma basis for the year ended December 31, 2013 and for the twelve months ended June 30, 2014, the amount of cash that would have been available for distribution to our unitholders, assuming that the transactions contemplated in this prospectus had been consummated on January 1, 2013. Certain of the adjustments reflected or presented below are explained in the footnotes to such adjustments.

Dominion Midstream Partners, LP

Unaudited Pro Forma Distributable Cash Flows

	For the Year Ended December 31,	For the Twelve Months Ended June 30,
	2013	2014
	(in millions)
Revenues(1)	$343.5	$351.8
Purchased gas(1)	91.7	97.4
Other operations and maintenance	27.9	35.1
Depreciation and amortization	31.7	31.3
Other taxes	21.1	22.1

Net income including non-controlling interest	171.1	165.9

Adjustments:
Depreciation and amortization	31.7	31.3

EBITDA	202.8	197.2

Adjustments to cash:
Plus: Renegotiated contract payments(2)	3.4	0.3
Less: Maintenance capital expenditures(3)	(7.8)	(10.8)
Less: Expansion capital expenditures(3)	(286.8)	(426.7)
Plus: Net proceeds from this offering to fund capital expenditures(4)	324.4	324.4
Less: Net proceeds from this offering to be used to fund future capital expenditures(4)	(29.8)	—
Plus: Contributions from Dominion to fund capital expenditures(3)(4)(5)	—	113.1

Cash available to Dominion Midstream and non-controlling interest	206.2	197.5

Cash attributable to non-controlling interest(5)(6)	156.2	147.5

Distributable cash flow to Dominion Midstream(6)	50.0	50.0

Incremental general and administrative expenses of Dominion Midstream(7)	3.0	3.0

Estimated distributable cash flow by Dominion Midstream	$47.0	$47.0

Distributions to public common unitholders	$12.3	$12.3
Distributions to Dominion	32.5	32.5
Common units	10.1	10.1
Subordinated units	22.4	22.4

Total distributions	$44.8	$44.8

Aggregate Minimum Quarterly Distribution (“MQD”)	$44.8	$44.8
Excess cash available for distribution above MQD	$2.2	$2.2
% Excess cash available for distribution above MQD	5.0%	5.0%

(1)

Purchased gas expense represents the value of natural gas fuel retained from our existing customers for use in routine operations ($14.6 million for the year ended December 31, 2013 and $17.3 million for the twelve months ended June 30, 2014) and the cost of LNG cooling cargo purchases ($77.1 million for the year ended December 31, 2013 and $80.1 million for the twelve months ended June 30, 2014). Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in revenues and are thus financially neutral to Cove Point. The LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cargos are procured and are billed to our Import Shippers pursuant to certain provisions in our FERC Gas Tariff. Please read “Risk Factors—Risks Inherent in Our Investment in Cove Point.”
(2)	Cove Point renegotiated certain import-related contracts that resulted, and will result, in annual payments in the years 2013 through 2017 totaling approximately $50 million. This is to adjust for the difference between cash received and revenue recognized.
(3)	Reflects maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term operating capacity and operating income and expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term operating capacity and operating income whether through construction or acquisitions. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but is under no obligation to do so.
(4)	Net proceeds from this offering contributed to Cove Point will be utilized to fund capital expenditures with any excess of net proceeds from this offering over capital expenditures for the period to be used to fund capital expenditures in future periods. Contributions from Dominion are expected to be utilized for any capital expenditures for the period in excess of the net proceeds from this offering.
(5)	Contributions from Dominion to fund capital expenditures include any cash attributable to non-controlling interest (which represents interest in Cove Point attributable to Dominion) which we may cause Cove Point, as necessary, to utilize to fund capital expenditures in lieu of a distribution to Dominion.
(6)	The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distributions made by Cove Point. Any excess in cash available over the $50 million is attributable to the non-controlling interest but not available for distribution until the distribution reserve has been fully funded.
(7)	Includes $2.0 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly traded partnership and $1.0 million for the anticipated reimbursement of expenses to our general partner and its affiliates of all expenses incurred and payments made on our behalf.

Estimated Distributable Cash Flow for the Twelve Months Ending September 30, 2015

Set forth below is a statement of estimated distributable cash flow that reflects a forecast of our ability to generate sufficient cash to make the minimum quarterly distribution on all of our outstanding limited partner units for the twelve months ending September 30, 2015, based on assumptions we believe to be reasonable. These assumptions include adjustments giving effect to this offering.

Our estimated distributable cash flow reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve month period ending September 30, 2015. The assumptions disclosed under “—Assumptions and Considerations” below are those that we believe are significant to our ability to generate such estimated distributable cash flow. We believe our actual results of operations and cash flows for the twelve months ending September 30, 2015 will be sufficient to generate our estimated distributable cash flow for such period; however, we can give you no assurance that such estimated distributable cash flow will be achieved. There will likely be differences between our estimated distributable cash flow for the twelve months ending September 30, 2015 and our actual results for such period, and those differences could be material. If we fail to generate the estimated distributable cash flow for the twelve months ending September 30, 2015, we may not be able to pay cash distributions on our common units at the minimum quarterly distribution rate or at any rate.

We do not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Dominion Midstream has prepared the prospective financial information set forth below to substantiate our belief that we will have sufficient cash available to make the minimum quarterly distribution to our unitholders for the twelve months ending September 30, 2015. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Dominion Midstream. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Dominion Midstream as of the date of this prospectus, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties. Please read “Risk Factors.” Accordingly, there can be no assurance that the prospective results are indicative of future performance or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since the date of this prospectus or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below under “—Assumptions and Considerations.” The narrative descriptions of our assumptions in “—Assumptions and Considerations” generally compare our estimated distributable cash flow for the twelve months ending September 30, 2015 with the unaudited pro forma distributable cash flows for the year ended December 31, 2013 and for the twelve months ended June 30, 2014 presented under “—Pro Forma Distributable Cash Flows for the Year Ended December 31, 2013 and the Twelve Months Ended June 30, 2014.”

Our estimated distributable cash flow for the twelve months ending September 30, 2015 and the estimated financial results of Cove Point from which it is derived, may not be indicative of our results of operation for periods after the forecast period. The primary reasons Cove Point’s results for the forecast period may not be representative of results for periods after the forecast include: (i) the expiration of Statoil’s contract with Cove Point in 2017 (which will reduce Cove Point’s net income and EBITDA), (ii) the requirement for Cove Point to file its next rate case for new jurisdictional rates effective January 1, 2017 (which may result in a change in such rates), and (iii) Cove Point’s expected completion of the Liquefaction Project in late 2017 (which we expect will substantially increase Cove Point’s net income and EBITDA).

Please read “Risk Factors” for a discussion of various factors that could materially affect Dominion Midstream’s financial condition and results of operations.

Dominion Midstream Partners, LP

Estimated Distributable Cash Flow (Unaudited)

	Forecast
	Twelve Months Ending September 30, 2015	Three Months Ending
		December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015
	(in millions)
Revenues(1)	$305.5	$105.2	$66.7	$66.8	$66.8
Purchased gas(1)	53.1	42.1	3.6	3.7	3.7
Other operations and maintenance	37.7	16.2	6.9	7.1	7.5
Depreciation and amortization	31.6	7.9	7.9	7.9	7.9
Other taxes	23.6	6.0	5.9	5.8	5.9

Net income including non-controlling interest	159.5	33.0	42.4	42.3	41.8
Adjustments:
Depreciation and amortization	31.6	7.9	7.9	7.9	7.9

EBITDA	191.1	40.9	50.3	50.2	49.7
Adjustments to cash:
Plus: Asset retirement charge(2)	8.8	8.8	—	—	—
Plus: Other taxes(3)	0.2	6.0	3.6	5.8	(15.2)
Plus: Renegotiated contract payments(4)	0.3	(3.2)	(3.2)	(3.2)	9.9
Less: Maintenance capital expenditures(5)	(6.4)	(2.1)	(0.4)	(1.7)	(2.2)
Less: Expansion capital expenditures(6)	(1,376.1)	(318.9)	(321.9)	(372.6)	(362.7)
Plus: Net proceeds from this offering to fund capital expenditures(6)	324.4	324.4	—	—	—
Less: Net proceeds from this offering to be used to fund future capital expenditures(6)	—	(3.4)	3.4	—	—
Plus: Contributions from Dominion to fund capital expenditures(7)(8)(9)	1,058.1	—	318.9	374.3	364.9

Cash available to Dominion Midstream and non-controlling interest	200.4	52.5	50.7	52.8	44.4
Cash attributable to non-controlling interest(7)(8)	150.4	40.0	38.2	40.3	31.9

Distributable cash flow to Dominion Midstream(8)	50.0	12.5	12.5	12.5	12.5
Incremental general and administrative expenses of Dominion Midstream(9)	3.0	0.8	0.8	0.8	0.8

Estimated distributable cash flow by Dominion Midstream	$47.0	$11.8	$11.8	$11.8	$11.8

Distributions to public common unitholders	$12.3	$3.1	$3.1	$3.1	$3.1
Distributions to Dominion	32.5	8.1	8.1	8.1	8.1
Common Units	10.1	2.5	2.5	2.5	2.5
Subordinated Units	22.4	5.6	5.6	5.6	5.6

Total distributions	$44.8	$11.2	$11.2	$11.2	$11.2

Aggregate MQD	$44.8	$11.2	$11.2	$11.2	$11.2
Excess cash available for distribution above MQD	$2.2	$0.6	$0.6	$0.6	$0.6
% Excess cash available for distribution above MQD	5.0%	5.0%	5.0%	5.0%	5.0%
Note: Figures may not add due to rounding.

(1)	Purchased gas expense represents the value of natural gas fuel retained from our existing customers for use in routine operations ($14.6 million for twelve months ending September 30, 2015) and the cost of LNG cooling cargo purchases ($38.5 million for twelve months ending September 30, 2015). Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in revenues and are thus financially neutral to Cove Point. The LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cargos are procured and are billed to our Import Shippers pursuant to certain provisions in our FERC Gas Tariff. Please read “Risk Factors—Risks Inherent in Our Investment in Cove Point.”
(2)	Expected non-cash charge of $8.8 million in the quarter ending December 31, 2014, due to asset retirements of existing infrastructure at Cove Point scheduled to be removed, upon receipt of the FERC Notice to Proceed, as part of the Liquefaction Project.
(3)	Adjustment to reflect the timing difference between cash paid for property taxes and the amount recognized into expense.
(4)	Cove Point renegotiated certain import-related contracts that resulted, and will result, in annual payments in the years 2013 through 2017 totaling approximately $50 million. This is to adjust for the difference between cash received and revenue recognized in each period presented above.
(5)	Reflects maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term operating capacity and operating income and expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term operating capacity and operating income whether through construction or acquisitions. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but is under no obligation to do so.
(6)	Net proceeds from this offering contributed to Cove Point will be utilized to fund capital expenditures with any excess of net proceeds from this offering over capital expenditures for the period to be used to fund capital expenditures in future periods. Contributions from Dominion are expected to be utilized for any capital expenditures for the period in excess of the net proceeds from this offering.
(7)	Contributions from Dominion to fund capital expenditures include any cash attributable to non-controlling interest (which represents interest in Cove Point attributable to Dominion) which we may cause Cove Point, as necessary, to utilize to fund capital expenditures in lieu of a distribution to Dominion.
(8)	The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distributions made by Cove Point. Any excess in cash available over the $50 million is attributable to the non-controlling interest but not available for distribution until the distribution reserve has been fully funded. We expect Cove Point will be able to pay the $12.5 million with respect to each quarter during the twelve month period ending September 30, 2015. In addition, the Preferred Equity Interest is entitled to 3.0% share of Cove Point’s annual Modified Net Operating Income in excess of $600 million. We do not expect Cove Point’s annual Modified Net Operating Income to exceed this threshold until completion of the Liquefaction Project.
(9)	Includes $2.0 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly traded partnership and $1.0 million for the anticipated reimbursement of expenses to our general partner and its affiliates for all expenses incurred and payments made on our behalf.

Significant Forecast Assumptions

The forecast has been prepared by and is the responsibility of Dominion Midstream’s management. The forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending September 30, 2015. While the assumptions discussed below are not all-inclusive, they include those that we believe are material to our forecasted results of operations, and any assumptions not discussed below were not deemed to be material. We believe we have a reasonable, objective basis for these assumptions. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and our actual results and those differences could be material. If the forecasted results are not achieved, we may not be able to make cash distributions on our common units at the minimum quarterly distribution rate or at all.

Assumptions and Considerations

Distributable Cash Flow

We believe that our distributable cash flow for the twelve months ending September 30, 2015 will not be less than $47.0 million. This amount of estimated distributable cash flow is equal to the distributable cash flow we would have generated for the year ended December 31, 2013 and the twelve months ended June 30, 2014.

Net Operating Income

The Preferred Equity Interest is entitled to the first $50.0 million of annual cash distributions made by Cove Point so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Net Operating Income is Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes. For the twelve months ending September 30, 2015, we do not expect Cove Point’s Net Operating Income to differ materially from Cove Point’s EBITDA.

Forecast Assumptions Related to Cove Point

Revenues and Purchased Gas Expense

Purchased gas expense includes the value of natural gas fuel retained for use in routine operations and the cost of LNG cooling cargo purchases. LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cargos are procured, which we have assumed for the purpose of this forecast will occur in the fourth quarter of 2014. Pursuant to certain provisions in its FERC Gas Tariff, the procurement of natural gas and LNG is financially neutral to Cove Point as an increase or decrease in purchased gas expense is offset by corresponding increases or decreases in other revenues. The revenue net of purchased gas for the twelve months ending September 30, 2015 is projected to be approximately $252.4 million, compared with revenue net of purchased gas of $254.4 million and $251.8 million for the twelve months ended June 30, 2014 and for the year ended December 31, 2013, respectively. Based on our assumptions for the twelve months ending September 30 2015, we expect substantially all of our forecasted net revenue (approximately $240 million) will be generated by reservation charges for import, transportation, and peaking services. We expect additional net revenue to be generated from the annual payments from renegotiated import-related contracts, as well as amounts from other fees and interruptible transportation services.

Other Operations and Maintenance Expenses

Other operations and maintenance expenses include labor expenses, repairs and maintenance expenses, security costs, utility costs, insurance premiums and general and administrative expenses. We estimate Cove Point will incur other operations and maintenance expense of $37.7 million for the twelve months ending September 30, 2015, of which $7.5 million would be classified as general and administrative expense. This is compared with $35.1 million for the twelve months ended June 30, 2014, of which $7.0 million would be classified as general and administrative expenses and includes $7.5 million of nonrecurring public outreach costs for the Liquefaction Project, and $27.9 million for the year ended December 31, 2013, of which $6.8 million would have been classified as general and administrative expenses. The expense is projected to increase $8.8 million for the twelve months ending September 30, 2015 due to non-cash asset retirements of existing infrastructure at Cove Point scheduled to be removed, upon receipt of the FERC Notice to Proceed, as part of the Liquefaction Project. The remainder of the increase, absent the nonrecurring public outreach costs, in forecasted operations and maintenance expenses is driven by additional labor expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense is projected to remain approximately $31.6 million for the twelve months ending September 30, 2015, consistent with the amounts recorded for the twelve months ended June 30, 2014 and the year ended December 31, 2013.

Taxes Other than Income Tax

Other tax expenses are projected to be approximately $23.6 million for the twelve months ending September 30, 2015, as compared to $22.1 million and $21.1 million for the twelve months ended June 30, 2014 and the year ended December 31, 2013, respectively. These taxes relate primarily to property taxes paid by Cove Point with the increase attributable to pipeline infrastructure projects.

Capital Expenditures

Total capital expenditures, including capital for the Liquefaction Project, for the twelve months ending September 30, 2015 are projected to be $1,382.5 million, compared with capital expenditures of $437.5 million and $294.6 million for the twelve months ended June 30, 2014 and the year ended December 31, 2013, respectively. This projection is based on the following assumptions:

•	Maintenance capital expenditures. We estimate that our maintenance capital expenditures will be $6.4 million for the twelve months ending September 30, 2015. These maintenance capital expenses are associated with routine spending to maintain our long-term operating capacity and cash flows at the existing Cove Point LNG Facility. Maintenance capital expenditures were $10.8 million and $7.8 million for the twelve months ended June 30, 2014 and year ended December 31, 2013, respectively. Our estimates of future maintenance capital expenditures are based on the age of Cove Point’s equipment (which is relatively new for the industry in which Cove Point operates) and the load factor at which such equipment operates, each of which permits us to spread out our maintenance capital expenditures over longer periods, thereby allowing us to replace our equipment as necessary over time at a manageable cost. We expect all of these factors to persist for the foreseeable future, allowing us to maintain this level of maintenance capital expenditures with respect to our existing assets.

•	Expansion capital expenditures. We estimate that our expansion capital expenditures will be $1,376.1 million for the twelve months ending September 30, 2015, primarily associated with the Liquefaction Project. Also included in this amount is $8.4 million for expansion of capacity on the Cove Point Pipeline to serve new gas-fired power generation. Expansion capital expenditures were $426.7 million and $286.8 million for the twelve months ended June 30, 2014 and year ended December 31, 2013, respectively. These expenditures were primarily related to the construction of the Liquefaction Project. The Liquefaction Project is expected to start commercial operations in late 2017. Total costs associated with the development and construction of the Liquefaction Project are estimated to be between $3.4 billion and $3.8 billion, excluding associated financing costs. The forecast for the twelve-month period ending September 30, 2015 includes expansion capital expenditures, excluding financing costs, of $1.4 billion for the Liquefaction Project, with a cumulative amount incurred of $2.1 billion which would represent 59% of total expected expansion capital expenditures assuming the mid-point of the expected range for the Liquefaction Project. These expenditures include many of the Liquefaction Project’s early construction costs including the costs associated with permitting and regulatory approval; site mobilization and preparation work; engineering and the procurement and delivery of significant equipment. Furthermore, initial construction of the Liquefaction Project will commence during this time period, including site foundation work and structural steel erection.

While significant expansion and maintenance capital expenditures will be incurred by Cove Point, we do not anticipate these cash needs to impair Cove Point’s ability to pay Preferred Return Distributions. Dominion is the owner of all of the common equity interests in Cove Point and has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project.

Financing

We estimate that there will be no interest expense for the twelve months ending September 30, 2015 at Cove Point, as we expect no debt to be incurred by Cove Point.

Regulatory, Industry and Economic Factors

Our forecast of Cove Point’s results of operations for the twelve months ending September 30, 2015 is based on the following assumptions during such period related to regulatory, industry and economic factors:

•	There will not be any new federal, state, or local regulations affecting our operations or those of our customers, or any new interpretations of existing regulations, that will be materially adverse to our or Cove Point’s business.

•	There will not be any major adverse changes affecting our operations or those of Cove Point’s customers.

•	There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to Cove Point’s facilities or those of third parties on which Cove Point depends.

•	Industry, insurance and overall economic conditions will not change substantially.

•	There will not be any material nonperformance by Cove Point’s customers.

Forecast Assumptions Related to Dominion Midstream

General and Administrative Expenses

We estimate that Dominion Midstream’s total general and administrative expenses will be $3.0 million for the twelve months ending September 30, 2015. We expect that approximately $2.0 million of this expense will consist of forecasted incremental annual expenses as a result of being a publicly traded partnership, and $1.0 million for the anticipated reimbursement of expenses to our general partner and its affiliates of expenses incurred and payments made on our behalf.

Capital Expenditures

We estimate there will be no expansion or maintenance capital expenditures at Dominion Midstream as the only asset included within Dominion Midstream at inception will be the Preferred Equity Interest.

Financing

We estimate that there will be no interest expense for the twelve months ending September 30, 2015 at Dominion Midstream. We do not anticipate drawing any amounts under our revolving credit facility or issuing any other debt instrument during the forecast period.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

General

Cash Distribution Policy

Our partnership agreement provides that our general partner will make a determination as to whether to make a distribution, but our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders. Pursuant to our cash distribution policy, within 60 days after the end of each quarter, beginning with the quarter ending December 31, 2014, we intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.175 per unit, or $0.70 per unit on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will prorate the quarterly distribution for the period after the closing of this offering through December 31, 2014.

The board of directors of our general partner may change the foregoing distribution policy at any time and from time to time, and even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, our partnership agreement does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our IDRs. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the IDRs would generally not participate in any capital surplus distributions with respect to those rights. Any distribution from capital surplus would result in a reduction of the minimum quarterly distribution and target distribution levels and, if we reduce the minimum quarterly distribution to zero and eliminate any unpaid arrearages, thereafter capital surplus would be distributed as if it were operating surplus and the IDRs would thereafter be entitled to participate in such distributions. Please read “—Distributions from Capital Surplus.” In determining operating surplus and capital surplus, we will only take into account our proportionate share of our consolidated subsidiaries that are not wholly-owned, such as Cove Point.

Operating Surplus

We define operating surplus as:

•	$45.0 million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on IDRs), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date of any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on IDRs) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date of any acquisition, construction, development or expansion that commences commercial service and the date that it is disposed of or abandoned; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if our general partner so determines. Cash received from Cove Point or from our interest in any entity for which we account using the equity method will not be included to the extent it exceeds our proportionate share of such entity’s operating surplus (calculated as if the definition of operating surplus applied to such entity from the date of our acquisition of such an interest without any basket similar to that described in the first bullet above). Operating surplus does not reflect cash generated by our operations. For example, it includes a basket of $45.0 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deducted from operating surplus at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deduction.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under hedge contracts (provided that (1) with respect to amounts paid in connection with the initial purchase of a hedge contract, such amounts will be amortized over the life of the applicable hedge contract and (2) payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our IDRs);

•	repurchases of equity interests except to fund obligations under employee benefit plans; or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings (including sales of debt securities) other than working capital borrowings;

•	sales of our equity interests; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement provides that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering (other than any distributions of proceeds of this offering) equals the operating surplus from the closing of this offering. Our partnership agreement provides that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus.

Capital Expenditures

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long-term, our operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to refurbish and replace pipelines, terminals and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Expansion capital expenditures are those cash expenditures, including transaction expenses, made to increase our operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, the development of a new facility or the expansion of an existing facility, in each case, to the extent such expenditures are expected to expand our long-term operating capacity or increase our operating income. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on IDRs) to finance all or any portion of such acquisition, construction, development or expansion in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned. Expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures, including transaction expenses that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

As described above, neither investment capital expenditures nor expansion capital expenditures are operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of an acquisition, development or expansion in respect of a period that begins when we enter into a binding obligation for an acquisition, construction, development or expansion and ending on the earlier to occur of the date on which such acquisition, construction, development or expansion commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $0.175 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distribution from operating surplus for any quarter until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

The subordination period will begin on the closing date of this offering and end when we satisfy one of the three tests set forth in our partnership agreement.

The first test would be satisfied as of the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2018, if each of the following has occurred:

•	for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date, aggregate distributions from operating surplus equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units for each four-quarter period;

•	for the same three consecutive, non-overlapping four quarter periods, the “adjusted operating surplus” (as described below) equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units on a fully diluted weighted average basis for each four-quarter period; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

The second test would be satisfied if each of the following has occurred:

•	the Liquefaction Project commences commercial service, meaning Cove Point has obtained all approvals necessary to construct and operate the Liquefaction Project, completed and commissioned the Liquefaction Project and is able to provide the services it has agreed to provide under the export contracts;

•	for each of the two consecutive, non-overlapping four-quarter periods ending on December 31, 2016, aggregate distributions from operating surplus equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units for each four-quarter period;

•	for the same two consecutive, non-overlapping four-quarter periods, the “adjusted operating surplus” (as described below) equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units on a fully diluted weighted average basis for each four-quarter period;

•	for each completed quarter commencing after December 31, 2016, aggregate distributions from operating surplus equaled or exceeded the aggregate minimum quarterly distribution on the outstanding common and subordinated units in each such quarter; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

The third test would be satisfied as of the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending June 30, 2018, if each of the following has occurred:

•	for one four-quarter period immediately preceding that date, aggregate distributions from operating surplus exceeded 150.0% of the aggregate minimum quarterly distribution on the outstanding common units and subordinated units for such four-quarter period;

•	for the same four-quarter period, the “adjusted operating surplus” (as described below) equaled or exceeded 150.0% of the aggregate minimum quarterly distribution on the outstanding common and subordinated units during each quarter on a fully diluted weighted average basis, plus the related distribution on the IDRs; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

For the period after closing of this offering through December 31, 2014, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether there are any arrearages in payment of the minimum quarterly distribution on the common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis and will then participate pro rata with the other common units in distributions, and all common units will thereafter no longer be entitled to arrearages.

Conversion upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause, the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner.

Adjusted Operating Surplus

Adjusted operating surplus is intended generally to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase during that period in working capital borrowings; less

•	any net decrease during that period in cash reserves for operating expenditures not relating to an operating expenditure made during that period; less

•	any expenditures that are not operating expenditures solely because of the provision described in the last bullet point describing operating expenditures above; plus

•	any net decrease during that period in working capital borrowings; plus

•	any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Any disbursements received, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that the general partner determines to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions from Operating Surplus during the Subordination Period

If we make a distribution from operating surplus for any quarter ending before the end of the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions from Operating Surplus after the Subordination Period

If we make distributions of cash from operating surplus for any quarter ending after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the IDRs and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

IDRs represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the IDRs, but may transfer these rights separately from its general partner interest.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus to the common unitholders in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the holders of the IDRs in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $0.2013 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all common unitholders and subordinated unitholders, pro rata, and 15.0% to the holders of our IDRs, until each unitholder receives a total of $0.2188 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all common unitholders and subordinated unitholders, pro rata, and 25.0% to the holders of our IDRs, until each unitholder receives a total of $0.2625 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all common unitholders and subordinated unitholders, pro rata, and 50.0% to the holders of our IDRs.

Percentage Allocations of Distributions from Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and the holders of our IDRs based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of the holders of our IDRs and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests shown for our unitholders and the holders of our IDRs for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume there are no arrearages on common units.

	Total Quarterly Distribution Per Unit	Marginal Percentage Interest in Distributions
		Unitholders	IDR Holders
Minimum Quarterly Distribution	$0.1750	100.0%	0%
First Target Distribution	above $0.1750 up to $0.2013	100.0%	0%
Second Target Distribution	above $0.2013 up to $0.2188	85.0%	15.0%
Third Target Distribution	above $0.2188 up to $0.2625	75.0%	25.0%
Thereafter	above $0.2625	50.0%	50.0%

IDR Holders’ Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our IDRs, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. If our general partner transfers all or a portion of the IDRs in the future, then the holder or holders of a majority of our IDRs will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the IDRs at the time that a reset election is made.

The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions in excess of the highest then-applicable target distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset election and higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. Because the reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset, if we were to issue additional common units after the reset and maintain the per unit distribution level, no additional incentive distributions would be payable. By contrast, if there were no such reset and we were to issue additional common units and maintain the per unit distribution level, additional incentive distributions would have to be paid based on the additional number of outstanding common units and the percentage interest of the IDRs above the target distribution levels. Thus, the exercise of the reset right would lower our cost of equity capital. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the IDRs for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would equal the quotient determined by dividing (x) the amount of cash distributions received in respect of the IDRs for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter.

Following a reset election, the reset minimum quarterly distribution will be calculated and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit for that quarter equal to 115.0% of the reset minimum quarterly distribution;

•	second, 85.0% to all common unitholders, pro rata, and 15.0% to the holders of our IDRs, until each unitholder receives an amount per unit for that quarter equal to 125.0% of the reset minimum quarterly distribution;

•	third, 75.0% to all common unitholders, pro rata, and 25.0% to the holders of our IDRs, until each unitholder receives an amount per unit for that quarter equal to 150.0% of the reset minimum quarterly distribution; and

•	thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to the holders of our IDRs.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and the holders of our IDRs at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $0.30.

	Quarterly Distribution Per Unit Prior to Reset	Unitholders	IDR Holders	Quarterly Distribution Per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	up to $0.1750	100.0%	0.0%	up to $0.3000(1)
First Target Distribution	above $0.1750 up to $0.2013	100.0%	0.0%	above $0.3000 up to $0.3450(2)
Second Target Distribution	above $0.2013 up to $0.2188	85.0%	15.0%	above $0.3450 up to $0.3750(3)
Third Target Distribution	above $0.2188 up to $0.2625	75.0%	25.0%	above $0.3750 up to $0.4500(4)
Thereafter	above $0.2625	50.0%	50.0%	above $0.4500

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of our IDRs, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be 63,945,578 common units outstanding and the distribution to each common unit would be $0.30 for the quarter prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Holders of IDRs Prior to Reset	Total Distributions
Minimum Quarterly Distribution	up to $0.1750	$11,190,476	$—	$11,190,476
First Target Distribution	above $0.1750 up to $0.2013	1,681,769	—	1,681,769
Second Target Distribution	above $0.2013 up to $0.2188	1,119,048	197,479	1,316,527
Third Target Distribution	above $0.2188 up to $0.2625	2,794,421	931,474	3,725,895
Thereafter	above $0.2625	2,397,959	2,397,959	4,795,918

		$19,183,673	$3,526,912	$22,710,585

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of our IDRs, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be 75,701,950 common units outstanding and the distribution to each common unit would be $0.30. The number of common units to be issued upon the reset was calculated by dividing (1) the amount received in respect of the IDRs for the quarter prior to the reset as shown in the table above, or $3,526,912, by (2) the amount of cash distributed on each common unit for the quarter prior to the reset as shown in the table above, or $0.30.

	Quarterly Distribution per Unit After Reset	Cash Distributions to Common Unitholders (other than IDR Holders) After Reset	Cash Distributions to Holders of IDRs After Reset			Total Distributions
			Common Units(1)	IDRs	Total
Minimum Quarterly Distribution	up to $0.3000	$19,183,673	$3,526,912	$—	$3,526,912	$22,710,585
First Target Distribution	above $ 0.3000 up to $0.3450	—	—	—	—	—
Second Target Distribution	above $ 0.3450 up to $0.3750	—	—	—	—	—
Third Target Distribution	above $ 0.3750 up to $0.4500	—	—	—	—	—
Thereafter	above $0.4500	—	—	—	—	—

		$19,183,673	$3,526,912	$—	$3,526,912	$22,710,585

(1)	Represents distributions in respect of the common units issued upon the reset.

The holders of our IDRs will be entitled to cause the target distribution levels to be reset on more than one occasion.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution from capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution from capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution from capital surplus to the fair market value of the common units immediately prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution from capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holder or holders of our IDRs, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution from capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation;”

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•	the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the IDRs, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be distributable cash flow to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the IDRs.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•	second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, to all unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•	fifth, 85.0% to all unitholders, pro rata, and 15.0% to the holders of our IDRs, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to the holders of our IDRs for each quarter of our existence;

•	sixth, 75.0% to all unitholders, pro rata, and 25.0% to the holders of our IDRs, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to the holders of our IDRs for each quarter of our existence; and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to holders of our IDRs.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for U.S. federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our IDRs in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and the holders of our IDRs based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Dominion Midstream was formed on March 11, 2014 and, upon the consummation of this offering, we will own the Preferred Equity Interest and the general partner interest in Cove Point through our wholly-owned subsidiary, Cove Point Holdings. Our only business will consist of owning the Preferred Equity Interest and the general partner interest in Cove Point, and, accordingly, our results of operations and financial condition will be dependent on the performance of Cove Point.

Dominion Midstream does not have historical financial statements. Therefore, in this prospectus we present the historical financial statements of Cove Point as our predecessor. The following table presents selected historical financial data of Cove Point and selected pro forma financial data of Dominion Midstream as of the dates and for the periods indicated.

The selected historical financial data presented at and for the years ended December 31, 2013 and 2012 is derived from the audited historical financial statements of Cove Point that are included elsewhere in this prospectus. The selected historical financial data presented at June 30, 2014 and for the six months ended June 30, 2014 and 2013 is derived from the unaudited historical financial statements of Cove Point that are included elsewhere in this prospectus.

For a detailed discussion of the selected historical financial information contained in the following table, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following table should also be read in conjunction with “Use of Proceeds,” “Business—Our Relationship with Dominion” and the audited and unaudited historical financial statements of Cove Point and our unaudited pro forma combined financial statements included elsewhere in this prospectus. Among other things, the historical and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the information in the following table.

The selected pro forma financial data is presented at June 30, 2014, for the year ended December 31, 2013 and for the six months ended June 30, 2014 and is derived from our unaudited pro forma financial combined statements included elsewhere in this prospectus. Our unaudited pro forma financial combined statements give pro forma effect to the following transactions:

•	Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute both interests to our wholly-owned subsidiary, Cove Point Holdings;

•	we will issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.2013 per unit per quarter;

•	we will issue to Dominion 14,472,789 common units and 31,972,789 subordinated units;

•	we will receive gross proceeds of $350.0 million from the issuance and sale of 17,500,000 common units to the public at an assumed initial offering price of $20.00 per common unit;

•	we will use $20.9 million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $1.8 million and estimated offering expenses of $2.9 million;

•	we will use $324.4 million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•	we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and, as such, will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The unaudited pro forma combined balance sheet at June 30, 2014 gives effect to these transactions as if they had been completed on June 30, 2014. The unaudited pro forma combined statements of income for the year ended December 31, 2013 and for the six months ended June 30, 2014 gives effect to these transactions as if they had been completed on January 1, 2013.

The selected historical and pro forma financial data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes from which they are derived included elsewhere in this prospectus.

Pro forma net income per limited partner unit is determined by dividing pro forma net income by the number of units expected to be outstanding at the closing of this offering. All units were assumed to have been outstanding since January 1, 2013. Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

We have not given pro forma effect to incremental general and administrative expenses of approximately $2.0 million that we expect to incur annually as a result of operating as a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and director compensation expenses.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but our financial results will reflect our obligation to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate that such costs and expenses would have been approximately $1.0 million and $0.5 million for the year ended December 31, 2013 and for the six months ended June 30, 2014, respectively.

The following table presents the financial measures of EBITDA and Adjusted EBITDA, which we use in our business as important supplemental measures of our performance. EBITDA and Adjusted EBITDA are not calculated or presented in accordance with GAAP. EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. We explain these measures under “—Non-GAAP Financial Measures” in the table below and reconcile them to their most directly comparable financial measure calculated and presented in accordance with GAAP.

	Cove Point (Predecessor) Historical				Dominion Midstream Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2013	2012	2014	2013	2013	2014
	(in millions, except per unit information)
Statement of Income Data:
Operating Revenue	$343.5	$293.0	$180.1	$171.8	$343.5	$180.1

Operating Expenses
Purchased gas	91.7	48.8	53.1	47.4	91.7	53.1
Other operations and maintenance
Affiliated suppliers	7.7	7.0	3.9	3.9	7.7	3.9
Other	20.2	20.2	17.3	10.1	20.2	17.3
Depreciation and amortization	31.7	33.3	15.7	16.1	31.7	15.7
Other taxes	21.1	20.5	11.1	10.1	21.1	11.1

Total operating expenses	172.4	129.8	101.1	87.6	172.4	101.1

Income from operations	171.1	163.2	79.0	84.2	171.1	79.0

Interest and related charges	—	0.1	—	—	—	—

Income from operations before income tax expense	171.1	163.1	79.0	84.2	171.1	79.0

Income tax expense	61.7	65.9	30.2	28.6	—	—

Net income including non-controlling interest	$109.4	$97.2	$48.8	$55.6	$171.1	$79.0

Non-controlling interest(1)					121.1	54.0

Net income attributable to Dominion Midstream					$50.0	$25.0

Pro forma net income per limited partner unit:
Common unit					$0.78	$0.39
Subordinated unit					0.78	0.39
Statement of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$136.2	$154.9	$66.2	$65.5
Investing activities	(294.8)	(51.3)	(222.6)	(79.5)
Financing activities	169.8	(103.6)	145.2	14.0
Other Financial Data:
EBITDA(2)	$202.8	$196.5	$94.7	$100.3	$202.8	$94.7
Adjusted EBITDA(2)					50.0	25.0
Capital expenditures(3)	294.6	51.1	222.3	79.4
Balance Sheet Data (at period end):
Cash and cash equivalents	$11.2	$—	$—			$324.4
Total assets	1,498.2	1,213.5	1,714.9			2,044.7
Total liabilities	226.2	515.0	228.9			83.5
Total parent net equity/partners’ capital	1,272.0	698.5	1,486.0			1,961.2
Partners’ capital attributable to Dominion Midstream	—	—	—			895.7

(1)	Represents interest in Cove Point attributable to Dominion.
(2)	For more information, please read “—Non-GAAP Financial Measures” below.
(3)	For the years ended December 31, 2013, and 2012, reflects $7.8 million, and $8.1 million, respectively, of maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term operating capacity and operating income; and $286.8 million, and $43.0 million, respectively, of expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term operating capacity and operating income. For the six months ended June 30, 2014, and 2013, reflects $7.2 million, and $4.2 million, respectively, of maintenance capital expenditures on the Cove Point LNG Facility and Cove Point Pipeline to maintain Cove Point’s long-term operating capacity and operating income; and $215.1 million, and $75.2 million, respectively, of expansion capital expenditures, primarily for the Liquefaction Project, made to increase Cove Point’s long-term operating capacity and operating income. Dominion has indicated that it intends to provide the funding necessary for the maintenance and expansion capital expenditures for both the existing Cove Point LNG Facility and Cove Point Pipeline and the Liquefaction Project, but it is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with of the Liquefaction Project. Please read “How We Make Distributions to Our Partners—Capital Expenditures.”

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA represents net income including non-controlling interest before interest and related charges, income tax and depreciation and amortization, and Adjusted EBITDA represents EBITDA after adjustment for a non-controlling interest in Cove Point held by Dominion. These are used as supplemental financial measures by our management and by external users of our financial statements, such as investors and securities analysts, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest on our indebtedness, if any, and to make distributions; and

•	our operating performance and return on invested capital as compared to those of other publicly traded companies that own energy infrastructure assets, without regard to their financing methods and capital structure.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Cove Point (Predecessor) Historical				Dominion Midstream Pro Forma
	Year Ended December 31,		Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,
	2013	2012	2014	2013	2013	2014
	(in millions)
Adjustments to reconcile net income including non-controlling interest to EBITDA and Adjusted EBITDA:
Net income including non-controlling interest:	$109.4	$97.2	$48.8	$55.6	$171.1	$79.0
Add:
Depreciation and amortization	31.7	33.3	15.7	16.1	31.7	15.7
Interest and related charges	—	0.1	—	—	—	—
Income tax expense	61.7	65.9	30.2	28.6	—	—

EBITDA	$202.8	$196.5	$94.7	$100.3	$202.8	$94.7

Less:
Adjusted EBITDA attributable to non-controlling interest(1)					152.8	69.7

Adjusted EBITDA					$50.0	$25.0

(1)	Represents interest in Cove Point attributable to Dominion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with Cove Point’s audited financial statements at and for the years ended December 31, 2013 and 2012, unaudited financial statements at June 30, 2014 and for the six months ended June 30, 2014 and 2013, and notes thereto, included elsewhere in this prospectus. The information provided below supplements, but does not form part of, Cove Point’s financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, please read the section entitled “Risk Factors” elsewhere in this prospectus.

Basis of Presentation

The following discussion of our historical performance and financial condition is based on the historical financial statements of Cove Point, in which we will own the general partner interest and the Preferred Equity Interest upon the closing of this offering. Unless otherwise indicated, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Cove Point,” “the Predecessor,” “our predecessor,” and “we,” “our,” “us,” “our partnership” or like terms when used in a historical context refer to Cove Point as our predecessor for accounting purposes, and when used in the present tense or prospectively, “Dominion Midstream,” “we,” “our,” “us” or like terms refer to Dominion Midstream Partners, LP and its wholly-owned subsidiary, Cove Point Holdings.

Overview

We are a growth-oriented Delaware limited partnership formed on March 11, 2014 by Dominion to initially own the Preferred Equity Interest and the general partner interest in Cove Point, which owns LNG import, storage, regasification and transportation assets. We expect that our relationship with Dominion, which has substantial additional midstream assets, should provide us the opportunity over time to grow a portfolio of natural gas terminalling, processing, storage, transportation and related assets. The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to Preferred Return Distributions so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. Preferred Return Distributions will be made on a quarterly basis and will not be cumulative. Our Preferred Equity Interest is also entitled to receive Additional Return Distributions (as defined herein), and should benefit from the expected increased cash flow and income associated with the Liquefaction Project upon completion. Please read “Business—Preferred Equity Interest.” Accordingly, our results of operations and financial condition will be dependent on the performance of Cove Point, and we believe that the discussion and analysis of Cove Point’s financial condition and operations is important to our unitholders.

Cove Point

Cove Point’s operations consist of LNG import and storage services at the Cove Point LNG Facility and the transportation of domestic natural gas and regasified LNG to Mid-Atlantic markets via the Cove Point Pipeline. Following binding commitments by counterparties, Cove Point requested regulatory approval to operate the Cove Point LNG Facility as a bi-directional facility, able to import LNG and vaporize it as natural gas or to liquefy domestic natural gas and export it as LNG.

We believe our relationship with Dominion should enable us to grow our cash flows, asset portfolio and cash distributions to unitholders over time. In the near term, we expect that Cove Point will generate cash and cumulative Net Operating Income in excess of that required to make payments of Preferred Return Distributions based on its long-term contracts for regasification at the Cove Point LNG Facility and firm transportation services on the Cove Point Pipeline. These cash flows are supported by existing long-term contracts with firm reservation charges for substantially all of the regasification and storage capacity of the Cove Point LNG Facility and all of the transportation capacity of the Cove Point Pipeline.

Factors Impacting Comparability of Our Financial Results

Our historical results of operations and cash flows for the periods presented may not be comparable, either from period to period, or going forward, principally for the following reasons:

Import Contracts

Cove Point has historically operated as an LNG import facility, under various long-term import contracts. The Cove Point LNG Facility has not received any LNG import shipments (other than to maintain the cryogenic readiness of the Cove Point LNG Facility) since October 2011. Since 2010, Dominion has renegotiated certain existing LNG import contracts in a manner that will result in a significant reduction in pipeline and storage capacity utilization and associated anticipated revenues during the period from 2017 through 2028. Such amendments created the opportunity for Dominion to explore the Liquefaction Project, which, assuming it becomes operational, will extend the economic life of Cove Point and contribute to Dominion’s overall growth plan. In total, these renegotiations reduced Cove Point’s expected annual revenues from the import-related contracts by approximately $150 million from 2017 through 2028, partially offset by approximately $50 million of additional revenues in the years 2013 through 2017.

Liquefaction Project

Following the completion and initial startup phase of the Liquefaction Project, we expect that Cove Point will be able to pay the Preferred Return Distributions using a small percentage of its total available cash flows, as we expect Cove Point’s total annual revenues, including reservation charges on the Cove Point Pipeline, to increase substantially notwithstanding the expiration or termination of any existing contracts with its Import Shippers or Storage Customers.

Income Taxes

Federal and state income taxes are reflected on the historical financial statements of Cove Point. Dominion Midstream is a non-taxable entity and will not record any provision for income taxes in its consolidated financial statements.

General and Administrative Expenses

Upon completion of this offering, Dominion Midstream anticipates incurring incremental general and administrative expenses annually as a result of operating as a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance expenses; and director compensation expenses. Additionally, our financial results will reflect our obligation to reimburse our general partner and its affiliates for all direct and indirect expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate an increase in general and administrative expenses of approximately $3.0 million annually.

Results of Operations

The following table summarizes Cove Point’s results for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2012	Change	2014	2013	Change
	(in millions)			(in millions)
Net Income	$109.4	$97.2	$12.2	$48.8	$55.6	$(6.8)

Overview

Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

Net income decreased by 12.2% primarily due to an increase in stakeholder outreach expenses for the Liquefaction Project of $7.5 million ($4.6 million after-tax).

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

Net income increased by 12.6% primarily due to an increase in other revenue of $9.6 million ($6.1 million after-tax) from payments received as a result of the renegotiation of certain import-related contracts and a decrease in income tax expense due to a benefit resulting from an alternative apportionment of Cove Point’s income for state income tax purposes ($7.4 million).

Analysis of Consolidated Operations

The following table summarizes selected amounts related to Cove Point’s results of operations for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2012	Change	2014	2013	Change
	(in millions)			(in millions)
Operating revenue	$343.5	$293.0	$50.5	$180.1	$171.8	$8.3
Purchased gas	91.7	48.8	42.9	53.1	47.4	5.7

Net revenue	251.8	244.2	7.6	127.0	124.4	2.6

Other operations and maintenance	27.9	27.2	0.7	21.2	14.0	7.2
Depreciation and amortization	31.7	33.3	(1.6)	15.7	16.1	(0.4)
Other taxes	21.1	20.5	0.6	11.1	10.1	1.0
Interest and related charges	—	0.1	(0.1)	—	—	—
Income tax expense	61.7	65.9	(4.2)	30.2	28.6	1.6

An analysis of Cove Point’s results of operations is set forth below.

Six Months Ended June 30, 2014 compared to Six Months Ended June 30, 2013

Net revenue

Net revenue reflects operating revenue less purchased gas expense. Purchased gas expense includes the value of natural gas fuel retained for use in routine operations and the cost of LNG cooling cargo purchases. Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in operating revenues and are thus financially neutral to Cove Point. LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cooling cargos are procured and billed to the Import Shippers pursuant to certain provisions in Cove Point’s FERC Gas Tariff.

Net revenue increased by 2% for the six months ended June 30, 2014 primarily reflecting an increase in other revenue of $3.2 million from payments received as a result of the renegotiation of certain import-related contracts. Operating revenue and purchased gas expense increased as the result of increased prices of one LNG cooling cargo received in the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Other operations and maintenance

Other operations and maintenance increased 51% primarily due to an increase in stakeholder outreach expenses for the Liquefaction Project of $7.5 million in the first six months of 2014 compared to the first six months of 2013.

Depreciation and amortization

Depreciation and amortization decreased 2% in the first six months of 2014 compared to the first six months of 2013 primarily due to the extension of the expected useful life of Cove Point’s existing expansion assets as a result of the Liquefaction Project.

Other taxes

Other taxes increased 10% for the first six months of 2014 compared to the first six months of 2013 primarily due to an increase in the property tax assessment of the Cove Point LNG Facility and a reduction of property taxes recognized in the first six months of 2013 to reflect the actual amount billed to Cove Point.

Interest and related charges

For the six months ended June 30, 2014 and 2013, interest and related charges were immaterial as any affiliated borrowings were used primarily to fund capital expenditures and therefore associated interest and related charges were capitalized to property, plant and equipment.

Income tax expense

Income tax expense increased 6% for the six months ended June 30, 2014 primarily due to a benefit resulting from an alternative apportionment of Cove Point’s income for state income tax purposes ($4.0 million) reflected in the six months ended 2013, partially offset by lower pre-tax income in the first six months of 2014 ($2.0 million).

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

Net revenue

Net revenue reflects operating revenue less purchased gas expense. Purchased gas expense includes the value of natural gas fuel retained for use in routine operations and the cost of LNG cooling cargo purchases. Increases or decreases in purchased gas expenses are offset by corresponding increases or decreases in operating revenues and are thus financially neutral to Cove Point. LNG cooling cargo purchases are required for Cove Point to maintain the cryogenic readiness of the Cove Point LNG Facility. Each year, one or two LNG cooling cargos are procured and billed to the Import Shippers pursuant to certain provisions in Cove Point’s FERC Gas Tariff.

Net revenue increased by 3% for the year ended December 31, 2013 primarily reflecting an increase in other revenue of $9.6 million from payments received as a result of the renegotiation of certain import-related contracts, partially offset by a decrease in gas transportation and storage revenue of $2.7 million as a result of a full year of lower base tariff rates which became effective in April 2012. Operating revenue and purchased gas expense increased as Cove Point received two LNG cooling cargos for the year ended December 31, 2013 compared to the receipt of one LNG cooling cargo for the year ended December 31, 2012.

Other operations and maintenance

Other operations and maintenance increased 3% primarily due to an increase in affiliated support services in 2013 compared to 2012.

Depreciation and amortization

Depreciation and amortization decreased 5% in 2013 primarily due to the extension of the expected useful life of Cove Point’s existing expansion assets as a result of the Liquefaction Project.

Other taxes

Other taxes increased 3% primarily due to an increase in the property tax assessment of the Cove Point LNG Facility for 2013.

Interest and related charges

In both of the years ended December 31, 2012 and December 31, 2013, interest and related charges were immaterial as any affiliated borrowings were used primarily to fund capital expenditures and therefore associated interest and related charges were capitalized to property, plant and equipment.

Income tax expense

Income tax expense decreased 6% for the year ended December 31, 2013 primarily due to a benefit resulting from an alternative apportionment of Cove Point’s income for state income tax purposes ($7.4 million), partially offset by higher pre-tax income in 2013 ($3.2 million).

Segment Results of Operations

The following table summarizes contributions by Cove Point’s Dominion Energy Segment and Corporate and Other Segment to net income for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2012	Change	2014	2013	Change
	(in millions)			(in millions)
Dominion Energy	$109.5	$97.2	$12.3	$48.8	$55.7	$(6.9)
Corporate and Other	(0.1)	—	(0.1)	—	(0.1)	0.1

Consolidated	$109.4	$97.2	$12.2	$48.8	$55.6	$(6.8)

Dominion Energy Segment

The following table summarizes, on an after-tax basis, the key factors impacting the Dominion Energy Segment’s net income contribution between the years ended December 31, 2012 and December 31, 2013 and the six months ended June 30, 2013 and June 30, 2014.

	Year Ended December 31, 2012 to December 31, 2013	Six Months Ended June 30, 2013 to June 30, 2014
	Increase (Decrease)
	(in millions)
Renegotiation of certain import-related contracts	$6.1	$2.0
Transportation and storage base rates	(1.7)	—
Stakeholder outreach expenses for the Liquefaction Project	—	(4.6)
State income tax benefit in 2013	7.4	(4.0)
Other	0.5	(0.3)

Change in net income contribution	$12.3	$(6.9)

Corporate and Other Segment

The following table summarizes the Corporate and Other Segment’s after-tax results for the periods indicated.

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in millions)		(in millions)
Specific items attributable to operating segment	$(0.1)	$—	$—	$(0.1)

Total net charge	$(0.1)	$—	$—	$(0.1)

The Corporate and Other Segment includes specific items attributable to Cove Point’s primary operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance. See Notes 13 and 10, Operating Segment to the Cove Point audited and unaudited historical financial statements, respectively, for a discussion of these items.

Liquidity and Capital Resources

Overview

We expect that our future principal uses of cash will be for working capital, capital expenditures, funding our debt service obligations, and, following the completion of this offering, paying distributions to our unitholders. We expect to make a minimum quarterly distribution of $0.175 per common unit and subordinated unit ($0.70 per common unit and subordinated unit on an annualized basis) to the extent we have sufficient cash after the establishment of cash reserves and the payment of fees and expenses, including payments to our general partner and its affiliates. For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period after the consummation of this offering through December 31, 2014 based on the actual length of that period. We believe that, based on our estimated distributable cash flow as described under “Cash Distribution Policy and Restrictions on Distributions” contained elsewhere in this prospectus, we will have sufficient distributable cash flow to pay the minimum quarterly distribution of $0.70 per unit on all common and subordinated units for the four-quarter period ending September 30, 2015. However, we do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at the minimum quarterly distribution rate or at any other rate, and there is no guarantee that we will pay distributions to our unitholders in any quarter. We expect our principal sources of liquidity will be distributions received from Cove Point from our Preferred Equity Interest, borrowings under our credit facility with Dominion, and issuances of debt and equity securities, and we believe that cash from these sources will be sufficient to meet our short-term working capital requirements, long-term capital expenditure requirements and pay distributions.

Outstanding Indebtedness; Dominion Credit Facility

Cove Point had no outstanding indebtedness at June 30, 2014 and December 31, 2013.

At the consummation of this offering, we will not have any outstanding indebtedness and will have an undrawn borrowing capacity of $300 million under a credit facility with Dominion, allowing us to competitively pursue acquisitions and future organic growth opportunities or to otherwise meet our financial needs. A summary of certain other key terms of the credit facility with Dominion is as follows:

•	No upfront commitment fee in order to enter into the facility, and no ongoing facility or similar charges assessed against undrawn amounts.

•	Five year term, with only interest payments on any drawn amounts payable prior to maturity or acceleration.

•	Interest payments on any drawn balances will be due on a quarterly basis and amounts drawn will accrue interest at variable interest rates, determined based on our ratio of total debt to Adjusted EBITDA or, if we obtain long-term debt credit ratings in the future, based on such credit ratings in effect from time to time.

•	Amounts then due and payable under the credit facility will need to be satisfied prior to making any distributions to unitholders. The credit facility will not include any other financial tests, covenants or conditions that must be satisfied as a condition to making distributions for so long as the facility remains in place.

•	The credit facility will contain limited representations, warranties and ongoing covenants consistent with other credit facilities made available by Dominion to certain of its other affiliates.

•	In the event we breach our payment obligations under the credit facility, or our obligations under any third-party indebtedness we may enter into in the future, or if we become subject to certain bankruptcy, insolvency, liquidation or similar proceedings, in each case after any applicable cure periods, Dominion may accelerate our payment obligations and terminate the credit facility.

•	We will be required to obtain Dominion’s consent prior to creating any mortgage, security interest, lien or other encumbrance outside the ordinary course of business on any of our property, assets or revenues during the term of such agreement. Failure to obtain any such consent from Dominion in the future could have an adverse impact on our ability to implement our business strategies, generate revenues and pay distributions to our unitholders.

Capital Spending

The total costs of developing the Liquefaction Project are estimated to be $3.4 billion to $3.8 billion, excluding financing costs. Through June 30, 2014 and December 31, 2013, Cove Point incurred $561.0 million and $347.5 million, respectively, of development costs associated with the Liquefaction Project. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with the Liquefaction Project. As existing revenue streams and cash from operating activities will be insufficient for Cove Point to complete the Liquefaction Project, Dominion has indicated that it intends to provide the funding necessary for the remaining development costs and other capital expenditures of Cove Point, but it is under no contractual obligation to do so and has not as of the date of this prospectus, secured all of the funding necessary to cover these costs, as it intends to finance these costs as they are incurred using its consolidated operating cash flows in addition to proceeds from capital markets transactions. However, Dominion has entered into guarantee arrangements on behalf of Cove Point to facilitate the Liquefaction Project, including guarantees supporting the terminal services and transportation agreements as well as the engineering, procurement and construction contract for the Liquefaction Project. Two of the guarantees have no stated limit, one guarantee has a $150 million limit, and one guarantee has a $1.75 billion aggregate limit with an annual draw limit of $175 million. In the event that Dominion does not satisfy its obligations under these guarantee arrangements or otherwise does not agree to provide the funding necessary for the remaining development costs and other capital expenditures of Cove Point, or is unable to obtain such funding in the amounts required or on terms acceptable to Dominion, Cove Point would require substantial external debt or equity financing to complete the development of the Liquefaction Project.

Cash Flows

The following table summarizes our cash flow for the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2013	2012	2014	2013
	(in millions)		(in millions)
Cash and cash equivalents at beginning of period	$—	$—	$11.2	$—
Cash flows provided by (used in):
Operating activities	136.2	154.9	66.2	65.5
Investing activities	(294.8)	(51.3)	(222.6)	(79.5)
Financing activities	169.8	(103.6)	145.2	14.0

Net increase (decrease) in cash and cash equivalents	11.2	—	(11.2)	—

Cash and cash equivalents at end of period	$11.2	$—	$—	$—

Operating Activities

In the first six months of 2014, net cash provided by Cove Point’s operating activities increased by $0.7 million, primarily due to the net change in working capital items, partially offset by higher operating and maintenance expenses and higher income tax payments, compared to the first six months of 2013.

In 2013, net cash provided by Cove Point’s operating activities decreased by $18.7 million, primarily due to higher income tax payments and net changes in other working capital items.

Investing Activities

In the first six months of 2014, net cash used in Cove Point’s investing activities increased by $143.1 million, primarily due to higher expenditures for the Liquefaction Project, compared to the first six months of 2013.

In 2013, net cash used in Cove Point’s investing activities increased by $243.5 million, primarily due to higher capital expenditures for the Liquefaction Project of $288.4 million in 2013 compared to $45.2 million in 2012.

Financing Activities

In the first six months of 2014, net cash provided by Cove Point’s financing activities increased by $131.2 million compared to the first six months of 2013, primarily due to capital contributions from parent.

In 2013, net cash provided by Cove Point’s financing activities was $169.8 million as compared to net cash used in financing activities of $103.6 million in 2012. This increase was primarily due to higher issuances of affiliated current borrowings (which were subsequently converted to equity), an advance from an affiliate, and the absence of distributions in 2013.

Customer Concentration

Cove Point provides service to eighteen customers, including four local distribution companies, eleven marketers or end users and the Import Shippers. The three largest customers comprised approximately 94% and 93% of the total transportation and storage revenues for the years ended December 31, 2013 and 2012, respectively, with Cove Point’s largest customer representing approximately 72% of such amounts in each year. The three largest customers comprised approximately 94% of the total transportation and storage revenues for the six months ended June 30, 2014 and 2013, with Cove Point’s largest customer representing approximately 73% of such amounts in each period. Cove Point has not experienced any credit losses in connection with its trade receivables. The majority of services are under long-term contracts at FERC-approved rates.

Contractual Obligations

Cove Point is party to numerous contracts and arrangements obligating them to make cash payments in future years. These contracts include contracts for capital projects and the purchase of goods and services. Presented below is a table summarizing cash payments that may result from contracts to which Cove Point is party as of December 31, 2013. For purchase obligations and other liabilities, amounts are based upon contract terms, including fixed and minimum quantities to be purchased at fixed or market-based prices. Actual cash payments will be based upon actual quantities purchased and prices paid and will likely differ from amounts presented below. The table excludes all amounts classified as current liabilities in the balance sheets. The majority of Cove Point’s current liabilities will be paid in cash in 2014. The following table presents our contractual obligations and other commitments as of December 31, 2013:

	Payments Due by Period
	2014	2015-2016	2017-2018	2019 and thereafter	Total
	(in millions)
Purchase obligations(1)
Capital Projects	$155.9	$0.6	$0.6	$—	$157.1
Other(2)	1.0	0.5	0.5	2.8	4.8

Total cash payments(3)	$156.9	$1.1	$1.1	$2.8	$161.9

(1)	Amounts exclude open purchase orders for services that are provided on demand, the timing of which cannot be determined.
(2)	Includes operations and maintenance commitments.
(3)	Excludes regulatory liabilities and employee benefit plan obligations, which are not contractually fixed as to timing and amount. See Note 7, Regulatory Assets and Liabilities and Note 9, Employee Benefit Plans to the Cove Point audited historical financial statements. Deferred income taxes are excluded since cash payments are based primarily on taxable income for each discrete fiscal year. See Note 4, Income Taxes to the Cove Point audited historical financial statements.

As of June 30, 2014, there were no material changes to our contractual obligations and other commitments presented above.

Off-Balance Sheet Arrangements

Other than the holding of surety bonds as discussed in Notes 10 and 7, Commitments and Contingencies to the Cove Point audited and unaudited historical financial statements, respectively, Cove Point had no off-balance sheet arrangements at June 30, 2014 and December 31, 2013 and at the closing of this offering we will not have any off-balance sheet arrangements, other than such surety bonds.

New and Revised Financial Accounting Standards

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported revenues and expenses during the reporting periods. We evaluate these estimates and assumptions on an ongoing basis and base our estimates on historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates.

Listed below are the accounting policies we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved, and that we believe are critical to the understanding of our operations. As of June 30, 2014, there have been no significant changes to our critical accounting policies and estimates.

Accounting for Regulated Operations

We are required to reflect the effect of the FERC rate regulation in our financial statements. For regulated businesses subject to federal cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by non-regulated companies. When it is probable that the FERC will permit the recovery of current costs through future rates charged to customers, these costs are deferred as regulatory assets that otherwise would be expensed by non-regulated companies. Likewise, regulatory liabilities are recognized when it is probable that the FERC will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by the FERC.

We evaluate whether or not recovery of our regulatory assets through future rates is probable and make various assumptions in our analyses. The expectations of future recovery are generally based on orders issued by regulatory commissions or historical experience, as well as discussions with the FERC. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made. See Note 7, Regulatory Assets and Liabilities and Note 8, Regulatory Matters to the Cove Point audited historical financial statements for additional information.

Use of Estimates in Goodwill Impairment Testing

As of December 31, 2013, we reported $45.9 million of goodwill on our Balance Sheet.

In April of each year, we test our goodwill for potential impairment, and perform additional tests more frequently if an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of the reporting unit below its carrying amount. The 2014, 2013 and 2012 annual tests and any interim tests did not result in the recognition of any goodwill impairment.

In general, we estimate the fair value of our reporting unit by using a combination of discounted cash flows and other valuation techniques that use multiples of earnings for peer group companies and analyses of recent business combinations involving peer group companies. Fair value estimates are dependent on subjective factors such as our estimate of future cash flows, the selection of appropriate discount and growth rates, and the selection of peer group companies and recent transactions. These underlying assumptions and estimates are made as of a point in time; subsequent modifications, particularly changes in discount rates or growth rates inherent in our estimates of future cash flows, could result in a future impairment of goodwill. Although we have consistently applied the same methods in developing the assumptions and estimates that underlie the fair value calculations, such as estimates of future cash flows, and based those estimates on relevant information available at the time, such cash flow estimates are highly uncertain by nature and may vary significantly from actual results. If the estimates of future cash flows used in the most recent tests had been 10% lower, the resulting fair values would have still been greater than the carrying value of the reporting unit tested, indicating that no impairment was present. See Note 6, Goodwill and Intangible Assets to the Cove Point audited historical financial statements for additional information.

Use of Estimates in Long-Lived Asset Impairment Testing

Impairment testing for an individual or group of long-lived assets or for intangible assets with definite lives is required when circumstances indicate those assets may be impaired. When an asset’s carrying amount exceeds the undiscounted estimated future cash flows associated with the asset, the asset is considered impaired to the extent that the asset’s fair value is less than its carrying amount. Performing an impairment test on long-lived assets involves judgment in areas such as identifying if circumstances indicate an impairment may exist, identifying and grouping affected assets, and developing the undiscounted and discounted estimated future cash flows (used to estimate fair value in the absence of market-based value) associated with the asset, including probability weighting such cash flows to reflect expectations about possible variations in their amounts or timing, expectations about operating the long-lived assets and the selection of an appropriate discount rate. Although cash flow estimates are based on relevant information available at the time the estimates are made, estimates of future cash flows are, by nature, highly uncertain and may vary significantly from actual results. For example, estimates of future cash flows would contemplate factors which may change over time, such as the expected use of the asset, including future production and sales levels, expected fluctuations of prices of commodities sold and consumed and expected proceeds from dispositions.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of the following information is to provide information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and interest rates.

Commodity Price Risk

We will be entitled to the Preferred Return Distributions so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make the Preferred Return Distributions. The cash flow attributable to the Preferred Equity Interest is underpinned by long-term fixed reservation fee agreements. Accordingly, we believe we are not subject to any material impacts of commodity price risk.

Interest Rate Risk

As described above, in connection with the closing of this offering, we intend to enter into a new $300 million revolving credit facility with Dominion. We may or may not hedge the interest on portions of our borrowings under the credit facility from time-to-time in order to manage risks associated with floating interest rates. At the closing of this offering, we will not have any outstanding indebtedness.

INDUSTRY OVERVIEW

We obtained the information in this prospectus about the LNG industry from several independent outside sources, including: the Energy Information Administration (“EIA”), an independent statistical and analytical agency within the DOE; the International Energy Agency’s World Energy Outlook 2013; the International Gas Union World LNG Report—2013 Edition; NERA Economic Consulting, a consulting company; Wood Mackenzie, a consulting company; The International Group of Liquefied Natural Gas Importers; and the FERC.

Overview of the Natural Gas Market

Natural gas is one of the world’s key sources of global energy, along with oil, coal and nuclear power. Natural gas is used principally in power generation (electricity) and for heating. It is an abundant energy source, with worldwide reserves estimated at 6,845 trillion cubic feet, which is enough for over 55 years of supply at current rates of consumption.

In the last three decades, demand for natural gas has grown faster than the demand for any other fossil fuel, and it is the only fossil fuel for which the EIA expects demand to grow in the future. Natural gas’ share of total global primary energy consumption has risen from 19% in 1980 to 23% in 2012.

Natural gas has a number of advantages that will make it a competitive source of energy in the future. Apart from plentiful supplies, which will help to keep prices competitive, natural gas is the fossil fuel least affected by policies to curb GHG emissions because it is the least carbon-intensive fossil fuel. In recent years, consumption of natural gas has risen steadily due to global economic growth and increasing energy demand, consumers’ desires to diversify energy sources, market deregulation, competitive pricing and recognition that natural gas is a cleaner energy source as compared to coal and oil. Natural gas emits a lower level of carbon dioxide and fewer noxious pollutants than coal when used in power generation.

LNG Market Opportunity

Natural gas reserves and production are spread over a wide array of geographic areas and the disparity between areas of production and areas of consumption has been the principal stimulus of international trade in gas. LNG is natural gas that has been converted into its liquid state through a cooling process, which allows for efficient transportation by sea. Over the past decade, global LNG demand has risen, on average, 7.9% per year.

Natural gas production in North America has increased due to the emergence of new techniques to access and extract shale gas reserves economically. U.S. domestic gas production now exceeds domestic gas consumption for a large part of the year, which may reduce future gas imports. Additionally, rising U.S. domestic gas production may drive down domestic gas prices and raise the likelihood of U.S. gas exports.

As a result of these developments, the North American gas market is moving in a different cycle from the rest of the world and has larger differentials in pricing than other markets (see the chart on the following page). Regional price differentials create the opportunity for arbitrage and also act as a catalyst for the extraction of new reserves. Given these conditions, interest in exporting LNG from the U.S. has grown and a number of new liquefaction plants are now planned.

Natural Gas Prices: January 2009—January 2014

(U.S.$ per Mbtu)

Source: Bloomberg.

Historically, the LNG trade was led by large utilities in Europe and Asia, which lack adequate indigenous supplies of natural gas. LNG export facilities in Algeria, Indonesia, Malaysia, Australia and Alaska served these markets. Today, European utilities seek to diversify their supply sources to meet peak winter demand, and North American producers seek to support growing demand. The current trend in the LNG trade has encouraged more liquefaction development globally, including in the Americas (U.S., Trinidad, Venezuela and Peru), Africa (Egypt, Algeria, Nigeria, Equatorial Guinea, Angola and Libya), the Middle East (Qatar, Oman and Iran), Asia (Indonesia, Malaysia and Papua New Guinea), Australia and Russia. The EIA predicts that international LNG trade will double from 10 trillion cubic feet in 2010 to around 20 trillion cubic feet in 2040. Most of the increase in liquefaction capacity is expected to be in North America and Australia, where a multitude of new liquefaction projects are expected to be operational within the next decade.

North America’s burgeoning shale plays and resulting unconventional gas resources reduce the need for LNG imports and increase the outlook for LNG exports. North American LNG exports provide an opportunity for natural gas producers to sell incremental volumes to global high-demand markets. As of April 2014, 30 North American LNG export projects have started the permitting track.

LNG Supply Chain

The LNG supply chain can be divided into five major phases:

Production: Natural gas is produced and transported via pipeline to natural gas liquefaction facilities located along the coast of the producing country.

Liquefaction: Once delivered to the liquefaction facility, the natural gas is super-cooled to a temperature of minus 260 degrees Fahrenheit, transforming the gas into a liquid 1/600th the volume of its gaseous state.

Shipping: LNG is loaded onto specially designed, double-hulled LNG carriers and transported overseas from the liquefaction facility to the receiving terminal.

Regasification: In receiving terminals (either onshore or aboard specialized LNG carriers), LNG is returned to its gaseous state, or re-gasified.

Storage, Transportation and Marketing: Once re-gasified, the natural gas is stored in specially designed facilities or transported to natural gas consumers via pipelines.

The following diagram illustrates the flow of natural gas and LNG from production to end use marketing.

Worldwide Natural Gas Reserves

According to the EIA, the world’s proved natural gas reserves rose by 1,387 trillion cubic feet, an average annual rate of 2.3%, over the past 10 years. Current estimates of worldwide natural gas proved reserves indicate a large resource base to support growth in markets through 2040 and beyond. However, natural gas reserves are spread unevenly around the world, concentrated in Eurasia, North America and the Middle East, where ratios of proved reserves to production indicate decades of resource availability. Conversely, many high-consumption Organization for Economic Cooperation and Development countries have much lower current ratios of proved reserves to production. This disparity should lead to increased trade of LNG.

The below table illustrates the global proved natural gas reserves by country as of January 1, 2013.

Source: EIA.

Global LNG Supply and Demand Dynamics

During the period between 2002 and 2012, worldwide natural gas demand is estimated to have increased at a pace of 2.8% per year. Comparatively, global LNG demand grew at a much faster rate, averaging 7.9% per year during the same period. The strong LNG demand growth was the combined result of a number of factors including the need to replace declining gas production in certain regions of the world, efforts to displace coal and nuclear fired power generation, national energy policies targeting supply diversity, and the realization of latent demand from industrial and residential sectors.

Worldwide demand for natural gas as well as for LNG is forecast to continue their upward trajectories into the future. The EIA projects that global natural gas demand will grow at a rate of 1.7% per year from 2010 to 2030 with the industrial and power generation sectors accounting for nearly three-fourths of the increase. LNG demand is expected to grow at an even faster overall rate. Based on data from Wood Mackenzie, LNG demand is forecast to grow by 4.5% per year from a base of 218.9 Mtpa in 2010, reaching 342.5 Mtpa in 2020 and 532.8 Mtpa in 2030.

LNG Demand by Region

Source: Wood Mackenzie.

Asia Pacific

In 2012, the Asia Pacific region accounted for 71% of global LNG demand. Japan, South Korea, and Taiwan, countries characterized by their highly industrialized economies and limited domestic energy supplies, have historically formed the core of the region’s market. Looking forward, the region is expected to maintain its position as the world’s largest LNG importer. However, while Japan, South Korea, and Taiwan will maintain their core positions, emerging demand markets in China, India and South East Asia are expected to expand rapidly.

Asia Pacific LNG Demand

Source: Wood Mackenzie.

Japan

Japan is currently the world’s largest LNG market due to its limited domestic production and lack of existing international pipeline connections. The country is expected to remain the world’s largest buyer of LNG. Historically, power generation has been the primary source of the country’s demand for natural gas, accounting for between 60% to 70% of total demand. In the aftermath of the Fukushima nuclear incident, Japan’s nuclear generators were systematically idled as part of a comprehensive, nationwide safety review. As a result, gas demand for power generation increased by nearly 15.7 Mtpa. To meet the expanded gas need, LNG imports rose from 69.9 Mtpa in 2010 to 87.3 Mtpa in 2012. While some nuclear capacity could be restarted as early as 2014, it remains unclear how much will come back online over the near term. As increasing amounts of nuclear capacity return to the country’s energy mix, some natural gas demand stands to be displaced. However, Wood Mackenzie expects that restarted nuclear power capacity will fall short of pre-Fukushima levels, leading to continued Japanese demand for natural gas.

Japan currently has 32 LNG import terminals with a total regasification capacity of 188.6 Mtpa, the largest amount of any country in the world. This is more than double the current estimates of Japan’s LNG import levels. An additional four terminals are under construction and are expected to come online between 2014 and 2018. The incremental regasification capacity that will be added by these terminals is modest in relation to Japan’s existing levels; nonetheless, it is expected to play an important role in providing supply to regions of the country where access to gas has otherwise been restricted.

South Korea

South Korea is currently the second largest LNG market globally. Given South Korea’s limited indigenous energy resources and lack of international pipeline connections, the country is almost entirely dependent on LNG imports for its gas supply. LNG was first introduced in South Korea in 1986, and it has since played an important role in meeting the country’s energy demand. Demand growth has been underpinned by significant investment in infrastructure steadily expanding the gas network across the country.

Demand is strong across the power generation and residential/commercial sectors, accounting for close to 80% of gas demand, with the industrial sector contributing to most of the remainder. Wood Mackenzie expects continued growth in the non-power sector due to the expansion of the pipeline infrastructure system to new areas without current access to gas. According to Wood Mackenzie, from 2013 to 2025 gas demand in South Korea is forecast to rise by an average of 1% per year to reach 46.6 Mtpa. This demand growth will be driven by the non-power sectors, with both industrial and residential/commercial growing in equal measure. Power sector demand for gas is expected to grow by a moderate 0.1% from 2013 to 2025, as it is constrained by the increase in nuclear power generation.

South Korea will remain dependent on LNG imports as domestic production is not expected to be material and competition from piped gas is unlikely as the proposed pipeline from Russia faces numerous geographic, logistical and political hurdles.

South Korea has four operating regasification terminals, with aggregate nominal capacity of 73.3 Mtpa. Two terminals are currently under construction and expected to provide an additional 9.0 Mtpa of nominal capacity.

China

On a unit volume basis, China is expected to account for the largest amount of incremental LNG demand from the Asia Pacific region. China’s natural gas market has already more than quadrupled between 2002 and 2012 when demand reached 111.4 Mtpa. According to the EIA, gas demand in China will continue to increase by more than 6% per year from 2010 to 2030, when it is estimated to reach 280.4 Mtpa. The growth outlook for gas use is predicated on economic expansion and the realization of latent demand from the industrial and residential sectors as they shift away from consuming generally higher priced oil products. The outlook also assumes an increasing pace of gas infrastructure development, which is expected to further spur total gas demand in the country. Among end markets, the industrial sector is currently the largest consumer of gas, accounting for more than half of total demand. It is followed by the power generation and residential/commercial end markets, which account for slightly less than one-quarter of gas demand each.

Based on Wood Mackenzie’s estimates, LNG accounted for 14% of China’s total gas needs in 2012. Comparatively, domestic production accounted for 71%, with pipeline imports making up the balance. Going forward, LNG’s share of the market is forecast to expand to 21% by 2020. On a unit volume basis, Wood Mackenzie forecasts that LNG demand will grow from 14.6 Mtpa in 2012 to 60.0 Mtpa in 2020.

China has ten operating regasification terminals, with aggregate nominal capacity of 34.0 Mtpa. Six terminals are currently under construction and are expected to add 16.0 Mtpa of regasification capacity between 2014 and 2017. An additional five terminals are in various stages of planning.

India

Gas demand in India is dominated by the power and industrial sectors. Gas demand in both of these sectors grew rapidly from 2008 to 2011 due to the ramp-up in gas supply from domestic sources. In 2012 and 2013 gas demand decreased as domestic gas production declined while insufficient regasification capacity constrained LNG imports. On the back of stabilizing production, gas demand is also expected to stabilize but it will not be until 2016 that demand reaches its previous 2011 peak. Total gas demand (of both LNG and domestic gas production) is expected to grow from 38.6 Mtpa in 2012 to 87.6 Mtpa in 2030 with an annual growth rate of 4.7%.

In the power sector, demand has been challenged by the absence of peak power tariffs, making the utilization of market priced LNG uneconomical for gas fired generation. In the longer-term, more widespread pricing reform in addition to rising production is likely to support additional gas use in the power sector. In the industrial sector, gas demand is currently dominated by the fertilizer industry. However, subsidies in the sector are not sufficient to make greenfield urea production viable based on LNG. Consequently industrial gas demand in the longer-term will be driven by other industries, where LNG will still be competitive with competing oil products.

From now through 2020, more incremental LNG is expected to enter the market with the removal of infrastructure constraints and as new LNG projects come on-stream. According to Wood Mackenzie, LNG demand will grow by an average rate of 6.0% from 2012 to 2020 to reach 22.5 Mtpa. Post-2020 LNG demand growth is forecasted to accelerate as the potential for market reforms improves the economics of LNG imports in the power sector while domestic gas production plateaus and then falls. From 2020 to 2030 LNG demand is expected to grow by an average of 8.4% to reach 50.5 Mtpa.

India has four operating regasification terminals, with aggregate nominal capacity of 23.5 Mtpa. An additional seven terminals are in various stages of planning.

Europe

Europe is the second largest regional market for LNG imports. During the early part of this century, LNG demand in the region trended consistently higher before reaching a peak of 65.4 Mtpa in 2011. However in the aftermath of the 2011 earthquake in Japan, demand for LNG increased meaningfully in the Asia Pacific region, causing volumes to be diverted away from Europe. Imports to Europe decreased significantly beginning in 2012, a trend that continued throughout 2013. Wood Mackenzie estimates that imports to the region will hit their trough in 2014, followed by generally flat levels through 2016 as LNG shipments continue making their way to the higher priced markets in Asia. Post-2016, imports into the European market are forecast to increase again.

European LNG Demand

Source: Wood Mackenzie.

LNG Liquefaction Capacity

At the end of 2012, global nameplate liquefaction capacity stood at 286.2 Mtpa from 17 LNG exporting countries. Qatar is currently the world’s largest LNG exporting country, with approximately 27% of global liquefaction capacity. In total, there are an estimated 16 global liquefaction projects currently under construction, representing aggregate capacity of 116.7 Mtpa that is scheduled to enter the market by the end of this decade. Of these, the largest capacity additions are expected to come from Australia, whose projects account for 61.8 Mtpa, or 53%, of the total amount. The U.S. will add the second highest level of capacity, totaling 17.9 Mtpa from Sabine Pass Phases 1 and 2.

North American Liquefaction Facilities

As of April 2014, 30 projects had requested permits from the DOE to export LNG to both FTA and non-FTA countries, representing 294.8 Mtpa of potential liquefaction capacity. Sabine Pass Trains 1 – 4 (17.3 Mtpa) remains the only fully permitted project and is currently under construction. Cove Point is among six additional projects that have received conditional approval from the DOE to export LNG to FTA and non-FTA countries and are currently awaiting final FERC authorization. The timetable of U.S. exports will still be greatly determined by the pace of the FERC approval process.

The below table shows the status of DOE applications for LNG exports as of April 2014.

Expected Order to be Processed	Company	Date Applicant Received FERC Approval to Begin Pre-Filing Process	Quantity (Bcf/d)		Contracts
			FTA	Non-FTA
Processed	Cheniere Sabine Pass T1-T4	8/4/2010	2.20	2.20	Fully Subscribed
Processed	Freeport LNG Expansion LP and FLNG Liquefaction	1/5/2011	1.40	1.40	Fully Subscribed
Processed	Lake Charles Exports, LLC	4/6/2012	2.00	2.00	—
Processed	Dominion Cove Point LNG, LP	6/26/2012	1.00	0.77	Fully Subscribed
Processed	Freeport LNG Expansion LP and FLNG Liquefaction(1)	1/5/2011	1.40	0.40	Fully Subscribed
Processed	Cameron LNG, LLC	5/9/2012	1.70	1.70	Fully Subscribed
Processed	Jordan Cove Energy Project, LP	3/6/2012	1.20	0.80	—
1	LNG Development Company, LLC (Oregon LNG)	7/16/2012	1.25	1.25	—
2	Cheniere Marketing, LLC (Corpus Christi)	12/22/2011	2.10	2.10	T1 Partially Subscribed
3	Excelerate Liquefaction Solutions	11/20/2012	1.38	1.38	—
4	Carib Energy (USA) LLC	—	0.03	0.06	—
5	Gulf Coast LNG Export, LLC	—	2.80	2.80	—
6	Southern LNG Company, LLC	3/1/2013	0.50	0.50	Fully Subscribed
7	Gulf LNG Liquefaction Company, LLC	—	1.50	1.50	—
8	CE FLNG, LLC	4/16/2013	1.07	1.07	—
9	Golden Pass Products, LLC	5/30/2013	2.60	2.60	—
10	Pangea LNG (North America) Holdings, LLC	—	1.09	1.09	—
11	Freeport-McMoRan Energy, LLC	—	3.22	3.22	—
12	Cheniere Sabine Pass T5	3/8/2013	0.52	0.52	Fully Subscribed
13	Venture Global LNG, LLC	—	0.67	0.67	—
14	Eos LNG, LLC	—	1.60	1.60	—
15	Barca LNG, LLC	—	1.60	1.60	—
16	Cheniere Sabine Pass T6	3/8/2013	0.86	0.86	—
17	Magnolia LNG, LLC	3/20/2013	1.08	1.08	—
18	Delfin LNG, LLC	—	1.80	1.80	—
19	Waller LNG Services, LLC	—	0.16	0.19	—
20	Gasfin Development	—	0.20	0.20	—
21	Texas LNG LLC	—	0.27	0.27	—
22	Louisiana LNG Energy LLC	—	0.28	0.28	—
23	Strom Inc.	—	0.02	0.02	—

Source: Office of Oil and Gas Global Security and Supply, Office of Fossil Energy, DOE; FERC; Company releases.

1.	Application was filed for 1.4 Bcf/d to FTA and Non-FTA countries; 1.4 Bcf/d was authorized for FTA and 0.4 Bcf/d was authorized for non-FTA for a total of 1.8 Bcf/d.

In Canada, seven projects have been granted export licenses by the National Energy Board: Kitimat LNG, BC LNG, LNG Canada, Pacific Northwest LNG, WCC LNG, Prince Rupert LNG, and Woodfibre LNG, representing 81.0 Mtpa of potential liquefaction capacity. Four other export plants, Triton LNG, Pieridae Energy, Aurora LNG, and Kitsault Energy, are currently being contemplated and could be operational by the end of the decade. The below map illustrates the location of the current and proposed North American liquefaction facilities.

BUSINESS

Overview

We are a growth-oriented Delaware limited partnership formed on March 11, 2014 by Dominion to initially own the Preferred Equity Interest and the general partner interest in Cove Point, which owns LNG import, storage, regasification and transportation assets. We expect that our relationship with Dominion, which has substantial additional midstream assets, should provide us the opportunity over time to grow a portfolio of natural gas terminalling, processing, storage, transportation and related assets. At the closing of this offering, we will hold the Preferred Equity Interest and the general partner interest in Cove Point. Cove Point is the owner and operator of the Cove Point LNG Facility, an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland and the Cove Point Pipeline, which consists of approximately 136 miles of natural gas pipeline that connects the Cove Point LNG Facility to interstate natural gas pipelines. Cove Point is currently generating significant revenue and earnings from annual reservation payments under regasification, storage and transportation contracts with a portfolio of creditworthy counterparties, including affiliates of BP, Royal Dutch Shell and Statoil.

Cove Point is actively pursuing the development of the Liquefaction Project on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility. The Liquefaction Project is expected to be completed and placed into service in late 2017. Liquefaction is the process by which natural gas is converted into LNG, which can be loaded into LNG vessels for export. U.S. exports of LNG are expected to increase substantially over the next decade, driven by an abundant supply of natural gas in the U.S., combined with projected growth in worldwide demand for natural gas and significantly higher prices globally, particularly in Asia. The Liquefaction Project’s available capacity is fully contracted with two counterparties: (1) a joint venture between Sumitomo Corporation and Tokyo Gas Co., Ltd. and (2) a subsidiary of GAIL (India) Limited. Each contract is a long-term fixed reservation fee agreement with a 20-year term commencing on the date the Liquefaction Project is placed in service. Upon completion, the Liquefaction Project is expected to substantially increase net income and EBITDA generated by Cove Point, in which we hold the Preferred Equity Interest. In the future, Cove Point may also, subject to receipt of all regulatory and other approvals necessary, construct and install infrastructure and related equipment in order to provide additional transportation services to potential customers located along the Cove Point Pipeline.

Dominion is the owner of all of the common equity interests in Cove Point and has indicated that it intends to provide the funding necessary for the development of the Liquefaction Project and other capital expenditures incurred by Cove Point. Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its common equity interests in Cove Point, which should benefit from the expected increased cash flows and income associated with the Liquefaction Project upon its completion, and we may also acquire newly issued common equity or additional preferred equity interests in Cove Point.

Preferred Equity Interest

Immediately following the consummation of this offering, our sole cash flow generating asset will be the Preferred Equity Interest. The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to Preferred Return Distributions so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of this offering) from which to make Preferred Return Distributions. We expect the Preferred Equity Interest to have limited exposure to the capital expenditure requirements associated with the future expansion of the Cove Point Facilities, as Dominion, although it is under no obligation to do so, has indicated that it intends to provide such funding. Preferred Return Distributions will be made on a quarterly basis and will not be cumulative. Our Preferred Equity Interest is also entitled to annual cash distributions equal to 3.0% of Cove Point’s Modified Net Operating Income in excess of $600 million (the “Additional Return Distributions”), and should benefit from the expected increased cash flows and income associated with the Liquefaction Project once it is completed. “Modified Net Operating Income” means Cove Point’s Net Operating Income plus any interest expense that reduced Net Operating Income.

We expect that Cove Point will generate cash and cumulative Net Operating Income in excess of that required to make Preferred Return Distributions through the expected completion of the Liquefaction Project in late 2017 and thereafter. We base our expectation on the existing long-term contracts with firm reservation charges for substantially all of the regasification and storage capacity of the Cove Point LNG Facility and all of the transportation capacity of the Cove Point Pipeline and the belief that the Liquefaction Project will commence operations in late 2017. While we expect Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts to decrease as those contracts expire in 2017 and 2023, we expect the cash flows and Net Operating Income from the Liquefaction Project, once completed, to replace and substantially exceed Cove Point’s cash flows and Net Operating Income from its existing import contracts and associated transportation contracts. Until the Liquefaction Project is completed, Cove Point will be prohibited from making a distribution on its common equity interests until it has a distribution reserve sufficient to pay two quarters of Preferred Return Distributions (and two quarters of similar distributions with respect to any other preferred equity interest in Cove Point). We intend to cause Cove Point to fully fund such distribution reserve by December 31, 2016, but there can be no assurance that funds will be available or sufficient for such purpose or that Cove Point will have sufficient cash and undistributed Net Operating Income to permit it to continue to make Preferred Return Distributions after the expiration of certain of its contracts in 2017. We do not expect to cause Cove Point to make distributions on its common equity, or the Additional Return Distributions, prior to the Liquefaction Project commencing commercial service. No distribution reserve will be established for the Additional Return Distributions.

Management

We are managed and operated by the board of directors and executive officers of our general partner, Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion. Dominion will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Cove Point’s general partner, which will be our wholly-owned subsidiary, will control Cove Point, subject to specified approval rights maintained by Dominion in connection with its ownership of common equity interests in Cove Point. We will manage the business and affairs of Cove Point’s general partner.

Our Relationship with Dominion

Overview

We view our relationship with Dominion as a significant competitive strength. We believe this relationship will provide us with potential acquisition opportunities from a broad portfolio of existing midstream assets that meet our strategic objectives, as well as access to personnel with extensive technical expertise and industry relationships. Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its common equity interests in Cove Point. We may also acquire newly issued common equity or additional preferred equity interests in Cove Point in the future, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval. Any additional equity interests that we acquire in Cove Point would allow us to participate in the significant growth in cash flows and income expected following the completion of the Liquefaction Project. In addition, acquisition opportunities may arise from future midstream pipeline, terminalling, processing, transportation and storage assets acquired or constructed by Dominion.

Dominion, headquartered in Richmond, Virginia, is one of the nation’s largest producers and transporters of energy. Dominion’s strategy is to be a leading provider of electricity, natural gas and related services to customers primarily in the eastern region of the U.S. Dominion’s portfolio of assets includes approximately

23,600 MW of generating capacity, 10,900 miles of natural gas transmission, gathering and storage pipelines, 21,900 miles of gas distribution pipelines, exclusive of service lines, 6,400 miles of electric transmission lines and 57,000 miles of electric distribution lines. Dominion presently serves utility and retail energy customers in 10 states and operates one of the nation’s largest underground natural gas storage systems, with approximately 947 Bcfe of storage capacity. Dominion’s portfolio of midstream pipeline, terminalling, processing, transportation and storage assets includes both its indirect ownership interests in Blue Racer and Atlantic Coast Pipeline, which are described in more detail below, and the assets and operations of Dominion Gas Holdings, LLC. Dominion Gas Holdings, LLC consists of (i) The East Ohio Gas Company d/b/a Dominion East Ohio, a regulated natural gas distribution operation, (ii) DTI, an interstate natural gas transmission pipeline company, and (iii) Dominion Iroquois, which holds a 24.72% general partner interest in Iroquois Gas Transmission System L.P.

Blue Racer is a joint venture between Dominion and Caiman, a midstream energy company focused on the design, construction, operation and acquisition of midstream assets. Blue Racer was formed to provide midstream services to natural gas producers operating in the Utica Shale formation in Ohio and portions of Pennsylvania, and is an equal partnership between Dominion and Caiman, with Dominion contributing midstream assets, including both gathering and processing assets, and Caiman contributing up to $800 million in equity capital commitments. Midstream services offered by Blue Racer include gathering, processing, fractionation, and natural gas liquids transportation and marketing. Blue Racer is expected to leverage Dominion’s existing presence in the Utica region with significant additional new capacity designed to meet producer needs as the development of the Utica Shale formation increases.

Atlantic Coast Pipeline is a newly created limited liability company among Dominion (which owns 45% of the company), Duke Energy Corporation (which owns 40%), Piedmont Natural Gas Company, Inc. (which owns 10%) and AGL Resources Inc. (which owns 5%). Atlantic Coast Pipeline was formed for the primary purpose of constructing an approximately 550-mile natural gas pipeline running generally between Lewis County, West Virginia and Chesapeake, Virginia and Lumberton, North Carolina and engaging in the transmission of natural gas through its owned and leased facilities. Construction of the pipeline is subject to receiving all necessary regulatory and other approvals, including without limitation certificate(s) of public convenience and necessity from the FERC and all required environmental permits. DTI will provide the services necessary to oversee the construction of, and to subsequently operate and maintain, the facilities and projects undertaken by, and subject to the approval of, Atlantic Coast Pipeline. Atlantic Coast Pipeline is expected to serve as a new, independent route for shale and conventional interstate gas supplies for markets in the mid-Atlantic region of the U.S.

Following the consummation of this offering, Dominion will be our largest unitholder, holding 14,472,789 common units (approximately 45.3% of all outstanding) and 31,972,789 subordinated units (100% of all outstanding), and will own our general partner and 100% of our IDRs. As a result of its significant ownership interests in us, we believe Dominion will be motivated to support the successful execution of our business strategies and will provide us with acquisition opportunities, although it is under no obligation to do so. Dominion views us as a significant part of its growth strategy, and we believe that Dominion will be incentivized to contribute or sell additional assets to us and to pursue acquisitions jointly with us in the future although it is under no obligation to do so and we are under no obligation to undertake any such acquisition opportunities. However, Dominion will regularly evaluate acquisitions and dispositions and may, subject to compliance with our right of first offer with respect to Cove Point, Blue Racer and Atlantic Coast Pipeline, elect to acquire or dispose of assets in the future without offering us the opportunity to participate in those transactions. Moreover, following the consummation of this offering, Dominion will continue to be free to act in a manner that is beneficial to its interests without regard to ours, which may include electing not to present us with future acquisition opportunities. Please read “Conflicts of Interest and Fiduciary Duties.”

Business Strategies

Our primary business objective is to generate stable and growing cash flows, which will enable us to maintain and increase our cash distributions per unit over time. We intend to accomplish this objective by executing the following strategies:

•	Pursue accretive acquisitions from Dominion. We intend to seek opportunities to expand our initial asset base primarily through accretive acquisitions from Dominion. Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its common equity interests in Cove Point, and we may also acquire newly issued common or additional preferred equity interests in Cove Point. Furthermore, Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its indirect ownership interests in Blue Racer and Atlantic Coast Pipeline. Although Dominion will grant us in connection with this offering a right of first offer with respect to such interests in Cove Point, Blue Racer and Atlantic Coast Pipeline, Dominion is under no obligation to sell these interests, nor are we obligated to purchase such interests, and we currently do not know when, if ever, such interests will be acquired from Dominion. In addition, we believe Dominion will offer us opportunities to acquire other midstream assets that it may acquire or develop in the future or that it currently owns. We believe that Dominion’s economic relationship with us incentivizes it to offer us acquisition opportunities, although it is under no obligation to do so and neither are we obligated to make any such acquisitions. Please read “—Our Relationship with Dominion.”

•	Pursue third-party acquisitions and organic growth opportunities. We also intend to grow our business by pursuing strategic acquisitions from third parties and, as we acquire additional assets, future organic growth opportunities at those acquired assets. Our third-party growth strategy will include assets both within the existing geographic footprint of Dominion’s natural gas-related businesses and potentially in new areas.

•	Focus on long-term, stable cash flows. We intend to pursue future growth opportunities, whether through our relationship with Dominion, third-party acquisitions or organic growth opportunities, that provide long-term, stable cash flows.

•	Capitalize on Dominion’s midstream experience in the Utica and Marcellus Shale formations. We intend to capitalize on Dominion’s midstream experience in the high growth areas of the Utica and Marcellus Shale formations. Dominion’s experience in these shale formations, as well as its extensive footprint, could potentially provide significant growth opportunities.

Competitive Strengths

We believe we are well positioned to execute our business strategies based on the following competitive strengths:

•	Our affiliation with Dominion. We believe that Dominion, one of the nation’s largest producers and transporters of energy and the ultimate owner of our general partner, all of our IDRs and a 72.6% limited partner interest in us, is motivated to promote and support the successful execution of our primary business objective through, for example, the following:

•	Cove Point acquisition opportunities: Dominion will retain all of the common equity interests in Cove Point immediately following the consummation of this offering and Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of these common equity interests. We may also acquire newly issued common equity interests in Cove Point or additional preferred equity interests in Cove Point in the future, which should benefit from the expected increase in cash flows and income associated with the Liquefaction Project upon its completion, provided that any issuances of additional equity interests in Cove Point would require both our and Dominion’s approval.

•	Other existing Dominion midstream assets: Dominion will grant us in connection with this offering a right of first offer with respect to any future sale of its indirect ownership interest in

Blue Racer and Atlantic Coast Pipeline. Furthermore, Dominion owns and operates a large portfolio of midstream natural gas assets. We believe Dominion will offer us opportunities to acquire additional midstream assets that it currently owns, although it is under no obligation to do so.

•	Future Dominion acquisition opportunities: One of the drivers from Dominion’s overall capital investment program is the future construction of infrastructure to handle the increase in natural gas production from the Marcellus and Utica Shale formations. We believe Dominion will offer us the opportunity to acquire additional midstream assets it constructs or acquires in the future, although it is not obligated to do so.

•	Significant industry and management expertise: Through our relationship with Dominion, we will have access to a significant pool of management talent, strong commercial relationships throughout the energy industry and the broad operational, commercial, technical, risk management and administrative infrastructure of Dominion. We believe this access will, among other things, enhance the execution of our expansion and acquisition strategies. Our management team includes many senior employees of Dominion with extensive experience in the energy industry.

•	Stable cash flows underpinned by long-term, fixed-fee contracts. The cash flow attributable to our Preferred Equity Interest is underpinned by long-term agreements with counterparties that are creditworthy entities or whose obligations are guaranteed by creditworthy entities. These counterparties are obligated to make fixed reservation or similar payments, regardless of whether such customers use the amount of capacity that they have reserved with respect to the Cove Point Facilities.

•	Strategic location within the developed area of existing facilities. We believe that the Liquefaction Project’s location within the developed area of the existing Cove Point LNG Facility provides significant cost advantages for Cove Point by allowing Cove Point to utilize the existing marine facilities, interconnecting pipelines, storage capacity and other infrastructure.

•	Financial flexibility and strong capital structure. At the consummation of this offering, we will not have any outstanding indebtedness and will have an undrawn borrowing capacity of $300 million under our credit facility with Dominion, allowing us to competitively pursue acquisitions and future organic growth opportunities.

Our competitive strengths are subject to a number of risks and competitive challenges. Please read “Risk Factors—Risks Inherent in Our Ability to Generate Stable and Growing Cash Flows” and “Business—Competition.”

About Cove Point

Overview

Cove Point is a Delaware limited partnership currently owned by Dominion. Cove Point’s operations currently consist of LNG import and storage services at the Cove Point LNG Facility and the transportation of domestic natural gas and regasified LNG to Mid-Atlantic markets via the Cove Point Pipeline. Following binding commitments from counterparties, Cove Point requested regulatory approval to operate the Cove Point LNG Facility as a bi-directional facility, able to import LNG and vaporize it as natural gas or to liquefy domestic natural gas and export it as LNG. Cove Point was acquired by Dominion in September 2002, nearly a year after the FERC issued a certificate authorizing reactivation of the original facilities and resumption of LNG imports. Under Dominion’s ownership, various construction activities were completed and the reactivated import facilities, including an underwater tunnel and offshore pier, were placed into service in August 2003. Cove Point has also undertaken and completed several additional major capital projects since the facility was reactivated in 2003, including but not limited to the following:

•	In December 2004, a fifth LNG storage tank was added at the Cove Point LNG Facility, increasing the total LNG storage capacity from approximately 5.0 Bcfe to approximately 7.8 Bcfe.

•	In May 2005, an additional 445 MDt/day of firm transportation capacity was created flowing from west to east on the Cove Point Pipeline.

•	In December 2006, Cove Point refurbished and reactivated two existing but unused waste heat vaporizers at the Cove Point LNG Facility to deliver an additional 250 MDt/day of regasification capacity from the Cove Point LNG Facility during off-peak periods.

•	In December 2007, Cove Point added two new air separation units, a liquid nitrogen storage tank, an electric generation unit and appurtenant facilities to the Cove Point LNG Facility in order to increase Cove Point’s nitrogen injection capabilities, allowing the Import Shippers to source LNG from a wider variety of sources.

•	In January 2009, Cove Point added two LNG storage tanks and other facilities to the Cove Point LNG Facility resulting in approximately 6.8 Bcfe of storage capacity and an increased regasification capacity of 800 MDt/day.

•	In March 2009, Cove Point added 800 MDt/day of firm transportation capacity to the Cove Point Pipeline.

•	In January 2011, Cove Point modified its offshore pier and related facilities to accommodate docking of LNG tankers carrying cargos of up to 267,000 cubic meters of LNG, up from the previous limit of 148,000 cubic meters.

•	Through June 30, 2014, Cove Point incurred $561.0 million of development costs associated with the Liquefaction Project.

Operations

Cove Point’s Import/Storage/Regasification Facilities

The Cove Point LNG Facility includes an offshore pier, LNG storage tanks, regasification facilities and associated equipment required to (i) receive imported LNG from tankers, (ii) store LNG in storage tanks, (iii) regasify LNG and (iv) deliver regasified LNG to the Cove Point Pipeline. The Cove Point LNG Facility has an operational peak regasification capacity of approximately 1,800 MDt/day and an aggregate LNG storage capacity of 695,000 cubic meters of LNG, or approximately 14.6 Bcfe, all of which is currently fully contracted. In addition, the Cove Point LNG Facility has an existing liquefier (unrelated to the Liquefaction Project) capable of liquefying approximately 15 MDt/day of natural gas. This liquefaction capacity is primarily used to liquefy natural gas received from domestic customers that store LNG in our tanks for use during peak periods of natural gas demand. Cove Point offers both (i) open access jurisdictional services with cost-based rates and terms and conditions that are part of a tariff approved by the FERC (“open access services”), and (ii) non-open access, proprietary non-jurisdictional services with rates, terms and conditions that are determined by arm’s length negotiations with customers (“non-open access services”). Facilities constructed to provide open access services represent 1,000 MDt/day of regasification capacity, 7.8 Bcfe of storage capacity (consisting of five tanks), and the full capacity of the liquefier. The remaining capacity, 800 MDt/day of regasification and 6.8 Bcfe of storage (consisting of two tanks), was constructed to provide the non-open access services. Cove Point’s two-berth pier is located approximately 1.1 miles offshore in the Chesapeake Bay. Cove Point operates the Cove Point LNG Facility on an integrated basis with no equipment exclusively used for the benefit of open access or non-open access services.

Cove Point currently provides services under (i) long-term agreements with the Import Shippers for an aggregate of 1,000 MDt/day of firm and off-peak regasification capacity, and (ii) long-term agreements for an aggregate 204 MDt/day of firm capacity with four Storage Customers who receive firm peaking services, whereby the Storage Customers deliver domestic natural gas to the Cove Point LNG Facility to be liquefied and stored during the summer for withdrawal on a limited number of days at peak times during the winter. Cove Point also has an additional 800 MDt/day of regasification capacity committed under a separate agreement with

Statoil, one of the Import Shippers. Although the Cove Point LNG Facility is not currently receiving any LNG import shipments (other than to maintain the facility in a cryogenic state), its customers are required to pay fixed monthly charges, regardless of whether they use the amount of capacity they have paid to reserve at the Cove Point LNG Facility. Following the expiration of certain Cove Point regasification and transportation contracts with Statoil in 2017, the resulting available storage and transportation capacity will be utilized in connection with the Liquefaction Project.

Cove Point’s Import/Storage/ Regasification Customers and Contracts

Cove Point’s customers receiving open access services for firm LNG tanker discharging (“LTD-1”) and firm peaking are as follows:

•	Each of the Import Shippers; namely, BP Energy Company, Shell NA LNG, Inc., and Statoil have reserved 250 MDt/day of regasification capacity, resulting in a total of 750 MDt/day, and each is obligated to make fixed monthly reservation payments to Cove Point for LTD-1 service; in addition, the Import Shippers have reserved a total of 250 MDt/day of incremental regasification capacity that is subject to certain excused interruptions, including the regasification of the Storage Customers, and each Import Shipper is obligated to make fixed monthly reservation payments to Cove Point for this LTD-1 (ISQ) service; and

•	The Storage Customers; namely, Atlanta Gas Light Company, Public Service Company of North Carolina, Incorporated, Virginia Natural Gas, Inc., and Washington Gas Light Company receive firm peaking services whereby they deliver domestic natural gas to the Cove Point LNG Facility. Once the domestic gas is received at the Cove Point LNG Facility, it is liquefied and stored during the summer for withdrawal on a limited number of days at peak times during the winter. Storage Customers have reserved, in total, 204 MDt/day of regasification capacity and are obligated to make fixed monthly reservation payments.

In addition, non-open access service, which consists of 800 MDt/day of the regasification capacity and 6.8 Bcfe of storage capacity, is under an agreement with Statoil that will expire in 2017. Similar to the open access LTD-1 service, Statoil pays reservation-type monthly fees irrespective of its use of the capacity it has reserved. Upon expiration of the non-open access Statoil contract, this capacity is anticipated to be utilized as part of the proposed Liquefaction Project. The following table sets forth certain details of Cove Point’s long-term agreements with its customers related to its import/storage/regasification facilities and existing liquefier.

Cove Point Import Shippers / Storage Customers

	Contract Expiration	Capacity	Annual Reservation Payments(1)
		(in Dt/day)	(in thousands)
Import Shipper
BP Energy Company(2)	8/18/2023	250,000	$23,948
Shell NA LNG, Inc.(2)	8/18/2023	250,000	23,948
Statoil(2)	8/18/2023	250,000	23,948
Statoil(3)	5/1/2017	800,000	117,673
Storage Customer(4)
Atlanta Gas Light Company	4/15/2015	69,000	2,006
Public Service Company of North Carolina, Incorporated	4/15/2021	25,000	727
Virginia Natural Gas, Inc.	4/15/2016	10,000	291
Washington Gas Light Company	4/15/2015	50,000	1,028
Washington Gas Light Company	8/31/2018	50,000	857

Total (subject to rounding)		1,754,000	$194,425

(1)	These reservation payments are subject to potential changes at and after January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016, except for reservation payments identified in note 3 below.
(2)	In addition, the Import Shippers have an additional 250 MDt/day of capacity, in total, that is subject to certain excused interruptions and each Import Shipper is obligated to make fixed monthly reservation payments to Cove Point for this service.
(3)	Statoil’s maximum daily delivery quantity under this contract will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in total anticipated reservation payments of approximately $10.7 million in 2017.
(4)	Several of these contracts are subject to evergreen provisions and may be renewed.

Cove Point’s Pipeline Facilities

The Cove Point Pipeline is a 36-inch diameter bi-directional underground, interstate natural gas pipeline that extends approximately 88 miles from the Cove Point LNG Facility to interconnections with pipelines owned by Transco in Fairfax County, Virginia, and with Columbia and DTI, both in Loudoun County, Virginia. In 2009, the original pipeline was expanded to include a 36-inch diameter loop that extends approximately 48 miles, roughly seventy-five percent (75%) of which is parallel to the original pipeline. Cove Point has two existing compressor stations at its interconnections with the three upstream interstate pipelines. The Loudoun Compressor Station is located at the western end of the Cove Point Pipeline where it interconnects with the pipeline systems of DTI and Columbia. The Pleasant Valley Compressor Station is located roughly 13 miles to the southeast of the Loudoun Compressor Station, where the Cove Point Pipeline interconnects with Transco’s pipeline system.

Cove Point offers open-access transportation services, including firm transportation, off-peak firm transportation and interruptible transportation, with cost-based rates and terms and conditions that are subject to the jurisdiction of the FERC. Firm transportation services are generally provided based on a reservation-based fee that is designed to recover Cove Point’s fixed costs and earn a reasonable return. Cove Point also provides certain incrementally priced, firm transportation services that are associated with expansion projects. Export Customers will be responsible for procuring their own natural gas supplies and transporting such supplies to the Cove Point Pipeline, which serves as the primary method of transportation of natural gas supplies to or from the Cove Point LNG Facilities.

Cove Point’s Pipeline Customers and Contracts

The Firm Transportation Customers are required to pay fixed monthly fees, regardless of whether they use their reserved capacity for the Cove Point Pipeline. The Firm Transportation Customers include the Import Shippers, the Storage Customers, Sempra Energy Trading LLC and Virginia Power Services Energy Corp., Inc., an affiliate of Cove Point. Additionally, 660 MDt/day of firm transportation currently reserved by Statoil will be utilized in conjunction with the Liquefaction Project. Customers may generally extend the term of their agreements beyond their stated expiration date by (i) agreeing to match the highest value bid offered to Cove Point for the customer’s firm service, or any portion thereof, through the bidding process described in Cove Point’s FERC Gas Tariff and (ii) executing a new service agreement incorporating the new rate and term. The following table sets forth certain details of Cove Point’s existing agreements with its customers related to its firm and off-peak transportation services.

Cove Point Pipeline Transportation Customers

Transportation Customer	Contract Expiration(1)	Capacity	Annual Reservation Payments(2)
		(in Dt/day)	(in thousands)
Atlanta Gas Light Company	4/15/2015	69,000	$363
BP Energy Company(3)	8/18/2023	250,000	1,434
Public Service Company of North Carolina, Incorporated	4/15/2021	25,000	132
Sempra Energy Trading LLC	5/31/2016	24,000	126
Shell NA LNG, Inc.(3)	8/18/2023	250,000	1,434
Statoil(3)	8/18/2023	250,000	1,434
Statoil(4)	5/1/2017	800,000	32,430
Virginia Natural Gas, Inc.	4/15/2016	10,000	53
Virginia Power Services Energy Corp., Inc.	4/30/2025	95,000	1,565
Washington Gas Light Company	4/15/2015	50,000	263
Washington Gas Light Company	8/31/2018	50,000	263
Washington Gas Light Company	4/30/2025	350,000	5,764

Total (subject to rounding)		2,223,000	$45,260

(1)	Several of these contracts are subject to evergreen provisions and may be renewed.
(2)	These reservation payments are subject to potential changes at and after January 1, 2017 because Cove Point is required to file its next rate case with the FERC in 2016, except for reservation payments identified in note 4 below.
(3)	In addition, these customers have an additional 250 MDt/day of capacity, in total that may be interrupted for up to 30 days per year. These customers are obligated to make fixed monthly reservation payments to Cove Point for this service.
(4)	Statoil’s maximum firm transportation quantity will decrease commencing January 1, 2017, in advance of contract expiration on May 1, 2017, resulting in anticipated reservation payments of approximately $2.2 million in 2017.

Cove Point’s Export/Liquefaction Facilities

Cove Point is in the process of developing the Liquefaction Project, which will consist of one LNG train with a design nameplate outlet capacity of 5.25 Mtpa. Under normal operating conditions and after accounting for maintenance downtime and other losses, the firm contracted capacity for LNG loading onto ships, which we refer to in this prospectus as available capacity, will be approximately 4.6 Mtpa (0.66 Bcfe/d). Cove Point has authorization from the DOE to export up to 0.77 Bcfe/d (approximately 5.75 Mtpa) should the liquefaction facilities perform better than expected. Once completed, the Liquefaction Project will enable the Cove Point LNG Facility to liquefy domestically produced natural gas and export it as LNG. The Liquefaction Project will be constructed on land already owned by Cove Point, which is within the developed area of the existing Cove Point LNG Facility, and will be integrated with a number of the facilities that are currently operational. Domestic natural gas will be delivered to the Cove Point LNG Facility through the Cove Point Pipeline for liquefaction and will be exported as LNG. The total costs of developing the Liquefaction Project are estimated to be $3.4 billion to $3.8 billion, excluding financing costs. Through June 30, 2014, Cove Point incurred $561.0 million of development costs associated with the Liquefaction Project. Dominion has indicated that it intends to provide the funding necessary for the remaining development costs for the Liquefaction Project, but it is under no obligation to do so. We intend to cause Cove Point to use the net proceeds contributed to it in connection with this offering to fund a portion of development and construction costs associated with of the Liquefaction Project.

Cove Point selected the Air Products (“APCI”) split-C3/MR process as its liquefaction technology. The split-C3/MR process features a propane pre-cooled, mixed-refrigerant refrigeration system with APCI’s proprietary spiral-wound main cryogenic heat exchanger. Cove Point’s liquefaction facility will utilize new natural gas-fired turbines to drive the main refrigerant compressors. The facility will utilize waste heat from the gas-fired turbines to generate additional electrical power on-site to meet the power demands of the liquefaction facility. Equipment will be installed to remove impurities from the gas supply stream which have no heating value, have corrosive potential, or will crystallize during the liquefaction process. In April 2013, Cove Point entered into an engineering, procurement and construction contract for the Liquefaction Project with a joint venture between IHI E&C International Corporation and Kiewit Energy Company (the “EPC Contractor”). Subject to receipt of regulatory approvals, Cove Point intends to commence construction of the Liquefaction Project in the fourth quarter of 2014 in order to place the Liquefaction Project facilities in service in late 2017.

The total installed storage capacity of the facility is 695,000 cubic meters of LNG, or approximately 14.6 Bcfe of gas. LNG will be pumped from the tanks to the offshore pier for loading onto LNG vessels for export. Many of the existing facilities at the Cove Point LNG Facility will be used as part of the Liquefaction Project. The Liquefaction Project will utilize existing storage tanks at the Cove Point LNG Facility to store LNG produced by the liquefaction facilities, together with on-site power generation and control systems, and will utilize the existing off-shore two-berth pier and insulated LNG and gas piping from the pier to the on-shore Cove Point LNG Facility. Cove Point also anticipates constructing new facilities to liquefy the natural gas delivered to the Cove Point LNG Facility through the Cove Point Pipeline on land it already owns (which encompasses more than 1,000 acres). No change will be made to the Cove Point LNG Facility’s current storage, import, or regasification capabilities and only minor modifications will be made to the Cove Point LNG Facility itself, such as adding piping tie-ins and electrical/control connections to integrate the liquefaction facility with the existing LNG vaporization facilities.

The Liquefaction Project is expected to be fully operational approximately 39 months after Cove Point issues a full notice to proceed (“FNTP”) to the EPC Contractor pursuant to the engineering, procurement and construction contract for the Liquefaction Project. During the first approximately 24 months after the issuance of FNTP, construction activities will be undertaken in order to reach the point at which pre-commissioning activities for the Liquefaction Project may begin, such as the testing of instruments and electrical devices and ensuring proper equipment alignments. Thereafter, dynamic commissioning activities will be performed, including operation of rotating equipment, drying and purging of system piping and related equipment, and preparations for start-up of the Liquefaction Project. All utilities and support systems will be fully operational following the completion of commissioning activities, including the introduction of feedstock, process fluids and hydrocarbons. All commissioning work is expected to be completed approximately 35 months after issuance of the FNTP.

Start-up operations on the Liquefaction Project will commence following completion of the commissioning process, including the initial production of LNG. A ramp-up to full production of LNG is expected to begin approximately one month after completion of the commissioning process, or 36 months after FNTP. Subsequent to beginning full production of LNG, performance and reliability testing on the Liquefaction Project will commence in advance of the Liquefaction Project becoming fully operational.

Cove Point’s Export Customers

Cove Point has executed service contracts for the Liquefaction Project with the Export Customers, each of which has contracted for fifty-percent (50%) of the available capacity. The Export Customers together will have firm access to 6.8 Bcfe of the existing storage capacity, which will be made available upon the expiration of Cove Point’s import contracts with Statoil, with the balance of such capacity available for Cove Point’s Import Shippers and Storage Customers. The Export Customers are: (1) ST Cove Point, LLC, a joint venture of Sumitomo Corporation, a Japanese corporation that is one of the world’s leading trading companies, and Tokyo Gas Co., Ltd., a Japanese corporation that is the largest natural gas utility in Japan (through an assignment from Pacific Summit Energy, LLC, a U.S. subsidiary of Sumitomo Corporation) and (2) GAIL Global (USA) LNG LLC, a wholly-owned indirect U.S. subsidiary of GAIL (India) Limited, one of the largest government-linked natural gas companies in India. These Export Customers have each entered into a 20-year agreement for the planned liquefaction and export services, which they may annually elect to switch to import services, provided that the other customer also agrees to switch. In addition, each of the Export Customers has entered into a pipeline precedent agreement for an accompanying 20-year service agreement for firm transportation on the Cove Point Pipeline.

Cove Point will provide terminal services for the Export Customers as a tolling service, and the Export Customers will be responsible for procuring their own natural gas supplies and transporting such supplies to or from the Cove Point LNG Facilities. Following the completion and initial startup phase of the Liquefaction Project, we expect that Cove Point will be able to pay the Preferred Return Distributions using a small percentage of its total available cash flows, as we expect Cove Point’s total annual revenues, including reservation charges on the Cove Point Pipeline, to increase substantially notwithstanding the expiration or termination of any existing contracts with its Import Shippers or Storage Customers. To deliver the feed gas for liquefaction to the Cove Point LNG Facility, each Export Customer will enter into a firm transportation service agreement to utilize the Cove Point Pipeline, with an MFTQ of 430 MDt/day for one Export Customer and between 420 and 430 MDt/day for the other Export Customer. This amount of firm transportation capacity will enable Export Customers to deliver to the Cove Point LNG Facility the feed gas, including fuel, required on days of peak liquefaction, utilizing both their firm liquefaction rights and an expected level of authorized overrun service. The Export Customers may annually elect to switch to an import service. In the event of an election of import/regasification service, each of the Export Customers will have a regasification capacity of 330 MDt/day.

Cove Point’s Pipeline Facilities Associated with the Liquefaction Project

The existing Cove Point Pipeline will transport natural gas to the Cove Point LNG Facility for liquefaction. Each of the Export Customers has entered into a pipeline precedent agreement for an accompanying 20-year service agreement for firm transportation on the Cove Point Pipeline. The three major pipelines that interconnect with the Cove Point Pipeline access several other interstate pipelines, allowing domestically produced natural gas available for export to be sourced from numerous producing regions across North America. In connection with the Liquefaction Project, pressure on the Cove Point Pipeline may be increased to enable Cove Point to meet both the existing and proposed firm contractual obligations, and Cove Point therefore expects to construct additional compression and related facilities in order to move the gas delivered to the Cove Point Pipeline to the Cove Point LNG Facility for liquefaction. Cove Point will install additional electric-driven compression and associated equipment and facilities at an existing compressor station, together with miscellaneous piping and measurement upgrades at an existing measuring and regulating site. A sound barrier, approximately 800 feet long and 20 feet high, will also be constructed behind an existing tree/vegetative buffer along the eastern fence line of Pleasant Valley Compressor Station to reduce the sound from the additional compression at the property line. Cove Point intends to commence construction of these additional Cove Point Pipeline facilities in 2016 for placement in service in late 2017.

Liquefaction Project—Regulatory and Other Proceedings

Prior to being able to export LNG, Cove Point must receive approvals from the DOE to export the commodity, from the FERC to construct and operate the facilities and from the Maryland Commission to construct the power generation facilities at the Cove Point LNG Facility. In October 2011, the DOE granted FTA Authorization for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into an FTA for trade in natural gas. In September 2013, the DOE also granted Non-FTA Authorization approval for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas. The FTA Authorization and Non-FTA Authorization have 25- and 20- year terms, respectively. Cove Point may not treat the volumes authorized for export pursuant to the FTA Authorization and the Non-FTA Authorization as additive to one another.

In April 2013, Cove Point filed its application with the FERC requesting authorization to construct, modify and operate the Liquefaction Project, as well as enhance the Cove Point Pipeline. In May 2014, the FERC staff issued its EA for the Liquefaction Project. In the EA, the FERC staff addressed a variety of topics related to the proposed construction and development of the Liquefaction Project and its potential impact to the environment, including in the areas of geology, soils, groundwater, surface waters, wetlands, vegetation, wildlife and aquatic resources, special status species, land use, recreation, socioeconomics, air quality and noise, reliability and safety, and cumulative impacts. Based on the analysis in the EA, the FERC staff determined that with the implementation of appropriate mitigation measures in these areas, the Liquefaction Project can be built and operated safely with no significant impact to the environment.

In September 2014, Cove Point received the FERC Order. The conditions regarding the Liquefaction Project set forth in the FERC Order largely incorporate the mitigation measures proposed in the EA. Cove Point’s estimated cost of complying with those conditions is already included in its overall estimated cost of the Liquefaction Project of approximately $3.4 to $3.8 billion, excluding financing costs. Cove Point has accepted the FERC Order and, upon compliance with the conditions of the FERC Order, will request that the FERC issue the FERC Notice to Proceed. Cove Point expects to receive the FERC Notice to Proceed early in the fourth quarter of 2014. Upon receipt of the FERC Notice to Proceed, Cove Point intends to commence construction of the Liquefaction Project.

A party may request rehearing of the FERC Order within 30 days from the date the order was issued by the FERC and there is no prescribed timeframe for the FERC to issue its order on rehearing. A party may appeal a rehearing order issued by the FERC to an applicable court of appeals within 60 days of the date the rehearing order is issued. A request for rehearing does not stay the FERC Order. In order to stay the FERC Order, a party would need to file a request for a stay and neither the FERC nor a court would typically stay the FERC Order pending rehearing or on appeal absent a showing of irreparable harm and a likelihood of success on the merits by the party requesting the stay. However, the FERC Order could be stayed, modified, vacated, or rescinded, in whole or in part, temporarily or otherwise, in the future as result of any stay request, rehearing request or court appeal.

In April 2013, Cove Point also filed an application with the Maryland Commission requesting authorization to construct a generating station in connection with the Liquefaction Project. In May 2014, the Maryland Commission granted the CPCN authorizing the construction of such generating station. The CPCN is conditional upon Cove Point receiving FERC approval for the Liquefaction Project and will obligate Cove Point to make payments over time totaling approximately $48 million to the SEIF and Maryland low income energy assistance programs. In June 2014, a party filed a notice of petition for judicial review of the CPCN with the Circuit Court for Baltimore City in Maryland. In September 2014, the party filed with the Maryland Commission a motion to stay the CPCN pending judicial review of the CPCN. The CPCN remains in effect pending consideration of the motion by the Maryland Commission.

Competition

Substantially all of the regasification and storage capacity of the Cove Point LNG Facility, and all of the transportation capacity of the Cove Point Pipeline is currently under contract, and the proposed Liquefaction Project’s capacity is also fully contracted under long-term fixed reservation fee agreements. However, Cove Point may compete with other independent terminal operators as well as major oil and gas companies on the basis of terminal location, services provided and price in the future. Competition from terminal operators primarily comes from refiners and distribution companies with marketing and trading arms. These companies tend to prioritize movement of their own products over their third-party customers. Accordingly, we believe that Cove Point will be able to compete successfully.

We believe that Cove Point is favorably positioned to compete in the industry due to the strategic location of the Cove Point LNG Facility, its access to various transportation modes, independent strategy, Cove Point’s reputation, the prices it charges for its services and the quality and versatility of its services. The competitiveness of Cove Point’s service offerings could be significantly impacted by the entry of new competitors into the markets in which it operates. However, we believe that significant barriers to entry exist in the terminalling and storage business. These barriers include significant costs and execution risk, a lengthy permitting and development cycle, financing challenges, shortage of personnel with the requisite expertise, and a finite number of sites suitable for development.

Federal Regulation

FERC Regulation

The design, construction and operation of interstate natural gas pipelines, LNG terminals (including the Liquefaction Project) and other facilities, the import and export of LNG, and the transportation of natural gas are all subject to various regulations, including the approval of the FERC under Section 3 (for LNG terminals) and Section 7 (for interstate transportation facilities) of the Natural Gas Act of 1938, as amended (the “NGA”) to construct and operate the facilities. For the Cove Point LNG Facility, Cove Point is required to maintain authorization from the FERC under Section 3 and Section 7 of the NGA. The design, construction and operation of the Cove Point LNG Facility and its proposed Liquefaction Project, and the import and export of LNG, are highly regulated activities. The FERC’s approval under Section 3 and Section 7 of the NGA, as well as several other material governmental and regulatory approvals and permits, are required for the proposed Liquefaction Project. In September 2014, Cove Point received FERC authorization to construct, modify and operate the Liquefaction Project, as well as construct, operate and maintain enhancements to the Cove Point Pipeline.

Under the NGA, the FERC is granted authority to approve, and if necessary, set “just and reasonable rates” for the transportation, including storage, or sale of natural gas in interstate commerce. In addition, under the NGA, with respect to the jurisdictional services, we are not permitted to unduly discriminate or grant undue preference as to our rates or the terms and conditions of service. The FERC has the authority to grant certificates allowing construction and operation of facilities used in interstate gas transportation and authorizing the provision of services. Under the NGA, the FERC’s jurisdiction generally extends to the transportation of natural gas in interstate commerce, to the sale in interstate commerce of natural gas for resale for ultimate consumption for domestic, commercial, industrial, or any other use, and to natural gas companies engaged in such transportation or sale. However, the FERC’s jurisdiction does not extend to the production or local distribution of natural gas.

In general, the FERC’s authority to regulate interstate natural gas pipelines and the services that they provide includes:

•	rates and charges for natural gas transportation and related services;

•	the certification and construction of new facilities;

•	the extension and abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities;

•	the initiation and discontinuation of services; and

•	various other matters.

In May 2011, Cove Point filed a general rate case for its FERC-jurisdictional services, with proposed rates to be effective July 2011. In July 2012, the FERC issued an order approving a stipulation and agreement among Cove Point, the FERC trial staff and the other active parties in the rate case resolving all issues set for hearing by the FERC and establishing the mechanism for operational purchases of LNG, with settlement rates effective April 2012. Pursuant to the terms of the settlement, future operational purchases of LNG are not expected to affect Cove Point’s net results of operations. Cove Point and settling customers are subject to a rate moratorium through December 31, 2016. Cove Point is required to file its next rate case in 2016 with rates to be effective January 1, 2017.

Energy Policy Act of 2005

The Energy Policy Act of 2005 (the “EPAct”) and the FERC’s policies promulgated thereunder contain numerous provisions relevant to the natural gas industry and to interstate pipelines. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties. Additionally, the EPAct amended Section 3 of the NGA to establish or clarify the FERC’s exclusive authority to approve or deny an application for the siting, construction, expansion or operation of LNG terminals, although except as specifically provided in the EPAct, nothing in the EPAct is intended to affect otherwise applicable law related to any other federal agency’s authorities or responsibilities related to LNG terminals. The EPAct amended the NGA to, among other things, prohibit market manipulation. In accordance with the EPAct, the FERC issued a final rule making it unlawful for any entity, in connection with the purchase or sale of natural gas or transportation service subject to the FERC’s jurisdiction, to defraud, make an untrue statement or omit a material fact or engage in any practice, act or course of business that operates or would operate as a fraud.

DOE Regulation

Prior to importing or exporting LNG, Cove Point must receive approvals from the DOE. Cove Point previously received import authority in connection with the construction and operation of the Cove Point LNG Facility and more recently also received authority to export the commodity.

In October 2011, the DOE granted FTA Authorization for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into an FTA for trade in natural gas. In September 2013, the DOE also granted Non-FTA Authorization approval for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas. The FTA Authorization and Non-FTA Authorization have 25- and 20-year terms, respectively.

DOT Regulation

The Cove Point Pipeline is subject to regulation by the U. S. Department of Transportation (“DOT”), under the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), pursuant to which PHMSA has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The Natural Gas Pipeline Safety Act of 1968, as amended (“NGPSA”), requires certain pipelines to comply with safety standards in constructing and operating the pipelines and subjects the pipelines to regular inspections.

The Pipeline Safety Improvement Act of 2002, as amended (“PSIA”), which is administered by the DOT Office of Pipeline Safety, governs the areas of testing, education, training and communication. The PSIA requires pipeline companies to perform extensive integrity tests on natural gas transportation pipelines that exist in high population density areas designated as “high consequence areas.” Pipeline companies are required to perform the integrity tests on a seven-year cycle. The risk ratings are based on numerous factors, including the population density in the geographic regions served by a particular pipeline, as well as the age and condition of the pipeline and its protective coating. Testing consists of hydrostatic testing, internal electronic testing, or direct assessment of the piping. In addition to the pipeline integrity tests, pipeline companies must implement a qualification program to make certain that employees are properly trained. Pipeline operators also must develop integrity management programs for gas transportation pipelines, which requires pipeline operators to perform ongoing assessments of pipeline integrity; identify and characterize applicable threats to pipeline segments that could impact a high consequence area; improve data collection, integration and analysis; repair and remediate the pipeline, as necessary; and implement preventive and mitigation actions. The Cove Point Pipeline is also subject to the Pipeline Safety, Regulatory Certainty, and Jobs Creation Act of 2011, which regulates safety requirements in the design, construction, operation and maintenance of interstate natural gas transmission facilities.

State Regulation

The Maryland Commission regulates gas, electric, telephone, water, and sewage disposal companies, including electricity suppliers, fees for pilotage services to vessels, construction of a generating station and certain common carriers engaged in the transportation for hire of persons in the state of Maryland. In April 2013, Cove Point filed an application with the Maryland Commission requesting authorization to construct the power generation station in connection with the Liquefaction Project. In May 2014, the Maryland Commission granted the CPCN authorizing the construction of such generating station. The CPCN is conditional upon Cove Point receiving FERC approval for the Liquefaction Project and will obligate Cove Point to make payments over time totaling approximately $48 million to the SEIF and Maryland low income energy assistance programs. In June 2014, a party filed a notice of petition for judicial review of the CPCN with the Circuit Court for Baltimore City in Maryland. In September 2014, the party filed with the Maryland Commission a motion to stay the CPCN pending judicial review of the CPCN. The CPCN remains in effect pending consideration of the motion by the Maryland Commission.

Environmental Matters

Cove Point’s operations are subject to stringent and comprehensive federal, regional, state and local laws and regulations governing occupational health and safety and environmental protection. These laws and regulations may, among other things, require the acquisition of permits or other approvals to conduct regulated activities, restrict the amounts and types of substances that may be released into the environment, limit operational capacity of the facilities, require the installation of environmental controls, limit or prohibit construction activities in sensitive areas such as wetlands or areas inhabited by endangered or threatened species, govern worker health and safety aspects of operations, and impose substantial liabilities for pollution resulting from Cove Point’s operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations, and the issuance of orders enjoining some or all of Cove Point’s operations in affected areas.

The trend in environmental regulation is to increasingly restrict or limit activities that may affect the environment, and thus, any changes in environmental laws and regulations or re-interpretation of enforcement policies are likely to result in more stringent and costly waste handling, storage, transport, disposal or remedial requirements, which collectively, could have a material adverse effect on Cove Point’s operations and financial position, and its ability to make payments on our Preferred Equity Interest. Actual future expenditures required for compliance may be significantly more than the amounts Cove Point currently anticipates. Cove Point may be unable to pass on increased compliance costs to its customers.

The following is a summary of some of the more significant existing environmental, health and safety laws and regulations applicable to Cove Point’s business operations and for which compliance may have a material adverse impact on its capital expenditures, results of operations or financial position, and its ability to make payment on our Preferred Equity Interest.

Air Emissions

The regulation of air emissions under the CAA and comparable state laws and regulations restrict the emission of air pollutants from many sources and also impose various monitoring and reporting requirements. The CAA New Source Review regulations require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or install and operate specific equipment or technologies to control emissions. The CPCN granted by the Maryland Commission constitutes the CAA New Source Review permit for the Liquefaction Project. Obtaining necessary air permit modifications, as needed, has the potential to delay the development of our projects.

The regulation of air emissions under the CAA requires that we obtain various operating permits, including, in some cases, Title V air permits, and incur capital expenditures for the installation of certain air pollution control devices at our facilities. We have taken and expect to continue to take certain measures to comply with various regulations specific to our operations, such as National Emission Standard for Hazardous Air Pollutants, New Source Performance Standards, New Source Review and federal and state regulatory measures imposed to meet National Ambient Air Quality Standards. We have incurred, and expect to continue to incur, substantial capital expenditures to maintain compliance with these and other air emission regulations that have been promulgated or may be promulgated or revised in the future.

Climate Change and Greenhouse Gases

Maryland, along with eight other Northeast states, has implemented regulations requiring reductions in carbon dioxide emissions through the Regional Greenhouse Gas Initiative (“RGGI”), a cap and trade program covering carbon dioxide emissions from electric generating units in the Northeast. The Cove Point LNG Facility is not currently subject to RGGI because all electric power generation units are less than 25 MW. The facility will become subject to RGGI after equipment associated with the Liquefaction Project is installed and will comply with the regulatory requirements for monitoring and reporting under RGGI. However, the facilities are not authorized to sell output to the electric grid and thus are not required to purchase emission allowances, but are required to submit a climate action plan for approval prior to operation. Additional mitigation for GHGs and climate change is required by the CPCN issued by the Maryland Commission. This additional mitigation constitutes payments to SEIF, which is utilized by Maryland to promote, develop and implement renewable energy and clean air resources, GHG reduction and mitigation programs, as well as energy efficiency and conservation programs.

In response to findings that emissions of GHGs present an endangerment to public health and the environment, the EPA adopted regulations under existing provisions of the CAA in April 2010, that require a reduction in emissions of GHGs from motor vehicles. These rules took effect in January 2011 and established GHG emissions as regulated pollutants under the CAA. In May 2010, the EPA issued the Final Prevention of Significant Deterioration and Title V Greenhouse Gas Tailoring Rule that, combined with prior actions, require stationary sources to obtain permits for GHG emissions for new and modified facilities over certain size thresholds, and meet best available control technology for GHG emissions. In addition, Congress has from time to time considered legislation to reduce emissions of GHGs, and many states have already taken regulatory action to monitor and/or to reduce emissions of GHGs, primarily through the development of GHG emission inventories or regional GHG cap and trade programs. The adoption of any legislation or regulations that limits emissions of GHGs from our equipment and operations or otherwise requires reporting of GHGs could require us to incur costs to reduce emissions of GHGs associated with our operations. Finally, operations could be adversely affected and physical plants placed at greater risk of damage should changes in global climate produce, among other possible conditions, unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, abnormal levels of precipitation, flooding or a change in sea level or sea temperatures.

Water Discharges

The CWA and analogous state laws impose restrictions and strict controls regarding the discharge of effluent into navigable waters. Pursuant to these laws, permits must be obtained to discharge into state waters or waters of the U.S. Any such discharge into regulated waters must be performed in accordance with the terms of the permit issued by EPA or the analogous state agency. Spill prevention, control and countermeasure requirements under federal and state law require appropriate containment berms and similar structures to help prevent the accidental release of petroleum into the environment. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of activities.

From time to time, Cove Point’s projects and operations may potentially impact tidal and non-tidal wetlands. In these instances, Cove Point must obtain authorization from the appropriate federal and state agencies prior to impacting a subject wetland. The authorizing agency may impose significant direct or indirect mitigation costs to compensate for regulated impacts to wetlands. The approval timeframe may also be extended and potentially affect project schedules resulting in a material adverse effect on Cove Point’s business and contracts.

Employee Health and Safety

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act, as amended, and comparable state statutes, whose purpose is to protect the health and safety of workers. We have an internal safety, health and security program designed to monitor and enforce compliance with worker safety requirements, and we routinely review and consider improvements in our programs. We are also subject to the United States Coast Guard’s Maritime Security Standards for Facilities, which are designed to regulate the security of certain maritime facilities. We believe that we are in material compliance with all applicable laws and regulations related to worker health and safety. Notwithstanding these preventative measures, incidents may occur that are outside of our control.

Title to Properties and Permits

Cove Point

Cove Point’s real property falls into two categories: (i) parcels that it owns in fee and (ii) parcels in which its interest derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for its operations. The Cove Point LNG Facility is located on land owned by Cove Point in fee. Similarly, Cove Point is pursuing the development of the Liquefaction Project on land already owned by Cove Point in fee, and which is within the developed area of the existing Cove Point LNG Facility. The Cove Point Pipeline is an approximately 136-mile natural gas pipeline, and Cove Point does not own all of the land on, through or under which the Cove Point Pipeline is situated. Cove Point’s real property interests in the land across which the Cove Point Pipeline was constructed and is operated are primarily derived from leases, easements, rights-of-way, permits or licenses. Cove Point believes it has satisfactory title to or rights and interests in all of the assets that are necessary for it to operate its business in the manner currently operated in all material respects.

Dominion Midstream

We do not currently own any real property independent of the real property owned by Cove Point described above. Our general partner will secure the office space, facilities and related equipment necessary for our operations pursuant to its services agreement with Dominion Resources Services, Inc. (“DRS”), a wholly-owned subsidiary of Dominion, and we will reimburse our general partner and its affiliates for the associated costs.

Insurance

Cove Point is a named insured under the insurance programs purchased for Dominion and its wholly-owned direct or indirect subsidiaries. The material insurance programs, which are purchased from domestic, European and industry mutual insurance insurers, include general and excess liability, property and business interruption, marine terminal operators’ liability, workers’ compensation and employers liability, automobile liability, and directors and officers liability insurance. Our general partner is also a named insured under the above insurance programs, exclusive of the workers’ compensation and employers’ liability insurance since it does not have any employees. We will generally share insurance coverage with our general partner, and will reimburse our general partner and its affiliates for the costs of obtaining such insurance through the Dominion insurance program. In connection with the Liquefaction Project, Dominion will also place certain construction related policies in place for the benefit of Cove Point, including builder’s risk, marine cargo and delay-in-start up insurance. As we continue to grow, our general partner and Dominion will continue to evaluate our policy limits and deductibles as they relate to the overall cost and scope of our insurance program.

Employees

Cove Point’s operations are conducted utilizing individuals employed both by Cove Point itself and by utilizing the services of individuals employed by other affiliates of Dominion. Such employees participate in retirement benefit, defined contribution employee savings plans and other benefit plans sponsored by Dominion. We are managed and operated by the board of directors and executive officers of Dominion Midstream GP, LLC, our general partner. We do not have any employees, nor does our general partner. All of the employees that will conduct our business are employed by affiliates of Dominion, and our general partner will secure the personnel necessary to conduct our operations through its services agreement with DRS. We will reimburse our general partner and its affiliates for the associated costs of obtaining the personnel necessary for our operations pursuant to our partnership agreement.

Legal Proceedings

From time to time Dominion Midstream and Cove Point may be alleged to be in violation or in default under orders, statutes, rules or regulations relating to the environment, compliance plans imposed or agreed to by Dominion Midstream or Cove Point, as applicable, or permits issued by various local, state or federal agencies for the construction or operation of facilities. Administrative proceedings may also be pending on these matters. In addition, in the ordinary course of business Dominion Midstream and Cove Point may be involved in various legal proceedings.

The Liquefaction Project has been the subject of litigation which has been decided in Dominion’s favor. In particular, in May 2012, in response to claims by the Sierra Club, Cove Point filed a complaint for declaratory judgment to confirm its right to construct the Liquefaction Project. The Sierra Club had maintained that under an agreement last amended in 2005 between Sierra Club and Dominion, Cove Point needed Sierra Club’s permission to build any LNG export facilities. In January 2013, a Maryland circuit court issued declaratory judgment confirming Cove Point’s right to build the liquefaction facilities. In February 2013, the Sierra Club appealed the circuit court decision to the Maryland Court of Special Appeals. In late February 2014, the Maryland Court of Special Appeals ruled against the Sierra Club and held that under the agreement last amended in 2005, Cove Point may locate, construct and operate a liquefaction plant at the Cove Point LNG Facility and export LNG from the Cove Point LNG Facility. In April 2014, the Sierra Club petitioned the Maryland Court of Appeals, Maryland’s highest court, to review the rulings of the circuit court and the Maryland Court of Special Appeals. In June 2014, the Maryland Court of Appeals declined the appeal petition and the matter is not subject to further appeal. Additional litigation may arise in the future prior to completion of the Liquefaction Project.

In August 2014, Cove Point received a “Request to Show Cause” from the EPA alleging violations of certain release reporting requirements under CERCLA and EPCRA. In February 2013, Cove Point first reported to the EPA a “continuous release” of ammonia emissions from the NOx control systems attached to its electric generating turbines as a part of normal operations. While these emissions are not subject to permit limits, Cove Point verified and submitted to the EPA that the ammonia emissions periodically exceeded the reporting threshold between December 2012 and February 2013. Cove Point has further submitted to the EPA the required written follow-up reports. Cove Point is working with the EPA to resolve this matter. Cove Point believes that the civil penalty will be in the range of $365,000 to $550,000 which reflects management’s current reasonable estimate of the amount of the penalty. Cove Point does not expect that such penalty will have a material adverse effect on its results of operations or ability to make payments on our Preferred Equity Interest.

MANAGEMENT

Management of Dominion Midstream

We are managed and operated by the board of directors and executive officers of our general partner, Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion. As a result of owning our general partner, Dominion will have the right to appoint all members of the board of directors of our general partner, including at least three directors meeting the independence standards established by the NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. Our general partner owes certain contractual duties to our unitholders as well as a fiduciary duty to its owners.

Upon the closing of this offering, we expect that our general partner will have five directors. In accordance with the NYSE’s phase-in rules, we will have at least one independent director on the date that our common units are first listed on the NYSE and three independent directors within one year of that date. Our board has also determined that Joseph M. Rigby, John W. Snow and David A. Wollard, our director nominees who will become members of our board of directors prior to the closing of this offering, are independent under the independence standards of the NYSE. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering. Dominion will appoint at least one member of the audit committee to the board of directors of our general partner by the date our common units first trade on the NYSE.

All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of Dominion. The amount of time that our executive officers will devote to our business and the business of Dominion will vary in any given year based on a variety of factors. Our executive officers intend, however, to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Following the consummation of this offering, neither our general partner nor Dominion will receive any management fee or other compensation in connection with our general partner’s management of our business, but we will reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

In evaluating director candidates, Dominion will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Executive Officers and Directors of Our General Partner

The following table shows information for the executive officers and directors of our general partner upon the consummation of this offering. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers. Some of our directors and all of our executive officers also serve as executive officers of Dominion.

Name	Age	Position With Our General Partner
Thomas F. Farrell II	59	Chairman and Chief Executive Officer
Mark F. McGettrick	56	Director, Executive Vice President and Chief Financial Officer
Paul D. Koonce	54	Executive Vice President
Michele L. Cardiff	47	Vice President, Controller and Chief Accounting Officer
Mark O. Webb	50	Vice President and General Counsel
Joseph M. Rigby	58	Director Nominee
John W. Snow	75	Director Nominee
David A. Wollard	77	Director Nominee

Thomas F. Farrell II has served as the Chairman of the Board of Directors and Chief Executive Officer of our general partner since March 2014. Mr. Farrell has also served as the Chairman of the Board of Directors of Dominion from April 2007 to date and President and Chief Executive Officer of Dominion from January 2006 to date. Mr. Farrell has served as a director of Altria Group, Inc. since 2008.

Mr. Farrell’s qualifications to serve as a director include his 19 years of industry experience as well as his legal expertise, having served as General Counsel for Dominion and as a practicing attorney with a private firm. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university foundations.

Mark F. McGettrick has served as a Director, Executive Vice President and Chief Financial Officer of our general partner since March 2014. Mr. McGettrick has also served as Executive Vice President and Chief Financial Officer of Dominion from June 2009 to date. He previously served as President and Chief Operating Officer—Generation of Virginia Power from February 2006 to May 2009 and Executive Vice President of Dominion from April 2006 to May 2009.

Mr. McGettrick’s qualifications to serve as a director include his more than 30 years of power generation management and industry experience. He currently serves on the George Mason University board of visitors and is on the Board of Directors of the Dominion Foundation. Mr. McGettrick also has community and public interest involvement and serves or has served on many non-profit foundations and boards.

Paul D. Koonce has served as Executive Vice President of our general partner since March 2014. Mr. Koonce has also served as the Executive Vice President and Chief Executive Officer—Energy Infrastructure Group of Dominion from February 2013 to date. Mr. Koonce previously served as the Executive Vice President of Dominion from April 2006 to February 2013.

Michele L. Cardiff has served as the Vice President, Controller and Chief Accounting Officer of our general partner since March 2014 and of Dominion since April 2014. Ms. Cardiff previously served as the Vice President—Accounting of DRS from January 2014 to March 2014, Vice President and General Auditor of DRS from September 2012 to December 2013, Controller of Virginia Electric and Power Company from June 2009 to August 2012 and Assistant Controller of DRS from November 2008 to May 2009.

Mark O. Webb has served as Vice President and General Counsel of our general partner since March 2014. Mr. Webb has also served as Vice President, General Counsel and Chief Risk Officer of Dominion from January 2014 to date, Vice President and General Counsel of Dominion from January 2013 to December 2013, Deputy General Counsel of DRS from July 2011 to December 2012, Director—Policy & Business Evaluation Alternative Energy Solutions of DRS from May 2009 to June 2011 and Deputy General Counsel of DRS from April 2004 to April 2009.

Joseph M. Rigby is expected to become a director of our general partner prior to the closing of this offering. Mr. Rigby has been chairman, president and chief executive officer since May 2009 of Pepco Holdings, Inc. (“PHI”), an energy delivery company serving the Mid-Atlantic region. Prior to that, he served as president and chief executive officer of PHI from March 2009 to May 2009 and president and chief operating officer of PHI from March 2008 to March 2009. Mr. Rigby received his bachelor’s degree in accounting from Rutgers University and an MBA from Monmouth University. He is also a licensed Certified Public Accountant in the state of New Jersey.

Mr. Rigby’s qualifications to serve as a director include his 35 years of experience with PHI and its subsidiaries and in the utility industry. As the chief executive officer of PHI, he has leadership, corporate management, governance, and regulatory experience, among other business disciplines. He also has finance, human resources, and mergers and acquisitions experience through positions held with PHI and its subsidiaries. Mr. Rigby serves on the boards of the U.S. Chamber of Commerce, the Edison Electric Institute and Energy Insurance Mutual and serves or has served on other non-profit foundations and boards.

John W. Snow is expected to become a director of our general partner prior to the closing of this offering. Mr. Snow is the non-executive chairman of the board of Cerberus Capital Management, L.P. He is also a member of the board of directors of Armada Hoffler Properties, Inc. and Marathon Petroleum Corporation. Mr. Snow previously served on the boards of International Consolidated Airlines Group, S.A. (2010 through 2013), Amerigroup Corporation (2010 through 2012), Verizon Communications, Inc. (2007 through 2012) and Lending Processing Servicing, Inc. (2013).

Mr. Snow served as U.S. Secretary of the Treasury from February 2003 until June 2006. Prior to becoming Secretary of the Treasury, he served as chairman and chief executive officer of CSX Corporation. Mr. Snow received a bachelor’s degree from the University of Toledo, a master’s degree from Johns Hopkins University, a doctorate in economics from the University of Virginia and a juris doctor degree from George Washington University.

Mr. Snow’s qualification to serve as a director includes experience as chairman of a leading private investment firm and his experience as the U.S. Secretary of the Treasury and as the chairman and chief executive officer of a large public company. Through his current and former service on the boards of directors of other public companies and as a chief executive officer, he brings leadership, corporate management, governance, finance, and regulatory experience, among other business disciplines.

David A. Wollard is expected to become a director of our general partner prior to the closing of this offering. Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). Mr. Wollard has served as a director of Dominion since 1999 and currently serves on Dominion’s compensation, governance and nominating committee (the “CGN Committee”). He is also a director of Vectra Bank Colorado. Mr. Wollard is the past chairman of the Downtown Denver Partnership and the Denver Metro Chamber of Commerce. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A.

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry continues to face legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Director Independence

In accordance with the rules of the NYSE, our general partner must have at least one independent director prior to the listing of our common units on the NYSE, one additional member within three months of the effectiveness of the registration statement of which this prospectus forms a part, and one additional independent member within 12 months of that date.

Committees of the Board of Directors

The board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that the board of directors of our general partner will approve equity grants to directors and employees.

Audit Committee

We are required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the one-year period following consummation of this offering as described above. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and partnership policies and controls. The audit committee will have the sole authority to (1) retain and terminate our independent registered public accounting firm, (2) approve all auditing services and related fees and the terms thereof performed by our independent registered public accounting firm, and (3) pre-approve any non-audit services and tax services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee and our management.

Conflicts Committee

At least one independent member of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of Dominion Midstream. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including Dominion, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

We were formed on March 11, 2014 by Dominion to initially own the Preferred Equity Interest and the general partner interest in Cove Point. As such, our general partner did not participate in the design or implementation of, nor accrue any obligations with respect to, executive compensation for its directors and executive officers for the fiscal year ended December 31, 2013, or for any prior periods. Accordingly, we are not presenting any compensation for historical periods.

We are currently considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, our reporting obligations extend only to the individual serving as our chief executive officer, and our two other most highly compensated executive officers. We will not directly employ any of the persons responsible for managing our business, as the executive officers that will manage the day-to-day affairs of our business are employed by Dominion. All of the initial executive officers that will manage our business are current officers of Dominion, thus they will have responsibilities for Dominion, our general partner and us. The three individuals that we consider to be our named executive officers (“NEOs”) are:

•	Thomas F. Farrell II, Chairman and Chief Executive Officer;

•	Mark F. McGettrick, Director, Executive Vice President and Chief Financial Officer; and

•	Paul D. Koonce, Executive Vice President.

Our executive officers are employed by Dominion and all determinations with respect to their compensation and benefits will be made by Dominion’s CGN Committee of its Board of Directors, or by its Chief Executive Officer as applicable under Dominion’s compensation governance policies, without any input from us or our general partner or its Board of Directors (other than as described below). More detailed information regarding the compensation programs at Dominion may be found in Dominion’s proxy statement filed with the SEC on March 26, 2014. Our executive officers’ compensation and benefits (other than certain equity awards described below) will be paid by Dominion and a portion of that compensation will be allocated to and reimbursed by us based on the amount of time spent by such officers managing our business and operations. Our executives officers will continue to participate in employee benefit plans and arrangements sponsored by Dominion, including plans that may be established in the future. We expect that compensation for our executive officers in 2014 will continue to be structured under Dominion’s compensation program.

In connection with the closing of this offering, we anticipate our general partner will adopt a long-term incentive plan. Certain of our executive officers and non-employee directors, and other key officers and employees of Dominion who make significant contributions to our business, may receive awards under this long-term incentive plan. These awards, as well as future awards to executive officers of our general partner, will be recommended by Dominion’s CGN Committee, but final decisions will be made by our general partner. We will be responsible for all costs associated with grants of awards under the long-term incentive plan. The long-term incentive plan is described in more detail below.

Base Compensation

Our NEOs earn base salaries for their services to Dominion and indirectly to us and our general partner.

Annual Cash Bonus Payments

Our NEOs are eligible to earn cash annual incentive plan payments under Dominion’s Annual Incentive Plan. We expect that the amount of any annual incentive plan payment to our NEOs will be determined generally based upon Dominion’s financial performance in addition to the NEO’s other performance goals in respect of their services provided to Dominion and its subsidiaries, which may, directly or indirectly, include a component that relates to our general partner’s financial performance or the NEO’s services in respect of our general partner.

Long-Term Incentive Compensation

Our NEOs currently hold equity and performance grants under Dominion’s long-term incentive plan and will retain these grants after the closing of this offering. Our NEOs may also receive additional awards under Dominion’s long-term incentive plan from time to time as may be determined by the Dominion’s CGN Committee. In addition, we anticipate that our NEOs may receive awards under the Dominion Midstream 2014 Long-Term Incentive Plan (the “LTIP”) in connection with their services to us and our general partner, the amounts, terms and conditions of which have not yet been determined. We will be responsible for all costs associated with grants of awards under the LTIP.

Benefit Programs and Perquisites

We expect that neither we nor our general partner will sponsor any benefit plans, programs or policies such as healthcare, life insurance or retirement benefits for our NEOs, and that we and our general partner will not provide our NEOs with any perquisites. However, such benefits are generally provided to our NEOs in connection with their employment by Dominion and are based on the eligibility provisions contained in their various plan documents.

Severance and Change in Control Arrangements

None of our NEOs have contracts of employment with us, our general partner or Dominion. However, Dominion has entered into an employment continuity agreement with each of our NEOs which provides the executive with severance payments and benefits in the event of an involuntary termination or constructive termination following a change in control of Dominion.

2014 Long-Term Incentive Plan

Our general partner intends to adopt the LTIP for directors of our general partner and employees and consultants of our general partner and any of its affiliates, including Dominion, who perform services for us. The description of the LTIP set forth below is a summary of certain anticipated features of the LTIP. This summary, however, does not purport to be a complete description of all of the anticipated provisions of the LTIP.

General

The LTIP will provide for the grant, from time to time, at the discretion of the board of directors of our general partner or a committee thereof, of restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, other unit-based awards, substitute awards, unrestricted unit awards and cash awards. The purpose of the LTIP is to promote our interests by providing equity-based incentive compensation awards to the directors of our general partner and the employees and consultants of our general partner and its affiliates to encourage superior performance and by strengthening our general partner’s and its affiliates’ abilities to attract and retain the services of individuals who are essential for our growth and profitability and to encourage them to devote their best efforts to advancing our business. The LTIP will be administered by the board of directors of our general partner or a committee thereof, which we refer to herein as the plan administrator. The plan administrator may delegate its duties as appropriate, and may consult with Dominion’s CGN Committee from time to time with respect to participants that are also providing services to Dominion.

The board of directors of our general partner may terminate or amend the LTIP at any time with respect to any common units for which a grant has not previously been made. The board of directors of our general partner also has the right to alter or amend the LTIP from time to time, including increasing the number of units available to be granted with respect to awards under the LTIP, subject to the requirements of the securities exchange upon which the common units are listed at that time. However, no change in any outstanding award (other than in the event of certain transactions or changes in capitalization) may be made that would materially reduce the rights or benefits of a participant without the consent of the affected participant. The LTIP will expire on the earliest of (i) the date on which all common units available under the LTIP have been delivered to participants, (ii) termination of the LTIP by the board of directors of our general partner or (iii) the date that is 10 years following the date immediately prior to the effective date of this offering.

Common Units Reserved Under the LTIP

Subject to certain adjustments that may be required from time to time in the event of certain transactions or changes in capitalization or to prevent dilution or enlargement of the rights of participants in the LTIP, a maximum of 3,000,000 of our common units will be available for delivery with respect to awards under the LTIP. Common units withheld from an award or surrendered by a participant to satisfy tax withholding obligations or to satisfy the payment of exercise prices will be considered delivered under the LTIP for this purpose. Common units subject to awards that are cancelled, forfeited, exercised, settled in cash or that otherwise terminate or expire without the delivery of common units will be available for delivery pursuant to other awards under the LTIP; provided, however, that the number of common units subject to an award of unit appreciation rights that is exercised and settled in common units will count against the common units available for delivery under the LTIP based on the gross number of unit appreciation rights exercised. The common units to be delivered with respect to awards under the LTIP will consist, in whole or in part, of common units acquired in the open market or from any affiliate of ours or any other person, newly issued common units or any combination of the foregoing, as determined by the plan administrator in its discretion. There will not be any limit on the number of awards that may be granted and paid in cash.

Costs

With respect to awards made to directors of our general partner and to employees and consultants of our general partner and its affiliates, our general partner and its affiliates will be entitled to reimbursement by us for the cost incurred in acquiring such common units. With respect to options, our general partner and its affiliates will be entitled to reimbursement from us for the difference between the cost they incur in acquiring these common units and the proceeds they receive from an optionee at the time of exercise. Thus, we will bear the cost of the options. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash, our general partner and its affiliates will be entitled to reimbursement by us for the amount of the cash settlement.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit (or such greater or lesser number of common units as may be provided pursuant to the terms of the applicable award agreement) upon the vesting of the phantom unit (or on a deferred basis upon specified future dates or events) or, in the discretion of the plan administrator, cash, common units, other property or a combination thereof equal to the fair market value of a common unit (or such greater or lesser number of common units). The plan administrator may grant restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate. The plan administrator may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The plan administrator may, in its discretion, grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are described in more detail below.

Unit Options and Unit Appreciation Rights

The LTIP will permit the grant of options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units as of the exercise date over a specified exercise price, either in cash or in common units, as determined in the discretion of the plan administrator. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the terms of the LTIP. However, the exercise price of a unit option or unit appreciation right must generally be equal to or greater than the fair market value of a common unit on the date of grant (see “Substitute Awards” below).

Distribution Equivalent Rights

The plan administrator is authorized to grant distribution equivalent rights either in tandem with an award (other than a restricted unit award or an unrestricted unit award) or as a separate award. Distribution equivalent rights are contingent rights to receive an amount in cash, common units, phantom units or any combination thereof, as determined by the plan administrator in its discretion, equal to the cash distributions made on our common units during the period in which an award remains outstanding. The terms and conditions applicable to distribution equivalent rights will be determined by the plan administrator and set forth in an award agreement. Unless otherwise provided in an award agreement, amounts payable in respect of distribution equivalent rights will be paid to participants at the same time as we pay ordinary cash distributions to our unitholders, except that, unless otherwise provided in an award agreement, distribution equivalent rights granted with respect to performance awards will be payable only if and to the extent the applicable performance goals are satisfied.

Other Unit-Based Awards

The LTIP will permit the grant of other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit. Upon vesting, the award may be paid in common units, cash or a combination thereof, as provided in the grant agreement.

Substitute Awards

Substitute awards may be granted under the LTIP in substitution for similar awards held by individuals who become directors of our general partner or officers, employees or consultants of our general partner or one of its affiliates as a result of a merger, consolidation, acquisition or other transaction by us or one of our affiliates of another entity or the assets of another entity. Substitute awards that are options or unit appreciation rights may have exercise prices that are less than the fair market value of a unit on the date of the substitution if such substitution complies with Section 409A of the Code, as amended (“Section 409A”), and other applicable laws and securities exchange rules.

Performance Awards

An award granted under the LTIP may be a performance award, which gives the participant the right to receive all or part of such award upon the achievement of specified performance criteria determined by the plan administrator.

Unrestricted Unit Awards

The LTIP will permit the grant of common units to a director of our general partner that are not subject to vesting restrictions. Unrestricted unit awards may be in lieu of or in addition to other compensation payable to a director.

Cash Awards

Awards under the LTIP may also be denominated in or settled in cash, as an element of an award or independent of any LTIP award, as determined by the plan administrator. Cash awards may or may not be based on the price of our common units.

Change in Control; Termination of Service

The effect, if any, of a change in control on each of the awards granted under the LTIP may be set forth in the applicable award agreement. The consequences of the termination of a grantee’s employment, consulting arrangement or membership on the board of directors will be determined by the plan administrator in the terms of the relevant award agreement.

Deferral of Awards

The plan administrator may allow for an award under the LTIP to be deferred from time to time. All deferral elections by participants will be designed to comply with the deferred compensation plan requirements of Section 409A.

Director Compensation

Our general partner did not have any, and paid no compensation to, members of its board of directors in 2013. Following the consummation of this offering, any employees of Dominion or its affiliates who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. Directors of our general partner who are not officers of our general partner or any of their affiliates or employees of Dominion or any of its affiliates will receive compensation as “non-employee directors,” which is initially expected to consist of $60,000 in annual cash compensation and $65,000 in annual equity-based compensation. In addition, the chair of each standing committee of our general partner’s board of directors will receive an additional annual cash retainer as follows: audit committee chair: $15,000; and conflicts committee chair: $15,000. The equity portion of the non-employee director’s compensation is expected to consist of restricted units granted under our LTIP, which will be subject to a one-year restriction period. The restricted units are expected to be granted in tandem with distribution equivalent rights. Further, each director will be indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to his or her duties as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of Dominion Midstream that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director, director nominee and NEO; and

•	all of our directors, director nominees and executive officers as a group.

Unless otherwise noted, the address for each beneficial owner listed below is 120 Tredegar Street, Richmond, Virginia 23219.

The table does not reflect any common units that directors and executive officers may purchase in this offering through the directed unit program described under “Underwriting.”

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
Dominion MLP Holding Company, LLC	14,472,789	45.3%	31,972,789	100%	72.6%
Dominion Midstream GP, LLC	—	—%	—	—	—%
Thomas F. Farrell II	—	—%	—	—	—%
Mark F. McGettrick	—	—%	—	—	—%
Paul D. Koonce	—	—%	—	—	—%
Michele L. Cardiff	—	—%	—	—	—%
Mark O. Webb	—	—%	—	—	—%
Joseph M. Rigby	—	—%	—	—	—%
John W. Snow	—	—%	—	—	—%
David A. Wollard	—	—%	—	—	—%
All executive officers, directors and director nominees as a group (8 persons)	—	—%	—	—	—%

The following table sets forth, as of September 15, 2014, the number of shares of common stock of Dominion owned by each director and NEO of our general partner and by all directors, director nominees and executive officers of our general partner as a group:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Deferred Stock Accounts(1)	Restricted Shares	Total(2)	Percentage of Common Stock Beneficially Owned
Thomas F. Farrell II	666,979	—	323,351	990,330	*
Mark F. McGettrick	190,217	—	110,448	300,665	*
Paul D. Koonce	75,858	—	67,181	143,039	*
Michele L. Cardiff	5,080	—	4,187	9,267	*
Mark O. Webb	5,681	—	3,430	9,111	*
Joseph M. Rigby	—	—	—	—	*
John W. Snow	4,075	—	—	4,075	*
David A. Wollard	16,148	17,041	—	33,189	*
All executive officers, directors and director nominees as a group (8 persons)	964,038	17,041	508,597	1,489,676	*

(1)	Shares in trust for which a director has voting rights. Amounts include shares issued to a trust from a frozen deferred compensation plan account.
(2)	No individual director, director nominee or executive officer has the right to acquire beneficial ownership of shares within 60 days of September 15, 2014. Unless otherwise noted, all shares are held directly by the director, director nominee or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which director, director nominee or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Mr. Farrell, 20,000 (shares held jointly); Mr. Webb, 409 (shares held jointly) and 90 (shares held by spouse); Mr. Snow, 4,075 (shares held jointly); and all directors, director nominees and executive officers as a group, 24,574.
*	The percentage of shares beneficially owned by each director, director nominee or executive officer does not exceed 1% of the common shares outstanding. The percentage of shares beneficially owned by all directors, director nominee and executive officers as a group does not exceed 1% of the common shares outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, Dominion will own 14,472,789 common units and all 31,972,789 subordinated units, representing an aggregate approximately 72.6% limited partner interest in us (excluding the IDRs, which cannot be expressed as a fixed percentage), and will own and control our general partner. Dominion will appoint all of the directors of our general partner, which will own a non-economic general partner interest in us and will own the IDRs.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Dominion Midstream.

Formation Stage

The aggregate consideration received by our general partner and its affiliates for the contribution of the general partner interest in Cove Point and a portion of the Preferred Equity Interest	•	14,472,789 common units (assuming the underwriters do not exercise their option to purchase additional common units);

•	31,972,789 subordinated units;

•	our IDRs; and

•	any net proceeds from the exercise of the underwriters’ option to purchase additional common units will be used to make a distribution to Dominion.

We will also agree to undertake a public or private offering of common units in the future upon request by Dominion and use the proceeds thereof (net of underwriting or placement agency discounts fees and commissions, as applicable) to redeem an equal number of common units from Dominion. Please read “—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement.”

Contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest	We will use the net proceeds from this offering (other than any proceeds from the exercise of the underwriters’ option to purchase additional common units) to make, through Cove Point Holdings, a contribution to Cove Point in exchange for a portion of the Preferred Equity Interest.

Operational Stage

Distributions of distributable cash flow to our general partner and its affiliates	We will generally make cash distributions 100% to our unitholders, including affiliates of our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50.0% of the distributions above the highest target distribution level.

Assuming we have sufficient distributable cash flow to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $32.5 million on their units.

Payments to our general partner and its affiliates	Our general partner will not receive a management fee or other compensation for its management of our partnership, but we will reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its non-economic general partner interest and its IDRs will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with Dominion, as described in more detail below.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement with Dominion and Cove Point pursuant to which:

•	Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute those interests to Cove Point Holdings;

•	we will issue the IDRs to our general partner;

•	we will issue 14,472,789 common units (assuming no exercise of the underwriters’ option to purchase additional common units) and 31,972,789 subordinated units to Dominion; and

•	we will contribute the proceeds from this offering, through Cove Point Holdings, to Cove Point in exchange for the remaining portion of the Preferred Equity Interest.

Dominion Credit Facility

Prior to the closing of this offering, we will enter into a new $300 million revolving credit facility with Dominion or one of its affiliates. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness; Dominion Credit Facility.”

Services Agreement

In connection with this offering, our general partner will enter into a services agreement with DRS. DRS has been formed for the purpose of providing administrative, management and other services to Dominion and its subsidiaries as a subsidiary service company. From time to time and at the option of our general partner, our general partner will request that DRS provide, and reimburse DRS for the cost of providing, such administrative, management and other services from DRS as it deems necessary or appropriate for our operations. We will reimburse our general partner and its affiliates for the associated costs of obtaining these services.

Trademark License Agreement

In connection with this offering, we will enter into a trademark license agreement pursuant to which Dominion will grant us a non-exclusive, non-transferrable license to use the Dominion trademarks in connection with our business. Pursuant to this agreement, we will agree to use the marks only in the form and manner and with appropriate legends as prescribed from time to time by Dominion, and will agree that the nature and quality of the business that uses the marks will conform to standards currently applied by Dominion. Either party will be able to terminate the license with 60 days’ prior notice.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement with Dominion, pursuant to which we may be required to register the sale of the common units they hold. Under the registration rights agreement, Dominion will have the right to request that we register the sale of common units held by it on their behalf, including requiring us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, and may require us to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, Dominion and its permitted transferees will have the ability to exercise certain piggyback registration rights with respect to their securities if we elect to register any of our equity interests. The registration rights agreement will also include provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of our common units held by Dominion and any permitted transferee will be entitled to these registration rights.

Right of First Offer

In connection with this offering, we will enter into a right of first offer agreement with Dominion, pursuant to which Dominion will agree and will cause its affiliates to agree, for so long as Dominion or its affiliates, individually or as part of a group, control our general partner, that if Dominion or any of its affiliates decide to attempt to sell (other than to another affiliate of Dominion) any of the common equity interests in Cove Point or the indirect ownership interests in Blue Racer or Atlantic Coast Pipeline (collectively, the “ROFO Assets”), Dominion or its affiliate will notify us of its desire to sell such ROFO Assets and, prior to selling such ROFO Asset to a third-party, will negotiate with us exclusively and in good faith for a period of 30 days in order to give us an opportunity to enter into definitive documentation for the purchase and sale of such ROFO Assets on terms that are mutually acceptable to Dominion or its affiliate and us. If we and Dominion or its affiliate have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such ROFO Asset within such 30-day period, or if any such letter of intent or agreement is entered into but subsequently terminated, Dominion or its affiliate may, at any time during the succeeding 150 day period, enter into a definitive transfer agreement with any third party with respect to such ROFO Assets on terms and conditions that, when taken as a whole, are superior, in the good faith determination of Dominion or its affiliate, to those set forth in the last written offer we had proposed during negotiations with Dominion or its affiliate, and Dominion or its affiliate has the right to sell such ROFO Asset pursuant to such transfer agreement.

Agreements between Cove Point and Dominion

DTI provides Cove Point with operational, maintenance and repair services with respect to the Cove Point Pipeline and certain other services pursuant to a services contract between Cove Point and DTI. Cove Point also receives certain engineering, project management, construction, technical support and other related services from Dominion Technical Solutions, Inc. In addition, Cove Point is a party to a services agreement with DRS pursuant to which it receives administrative, management and other services from DRS as it deems necessary or appropriate for its operations. Cove Point, and not Dominion Midstream, is responsible for reimbursing DRS for the costs Cove Point incurs under its separate services agreement with DRS.

Other Transactions with Related Persons

A subsidiary of Dominion is the owner of all of the common equity interests in Cove Point. In connection with this offering, Dominion will grant us a right of first offer with respect to any future sale of its existing common equity interests in Cove Point. Any new issuance of common equity or additional preferred equity interests in Cove Point requires Dominion’s and our consent, and we may acquire any such newly issued equity interests in the future.

Cove Point engages in related party transactions primarily with other Dominion subsidiaries. Cove Point provides transportation services to other Dominion affiliates, and Dominion affiliates also provide goods and services to Cove Point. Cove Point’s receivable and payable balances with other Dominion affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Cove Point employees also participate in certain Dominion benefit plans.

Virginia Power Services Energy Corp., Inc., a subsidiary of Dominion, is one of Cove Point’s current Transportation Customers. Cove Point receives annual reservation payments with respect to the Cove Point Pipeline from Virginia Power Services Energy Corp., Inc., in an amount approximating $1.6 million pursuant to an agreement with a scheduled expiration date of April 30, 2025.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of ethics and business conduct, under which a director would be expected to bring to the attention of the chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by a conflicts committee meeting the definitional requirements for such a committee under our partnership agreement.

Upon our adoption of our code of ethics and business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of ethics and business conduct described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Summary of Applicable Duties

The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and Dominion Midstream. Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. Our partnership agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

When our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning it must act in a manner that it believes is not adverse to our interest. This duty to act in good faith is the default standard set forth under our partnership agreement and our general partner will not be subject to any higher standard.

Our partnership agreement specifies decisions that our general partner may make in its individual capacity, and permits our general to make these decisions free of any contractual or other duty to us or our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

When the directors and officers of our general partner cause our general partner to manage and operate our business, the directors and officers must cause our general partner to act in a manner consistent with our general partner’s applicable duties. However, the directors and officers of our general partner have duties to manage our general partner, including when it is acting in its capacity as our general partner, in a manner beneficial to Dominion.

Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. Where the directors and officers of our general partner are causing our general partner to act in its capacity as our general partner, the directors and officers must cause the general partner to act in good faith, meaning they cannot cause the general partner to take an action that they believe is adverse to our interest. However, where a decision by our general partner in its capacity as our general partner is not clearly not adverse to our interest, the directors of our general partner may determine to submit the determination to the conflicts committee for review or to seek approval by the unitholders, as described below.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers and owners (including Dominion), on the one hand, and us and our limited partners, on the other hand. Whenever a conflict arises between our general partner or its owners, on the one hand, and us or our limited partners, on the other hand, the resolution, course of action or transaction in respect of such conflict of interest shall be conclusively deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution, course of action or transaction in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third-party is not required to evaluate the resolution. Under our partnership agreement, all determinations, other actions or failures to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be presumed to be “in good faith” and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of distributable cash flow to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the IDRs; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $45.0 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the IDRs. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions to Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of Dominion have duties to make decisions in the best interests of the owners of Dominion, which may be contrary to our interests.

The officers and certain directors of our general partner have duties to Dominion that may cause them to pursue business strategies that disproportionately benefit Dominion or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Dominion, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•	our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interest of Dominion Midstream, and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•	our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any losses sustained or liabilities incurred as a result of the general partner’s, officer’s or director’s determinations, acts or omissions in their capacities as general partner, officers or directors, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

•	in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, the purchaser agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•	expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our equity interests, and incurring any other obligations;

•	making tax, regulatory and other filings, or rendering periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash or cash equivalents;

•	selecting, employing or dismissing employees, agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any partnerships, joint ventures, corporations, limited liability companies or other entity (including corporations, firms, trusts and unincorporated organizations);

•	controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•	purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative interests relating to, convertible into or exchangeable for our partnership interests; and

•	entering into agreements with any of its affiliates, including to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine such other expenses that are allocable to us, and the partnership agreement does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The fully allocated basis charged by our general partner does not include a profit component. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions.”

Common units are subject to our general partner’s limited call right.

If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the price calculated in accordance with the terms of our partnership agreement. Please read “Risk Factors—Risks Inherent in an Investment in Us—Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.” and please read “The Partnership Agreement—Limited Call Right.”

We may choose not to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, engaging in activities incidental to its ownership interest in us and providing management, advisory, and administrative services to its affiliates or to other persons. However, affiliates of our general partner, including Dominion, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, Dominion may compete with us for investment opportunities and may own an interest in entities that compete with us. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and Dominion. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us.

The holder or holders of our IDRs may elect to cause us to issue common units to it in connection with a resetting of target distribution levels related to the IDRs, without the approval of the conflicts committee of our general partner’s board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

The holder or holders of a majority of our IDRs (initially our general partner) have the right, at any time when there are no subordinated units outstanding and we have made cash distributions in excess of the highest then-applicable target distribution for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, the reset minimum quarterly distribution will be calculated and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the IDRs at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the IDRs expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the IDRs may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the IDRs and may therefore desire to be issued our common units rather than retain the right to receive incentive distributions based on initial target distribution levels. As a result, a reset election may cause our common unitholders to experience reduction in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the IDRs in connection with resetting the target distribution levels. Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and Dominion Midstream.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for Dominion Midstream in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to Dominion Midstream.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it believed its actions or omissions were not adverse to the interest of Dominion Midstream, and will not be subject to any higher standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held.

In making decisions, other than one where our general partner is permitted to act in its sole discretion, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of a partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By purchasing our common units, the purchaser agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith, willful misconduct or fraud, or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Distributions to Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Restrictions on Ownership of Common Units

In order to comply with certain of the FERC’s rate-making policies applicable to entities like us that pass their taxable income through to their owners, we have adopted requirements regarding who can be our owners. Our partnership agreement requires that purchasers of our common units, including those who purchase common units from underwriters, represent that they are Eligible Taxable Holders (as defined in our partnership agreement). Our general partner may require any owner of our units to recertify its status as an Eligible Taxable Holder. If a unitholder is a Non-Eligible Holder (as defined in our partnership agreement), the unitholder will have no right to receive any distributions or allocations of income or loss on its common units or to vote its units on any matter, and we will have the right to redeem such units at a price equal to the lower of the unitholder’s purchase price or the then-current market price of such units, calculated in accordance with a formula specified in our partnership agreement. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Please read “—Transfer of Common Units” and “The Partnership Agreement—Non-Taxpaying Holders; Redemption.”

Transfer Agent and Registrar

Duties

Wells Fargo Bank, N.A. will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically becomes bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records from time to time (or shall cause the transfer agent to do so, as applicable). We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement, which we will adopt in connection with the closing of this offering. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of distributable cash flow, please read “How We Make Distributions To Our Partners;”

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Dominion Midstream was organized on March 11, 2014 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning an interest in, and controlling Cove Point, our general partner may decline to do so in its sole discretion. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders.

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its IDRs. For a description of these cash distribution provisions, please read “How We Make Distributions to Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units whose vote is beneficially owned by our general partner or its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

The IDRs may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2024 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2⁄3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of IDRs	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of Dominion Midstream, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the completion of this offering, we expect that our subsidiaries will conduct business in several states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately 72.6% of our outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than IDRs) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, an affiliate of our general partner will own 72.6% of our outstanding limited partner units, including all of our subordinated units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist all subordinated units held by any person who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and IDRs of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the IDRs of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ IDRs will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or IDRs in accordance with our partnership agreement, each transferee of subordinated units or IDRs will be admitted as a limited partner with respect to the subordinated units or IDRs transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or IDRs as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and IDRs are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or IDRs.

Until a subordinated unit or IDR has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Dominion Midstream GP, LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this limited call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rates, we require purchasers of our units (including purchasers from the underwriters in offerings) to certify that they are Eligible Taxable Holders (as defined in our partnership agreement and described herein). By acquiring a unit, each purchaser is deemed to certify that it is an Eligible Taxable Holder. Our general partner may at any time require unitholders to re-certify that that they are Eligible Taxable Holders.

Non-Eligible Holders include unitholders, or types of unitholders, whose U.S. federal income tax status (or lack of proof thereof) creates, in the determination of our general partner, a substantial risk of an adverse effect on the rates that can be charged to our or Cove Point’s customers by us, our subsidiaries or Cove Point, as the case may be. Unitholders will be Eligible Taxable Holders unless they are determined by the general partner to be Non-Eligible Holders, including because they are of a type of entity (such as real estate investment trusts, governmental entities and agencies and S corporations with ESOP shareholders) that are not Eligible Taxable Holders. A list of types of unitholders and whether they are of the type currently determined by the general partner to be Eligible Taxable Holders or Non-Eligible Holders is included in this prospectus as Appendix B. Our general partner may change its determination of what types of unitholders are considered Eligible Taxable Holders and Non-Eligible Holders at any time. We will make an updated list of such types of unitholders available to our unitholders and prospective unitholders.

If a unitholder is determined by our general partner to be a Non-Eligible Holder, then we will have the right to acquire all but not less than all of the units held by such unitholder. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder. The purchase price in the event of such an acquisition for each unit held by such unitholder will be the lesser of:

•	the price paid by such unitholder for the relevant unit; and

•	the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date fixed for redemption.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the IDRs are held by our general partner and its affiliates, the holders of the IDRs will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the IDRs shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the IDRs are held by our general partner and its affiliates, the IDRs will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the IDRs in any material respect. On any matter in which the holders of our IDRs are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such IDRs shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the IDRs and the subordinated units or common units, depending on which class the holders of our IDRs are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the IDRs for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses incurred or payments made on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

In addition, in connection with this offering, we expect to enter into a registration rights agreement with Dominion. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to Dominion and the common units issuable upon the conversion of the subordinated units upon request of Dominion. In addition, the registration rights agreement gives Dominion piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of Dominion and, in certain circumstances, to third parties. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, Dominion will hold an aggregate of 14,472,789 common units and 31,972,789 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. For information regarding the conversion of subordinated units into common units prior to the end of the subordination period, please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.” The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those common units without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders at any time. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement and the registration rights agreement that we expect to enter into, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement and the registration rights agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Alternatively, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by Dominion. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors, and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

The executive officers and directors of our general partner and Dominion have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

Prior to the completion of this offering, we expect to adopt a new long-term incentive plan. If adopted, we intend to file a registration statement on Form S-8 under the Securities Act to register common units issuable under the long-term incentive plan. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, common units issued under the long-term incentive plan will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to applicable vesting requirements, Rule 144 limitations applicable to affiliates and the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Dominion Midstream and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the U.S. (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, IRAs, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our distributable cash flow. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of Dominion Midstream

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” Dominion Midstream may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for U.S. federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries (including Cove Point) has elected to be treated as a corporation for U.S. federal income tax purposes;

(b) For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the United States Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the distributable cash flow to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of Dominion Midstream, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of Dominion Midstream for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, and any decreases in the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017 will be allocated, on a cumulative basis, an amount of federal taxable income that will be 20% or less of the cash distributed on those units with respect to that period. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and which could be changed or with which the IRS could disagree. Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	we distribute less cash than we have assumed in making this projection; or

•	we make a future offering of units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes during such period or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits.

A non-pro rata distribution of money or property (including a deemed distribution as a result of a reduction in our liabilities allocated to a unitholder described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at-risk” with respect to our activities. In general, a unitholder will be at-risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at-risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at-risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at-risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at-risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by the unitholders holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period in which the units are loaned, (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

Given the lack of controlling authority, it is possible that the IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or non-depreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units after December 31 but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its units in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates and tax basis determinations ourselves. These estimates and determinations of tax basis will not be binding on the IRS or the courts and could be subject to challenge. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. Both ordinary income and capital gain recognized on a sale of units may be subject to net investment income tax in certain circumstances. Please read, “—Tax Consequences of Unit Ownership—Tax Rates.”

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in Dominion Midstream as the value of the interest sold bears to the value of the partner’s entire interest in Dominion Midstream.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the preceding paragraph, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in the unitholders’ share of more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation and thus increase the taxable income allocable to unitholders. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units, and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders, unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the U.S. because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the U.S. within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS, gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the U.S. is considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the five-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations, and administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for purposes of these proceedings, and our partnership agreement designates our general partner as the Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We will initially conduct business (including through Cove Point) in Maryland, Virginia and Delaware. Each of those states imposes an income tax on corporations and other entities. Each of those states also imposes a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN DOMINION MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Code (“Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•	whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Code and any other applicable Similar Laws (Please read “—Prohibited Transaction Issues”);

•	whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (Please read “—Plan Asset Issues”); and

•	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2) entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as the representatives of the underwriters, and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated, Goldman, Sachs & Co., UBS Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of this offering. Under the terms of the underwriting agreement, filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of Common Units
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Merrill Lynch Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.

Total	17,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase the common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common units offered hereby (other than those common units covered by their option to purchase additional common units as described below), if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We will pay a structuring fee equal to 0.5% of the gross proceeds from this offering (including any proceeds from the exercise of the option to purchase additional common units) to Barclays Capital Inc. and Citigroup Global Markets Inc. for the evaluation, analysis and structuring of our partnership. We have also agreed to reimburse the underwriters for up to $20,000 of any fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the terms of the sale of the common units offered by this prospectus.

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $         per common unit.

After this offering, the representatives may change the offering price and other selling terms. The offering of common units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of common units made outside of the U.S. may be made by affiliates of the underwriters.

The expenses of this offering that are payable by us are estimated to be $2.9 million (excluding underwriting discounts and commissions and structuring fees).

Option to Purchase Additional Common Units

We have granted the underwriters an option, exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 2,625,000 additional common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 17,500,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, our subsidiaries, our general partner and its affiliates, including Dominion, and the directors, director nominees and executive officers of our general partner, have agreed that without the prior written consent of each of Barclays Capital Inc. and Citigroup Global Markets Inc., we and they will not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our common units (including, without limitation, common units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities or (iv) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

These restrictions do not apply to, among other things:

•	the sale of common units pursuant to the underwriting agreement;

•	issuances of common units by us pursuant to any employee benefit plan in effect as of the date of the underwriting agreement provided that such common units will be subject to the 180-day restricted period; and

•	the filing of one or more registration statements on Form S-8 relating to any employee benefit plan in effect as of the date of the underwriting agreement.

Barclays Capital Inc. and Citigroup Global Markets Inc., in their sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Barclays Capital Inc. and Citigroup Global Markets Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

As described below under the caption “Directed Unit Program,” any participant in the Directed Unit Program will be subject to a 180-day lock up with respect to any common units sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above.

At the time of this offering, there are no agreements, understandings, or intentions, tacit or explicit, to release the common units or other securities from such lock-up agreements prior to the corresponding period.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common units, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable companies.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the Directed Unit Program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Unit Program

At our request, the underwriters have reserved up to 5% of the common units offered hereby for sale at the initial public offering price for officers, directors, employees and certain other persons associated with us and our general partner. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered hereby. The Directed Unit Program will be arranged through one of our underwriters, Barclays Capital Inc. Any participants in the Directed Unit Program will be prohibited from selling, pledging or assigning any common units sold to them pursuant to such program for a period of 180 days after the date of this prospectus. We have agreed to indemnify Barclays Capital Inc. and the underwriters in connection with the Directed Unit Program.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

We have been approved to list our common units on the NYSE under the symbol “DM.” The underwriters have undertaken to sell the minimum number of common units to the minimum number of beneficial owners necessary to meet the NYSE listing requirements for trading.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

Certain of the underwriters or their respective affiliates have in the past and may in the future perform investment banking, commercial banking, advisory and other services for us and our affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses. Specifically, affiliates of Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated, Goldman, Sachs & Co., UBS Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Scotia Capital (USA) Inc. are lenders under (i) a joint revolving credit facility of Dominion Resources, Inc. and its subsidiaries Virginia Electric and Power Company and Dominion Gas Holdings, LLC and (ii) Virginia Electric and Power Company’s credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

FINRA

Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Selling Restrictions

European Economic Area

This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognized collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of FSMA (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of FSMA (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors (“Regulated Qualified Investors”), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended. Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermo¨gensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Hong Kong

Our common units may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to (a) professional investors as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made under the SFO or (b) in other circumstances which do not result in this prospectus being deemed to be a “prospectus,” as defined in the Companies Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) (“CO”), or which do not constitute an offer to the public within the meaning of the CO or the SFO; and no person has issued or had in possession for the purposes of issue, or will issue or has in possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common units which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common units which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the SFO.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

(a)	“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

(b)	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

VALIDITY OF OUR COMMON UNITS

The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Andrews Kurth, LLP, Houston, Texas and Washington, D.C.

EXPERTS

The financial statements of Cove Point at and for the years ended December 31, 2013 and 2012 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Dominion Midstream at March 11, 2014 (date of inception), included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding our common units. For further information regarding us and our common units offered in this prospectus, we refer you to the registration statement and the exhibits and schedule filed as part of the registration statement. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

As a result of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website address on the Internet will be http://www.dommidstream.com, and we intend to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. After this offering, documents filed by us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10002.

We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “could,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	extreme weather events and other natural disasters, including hurricanes, high winds, severe storms, earthquakes, flooding and changes in water temperatures and availability that can cause outages and property damage to facilities;

•	federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;

•	changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other emissions, more extensive permitting requirements and the regulation of additional substances;

•	the cost of environmental compliance, including those costs related to climate change;

•	counterparty credit and performance risk;

•	employee workforce factors;

•	risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•	the ability to negotiate and consummate acquisitions, from Dominion and third-parties, and the impacts of such acquisitions;

•	political and economic conditions, including inflation and deflation;

•	domestic terrorism and other threats to our physical and intangible assets, as well as threats to cybersecurity;

•	the timing and receipt of regulatory approvals necessary for planned construction or any future expansion projects, including the overall development of Liquefaction Project, and compliance with conditions associated with such regulatory approvals;

•	adverse outcomes in litigation matters or regulatory proceedings;

•	the impact of operational hazards and other catastrophic events;

•	the inability to complete planned construction, conversion or expansion projects, including the Liquefaction Project, at all, or with the outcomes or within the terms and time frames initially anticipated;

•	contractual arrangements to be entered into with or performed by our customers substantially in the future, including any revenues anticipated thereunder and any possibility of termination and inability to replace such contractual arrangements;

•	capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

•	fluctuations in interest rates and increases in our level of indebtedness;

•	changes in availability and cost of capital;

•	changes in financial or regulatory accounting principles or policies imposed by governing bodies; and

•	conflicts of interest with Dominion and its affiliates.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma combined financial statements of Dominion Midstream consist of a Combined Balance Sheet at June 30, 2014, a Combined Statement of Income for the year ended December 31, 2013 and a Combined Statement of Income for the six months ended June 30, 2014. The unaudited pro forma combined financial statements included herein have been derived from the audited and unaudited historical financial statements of Cove Point, our predecessor for accounting purposes set forth elsewhere herein. The unaudited pro forma combined financial statements do not necessarily reflect what our financial position and results of operations would have been if we had operated as an independent, publicly traded partnership during the periods shown. In addition, they are not necessarily indicative of our future results of operations or financial condition. The assumptions and adjustments give pro forma effect to events, described below, that are (i) directly attributable to this offering of limited partner units in Dominion Midstream, (ii) factually supportable and (iii) with respect to the pro forma combined statement of income, expected to have a continuing impact on Dominion Midstream. The actual adjustments may differ from the pro forma adjustments.

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering had taken place on June 30, 2014 in the case of the unaudited pro forma combined balance sheet and as of January 1, 2013 in the case of the unaudited pro forma combined statements of income for the year ended December 31, 2013 and for the six months ended June 30, 2014. The unaudited pro forma combined financial statements should be read in conjunction with the notes accompanying such unaudited pro forma combined financial statements and with the audited and unaudited historical financial statements of Cove Point and related notes included elsewhere herein.

The unaudited pro forma combined financial statements give effect to the following transactions:

•	Dominion will contribute the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us, and we will contribute both interests to our wholly-owned subsidiary, Cove Point Holdings;

•	we will issue to our general partner the IDRs, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $0.2013 per unit per quarter;

•	we will issue to Dominion 14,472,789 common units and 31,972,789 subordinated units;

•	we will receive gross proceeds of $350.0 million from the issuance and sale of 17,500,000 common units to the public at an assumed initial offering price of $20.00 per common unit;

•	we will use $20.9 million of the proceeds from this offering to pay underwriting discounts, a structuring fee totaling $1.8 million and estimated offering expenses of $2.9 million;

•	we will use $324.4 million of the proceeds from this offering to make, through Cove Point Holdings, a contribution to Cove Point in exchange for the remaining portion of the Preferred Equity Interest; and

•	we will enter into a new $300 million credit facility with Dominion, which will be undrawn at the closing of this offering.

Upon completion of this offering, Dominion Midstream anticipates incurring incremental selling, general and administrative expense of approximately $2.0 million per year as a result of being a publicly traded partnership, such as expenses associated with annual and quarterly reporting, tax return preparation, Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer insurance expenses and director compensation expenses.

Our general partner will not receive a management fee or other compensation for its management of our partnership, but our financial results will reflect our obligation to reimburse our general partner and its affiliates for all expenses incurred and payments made on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform various general, administrative and support services for us or on our behalf, and corporate overhead costs and expenses allocated to us by Dominion. Our partnership agreement provides that our general partner will determine the costs and expenses that are allocable to us. We estimate that such costs and expenses would have been approximately $1.0 million and $0.5 million for the year ended December 31, 2013 and six months ended June 30, 2014, respectively.

NO PRO FORMA ADJUSTMENTS HAVE BEEN MADE TO OUR HISTORICAL FINANCIAL STATEMENTS TO REFLECT THE COSTS AND EXPENSES DESCRIBED ABOVE IN THE TWO IMMEDIATELY PRECEDING PARAGRAPHS BECAUSE THEY ARE PROJECTED AMOUNTS BASED ON JUDGMENTAL ESTIMATES AND WOULD NOT BE FACTUALLY SUPPORTABLE.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AT JUNE 30, 2014

	Cove Point (Predecessor) Historical	Pro Forma Adjustments		Dominion Midstream Pro Forma
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$350.0	(b)	$324.4
		(25.6	)(c)
Customer receivables	43.6	—		43.6
Other receivables	3.0	—		3.0
Affiliated receivables	6.3	—		6.3
Prepayments	9.8	(9.4	)(d)	0.4
Materials and supplies	8.4	—		8.4
Regulatory assets	3.3	—		3.3
Other	5.1	(0.5	)(d)	4.6

Total current assets	79.5	314.5		394.0

Property, Plant and Equipment
Property, plant and equipment	1786.0	15.3	(f)	1,801.3
Accumulated depreciation and amortization	(211.3)	—		(211.3)

Total property, plant and equipment, net	1,574.7	15.3		1,590.0

Deferred Charges and Other Assets
Goodwill	45.9	—		45.9
Intangible assets, net	12.3	—		12.3
Regulatory assets	2.5	—		2.5

Total deferred charges and other assets	60.7	—		60.7

Total assets	$1,714.9	$329.8		$2,044.7

The accompanying notes are an integral part of Dominion Midstream’s

Unaudited Pro Forma Combined Financial Statements.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET—Continued

AT JUNE 30, 2014

	Cove Point (Predecessor) Historical	Pro Forma Adjustments		Dominion Midstream Pro Forma
	(in millions)
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$26.5	$—		$26.5
Payables to affiliates	1.9	—		1.9
Accrued payroll and taxes	1.2	—		1.2
Regulatory liabilities	4.7	—		4.7
Natural gas imbalances	5.1	—		5.1
Other	6.9	—		6.9

Total current liabilities	46.3	—		46.3

Deferred Credits and Other Liabilities
Deferred income taxes	145.1	(145.1	)(d)	—
Pension and other postretirement benefit liabilities	4.3	—		4.3
Regulatory liabilities	31.5	—		31.5
Other	1.7	(0.3	)(d)	1.4

Total deferred credits and other liabilities	182.6	(145.4)		37.2

Total liabilities	228.9	(145.4)		83.5

Equity and Partner’s Capital
Parent net equity	1,486.0	(518.7	)(a)	—
		(967.3	)(e)
General partner interest—Dominion	—	—		—
Limited partner interest/common units/subordinated units—Dominion	—	518.7	(a)	571.3
		47.3	(a)(d)
		5.3	(f)
Limited partner interest/common units—Public	—	350.0	(b)	324.4
		(25.6	)(c)
Non-controlling interest	—	967.3	(e)	1,065.5
		88.2	(d)(e)
		10.0	(f)

Total equity and partners’ capital	1,486.0	475.2		1,961.2

Total liabilities and equity	$1,714.9	$329.8		$2,044.7

The accompanying notes are an integral part of Dominion Midstream’s

Unaudited Pro Forma Combined Financial Statements.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2013

	Cove Point (Predecessor) Historical	Pro Forma Adjustments		Dominion Midstream Pro Forma
	(in millions, except per unit data)
Operating Revenue	$343.5	$—		$343.5

Operating Expenses
Purchased gas	91.7	—		91.7
Other operations and maintenance
Affiliated suppliers	7.7	—		7.7
Other	20.2	—		20.2
Depreciation and amortization	31.7	—		31.7
Other taxes	21.1	—		21.1

Total operating expenses	172.4	—		172.4

Income from operations	171.1	—		171.1
Interest and related charges	—	—		—

Income from operations including non-controlling interest before income taxes	171.1	—		171.1
Income tax expense	61.7	(61.7	)(d)	—

Net income including non-controlling interest	109.4	61.7		171.1

Non-controlling interest	—	121.1	(g)	121.1

Net income attributable to Dominion Midstream Partners, LP	$109.4	$(59.4)		$50.0

General partner’s interest in net income				$—
Limited partners’ interest/common unitholders interest in net income				$25.0
Subordinated unitholders’ interest in net income				$25.0
Weighted average common units outstanding (basic and diluted)				32.0
Weighted average subordinated units outstanding (basic and diluted)				32.0
Net income per common unit (basic and diluted)				$0.78
Net income per subordinated unit (basic and diluted)				$0.78

The accompanying notes are an integral part of Dominion Midstream’s

Unaudited Pro Forma Combined Financial Statements.

DOMINION MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2014

	Cove Point (Predecessor) Historical	Pro Forma Adjustments		Dominion Midstream Pro Forma
	(in millions, except per unit data)
Operating Revenue	$180.1	$—		$180.1

Operating Expenses
Purchased gas	53.1	—		53.1
Other operations and maintenance
Affiliated suppliers	3.9	—		3.9
Other	17.3	—		17.3
Depreciation and amortization	15.7	—		15.7
Other taxes	11.1	—		11.1

Total operating expenses	101.1	—		101.1

Income from operations	79.0	—		79.0
Interest and related charges	—	—		—

Income from operations including non-controlling interest before income taxes	79.0	—		79.0
Income tax expense	30.2	(30.2	)(d)	—

Net income including non-controlling interest	48.8	30.2		79.0

Non-controlling interest	—	54.0	(g)	54.0

Net income attributable to Dominion Midstream Partners, LP	$48.8	$(23.8)		$25.0

General partner’s interest in net income				$—
Limited partners’ interest/common unitholders interest in net income				$12.5
Subordinated unitholders’ interest in net income				$12.5
Weighted average common units outstanding (basic and diluted)				32.0
Weighted average subordinated units outstanding (basic and diluted)				32.0
Net income per common unit (basic and diluted)				$0.39
Net income per subordinated unit (basic and diluted)				$0.39

The accompanying notes are an integral part of Dominion Midstream’s

Unaudited Pro Forma Combined Financial Statements.

DOMINION MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma combined financial statements of Dominion Midstream have been derived from the audited and unaudited historical financial statements of Cove Point, set forth elsewhere herein. Cove Point’s financial statements are comprised of the operations and related assets of Cove Point, which consist of owning and operating the Dominion Cove Point LNG Facility, an LNG import/regasification facility that has the ability to regasify LNG imported from abroad or otherwise stored in its facilities, located on the Chesapeake Bay in Lusby, Maryland, as well as approximately 136 miles of natural gas pipeline. In connection with this offering, Dominion Midstream will own the Preferred Equity Interest, a perpetual non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distribution made by Cove Point.

The contribution by Dominion to Dominion Midstream of the general partner interest in Cove Point and a portion of the Preferred Equity Interest is considered to be a reorganization of entities under common control. As a result, Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. Upon consolidation, Cove Point’s assets and liabilities will be recognized in Dominion Midstream’s consolidated financial statements at Dominion’s historical cost. The pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering of the limited partner units in Dominion Midstream had taken place on June 30, 2014 in the case of the unaudited pro forma Combined Balance Sheet and as of January 1, 2013 in the case of the pro forma Combined Statements of Income for the year ended December 31, 2013 and for the six months ended June 30, 2014. The adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of this offering and related transactions, and that the pro forma adjustments in the unaudited pro forma combined financial statements give appropriate effect to the assumptions.

The effect on the unaudited pro forma combined financial statements of the transactions described above are more fully described in Note 3. The unaudited pro forma statements include the net assets and operations of Cove Point.

The pro forma adjustments included herein assume no exercise of the underwriters’ option to purchase additional common units. Any net proceeds received from the exercise of this option will be distributed to Dominion.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed in preparing the unaudited pro forma combined financial statements are those used by Cove Point as set forth in its historical financial statements contained elsewhere in this prospectus.

NOTE 3. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

A general description of these transactions and adjustments is provided as follows:

(a)	Reflects Dominion’s contribution of the general partner interest in Cove Point and a portion of the Preferred Equity Interest to us in exchange for the issuance of 14,472,789 common units and 31,972,789 subordinated units to Dominion, representing a 72.6% partnership interest in us. This transaction is an exchange of ownership interests between entities under common control. As a result, Dominion Midstream’s basis is equal to Dominion’s cost basis in the general partner interest in Cove Point and a portion of the Preferred Equity Interest. Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. As such, Dominion Midstream’s investment in the Preferred Equity Interest as well as Cove Point’s preferred equity interest is eliminated in consolidation.

DOMINION MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(b)	Reflects gross proceeds of $350.0 million from the issuance and sale of 17,500,000 common units to the public at the assumed initial public offering price of $20.00 per unit. The proceeds from issuance assume no exercise of the underwriters’ option to purchase additional common units.

(c)	Reflects payment of the underwriting discounts and expenses related to the initial public offering of $25.6 million, which will be allocated to the public common units.

(d)	Reflects the elimination of the impact of federal and state taxes as Dominion Midstream is a non-taxable entity. The settlement of the tax sharing agreement between Cove Point and Dominion will be reflected as an equity transaction in Dominion Midstream’s 2014 consolidated financial statements.

(e)	Dominion Midstream will own the general partner of and control Cove Point and as such will consolidate Cove Point. This adjustment is to reflect the consolidated Cove Point equity not owned by Dominion Midstream as non-controlling interest equity of Dominion Midstream. The equity attributable to the non-controlling interest is calculated based on the predecessor historical parent net equity as adjusted for the transactions to be effected at the closing of the initial public offering as if they had occurred on June 30, 2014 as detailed in footnote (a) above.

(f)	Reflects additional Dominion basis in the equity interests in Cove Point that is not reflected on the predecessor historical financial statements. The adjustment is for additional capitalized interest that is limited at Cove Point to actual interest incurred but is reflected in Dominion’s basis in Cove Point’s property, plant and equipment. Since this transaction is an exchange of ownership interest between entities under common control, Dominion Midstream’s basis is equal to Dominion’s historical basis.

(g)	Dominion Midstream will own the general partner of, and control, Cove Point and as such will consolidate Cove Point. This adjustment is to reflect the consolidated Cove Point income not owned by Dominion Midstream as non-controlling interest income of Dominion Midstream. Effective after the initial public offering, Dominion Midstream will own the Preferred Equity Interest, a perpetual non-convertible preferred equity interest entitled to the first $50.0 million of annual cash distribution ($12.5 million quarterly) made by Cove Point. Any excess cash available over the expected $50 million will be attributable to the non-controlling interest but not available for distribution until the distribution reserve has been fully funded. In addition, the Preferred Equity Interest is entitled to 3.0% share of Cove Point’s annual Modified Net Operating Income in excess of $600 million. However, since Cove Point’s 2013 annual Modified Net Operating Income was below this threshold, no additional cash above the $50 million would have been distributed on the Preferred Equity Interest for 2013.

The income attributable to the non-controlling interest is calculated based on the predecessor historical parent net income as adjusted for the transactions to be effected at the closing of the initial public offering as if they had occurred on January 1, 2013 as detailed in footnote (d) above and adjusting for the $50 million ($12.5 million quarterly) attributable to Dominion Midstream.

NOTE 4. PRO FORMA NET INCOME PER LIMITED PARTNER UNIT

Pro forma net income per limited partner unit is determined by dividing the pro forma net income available to the limited partners by the number of common units and subordinated units using the two class method. For purposes of this calculation, we assumed that 31,972,789 common units and 31,972,789 subordinated units were outstanding since January 1, 2013. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus, plus any arrearages in the payment of the minimum quarterly distribution from operating surplus from prior quarters. Please read “How We Make Distributions to Our Partners” elsewhere in this prospectus.

DOMINION MIDSTREAM PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For purposes of calculating Dominion Midstream’s earnings per unit under the two class method, common units are treated as participating preferred units, and the subordinated units are treated as a residual equity interest, or common equity. IDRs are treated as participating securities. Net income per unit applicable to limited partners (including subordinated unitholders) is computed by dividing limited partners’ interest in net income, after deducting any general partner incentive distributions, by the weighted average number of outstanding common and subordinated units. Basic and diluted net income per unit are the same as there are no potentially dilutive common or subordinated units outstanding. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma net income for the period.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Dominion Midstream GP, LLC and Members of

Dominion Cove Point LNG, LP

Richmond, Virginia

We have audited the accompanying balance sheets of Dominion Cove Point LNG, LP (an indirect wholly-owned subsidiary of Dominion Resources, Inc.) (“Cove Point”) at December 31, 2013 and 2012, and the related statements of income, equity, and cash flows for each of the years then ended. These financial statements are the responsibility of Cove Point’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Cove Point is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cove Point’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dominion Cove Point LNG, LP at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 28, 2014

DOMINION COVE POINT LNG, LP

STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012
	(in millions)
Operating Revenue(1)	$343.5	$293.0

Operating Expenses
Purchased gas(1)	91.7	48.8
Other operations and maintenance
Affiliated suppliers	7.7	7.0
Other	20.2	20.2
Depreciation and amortization	31.7	33.3
Other taxes	21.1	20.5

Total operating expenses	172.4	129.8

Income from operations	171.1	163.2
Interest and related charges(1)	—	0.1

Income from operations before income tax expense	171.1	163.1
Income tax expense	61.7	65.9

Net Income	$109.4	$97.2

(1)	See Note 12 for amounts attributable to affiliates.

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

BALANCE SHEETS

	At December 31,
	2013	2012
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$11.2	$—
Customer receivables	20.0	20.2
Affiliated receivables	4.7	0.2
Prepayments	8.7	0.7
Materials and supplies	8.4	7.9
Regulatory assets	5.5	6.4
Other	11.4	18.6

Total current assets	69.9	54.0

Property, Plant and Equipment
Property, plant and equipment	1,565.7	1,271.5
Accumulated depreciation and amortization	(198.3)	(173.6)

Total property, plant and equipment, net	1,367.4	1,097.9

Deferred Charges and Other Assets
Goodwill	45.9	45.9
Intangible assets, net	12.5	12.9
Regulatory assets	2.5	2.8

Total deferred charges and other assets	60.9	61.6

Total assets	$1,498.2	$1,213.5

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$3.0	$5.5
Payables to affiliates	20.4	100.1
Affiliated current borrowings	—	210.2
Accrued payroll and taxes(1)	2.2	11.3
Regulatory liabilities	7.7	0.9
Deferred revenue	3.6	—
Natural gas imbalances(1)	9.4	25.0
Other	8.6	5.7

Total current liabilities	54.9	358.7

Deferred Credits and Other Liabilities
Deferred income taxes	135.1	125.3
Pension and other postretirement benefit liabilities(1)	4.1	2.9
Regulatory liabilities	30.4	25.6
Other(1)	1.7	2.5

Total deferred credits and other liabilities	171.3	156.3

Total liabilities	226.2	515.0

Commitments and Contingencies (see Note 10)
Equity
Members’ equity	1,272.0	698.5

Total equity	1,272.0	698.5

Total liabilities and equity	$1,498.2	$1,213.5

(1)	See Note 12 for amounts attributable to affiliates.

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

STATEMENTS OF EQUITY

Members’ Equity
(in millions)
December 31, 2011	$659.6

Net income	97.2
Equity contribution from parent	3.4
Distributions	(61.7)

December 31, 2012	$698.5

Net income	109.4
Equity contribution from parent	464.1
Distributions	—

December 31, 2013	$1,272.0

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
	(in millions)
Operating Activities
Net income	$109.4	$97.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31.7	33.3
Deferred income taxes	7.3	22.1
Changes in:
Customer receivables	0.2	0.9
Affiliated receivables	(4.5)	1.4
Deferred fuel expenses	0.8	(1.6)
Accounts payable	(4.7)	(0.6)
Payables to affiliates	1.2	(1.8)
Prepayments	(8.0)	—
Accrued payroll and taxes	(5.9)	(1.4)
Other operating assets and liabilities	8.7	5.4

Net cash provided by operating activities	136.2	154.9

Investing Activities
Plant construction and other property additions	(294.6)	(51.1)
Other	(0.2)	(0.2)

Net cash used in investing activities	(294.8)	(51.3)

Financing Activities
Issuance (repayment) of affiliated current borrowings, net	149.8	(42.0)
Advance from affiliate	20.0	—
Distributions	—	(61.7)
Other	—	0.1

Net cash provided by (used in) financing activities	169.8	(103.6)

Increase in cash and cash equivalents	11.2	—

Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$11.2	$—

Supplemental Cash Flow Information
Cash paid during the year for:
Income taxes	$52.6	$42.1
Significant noncash investing and financing activities:
Accrued capital expenditures	8.4	6.4
Equity contribution from parent to relieve payables to affiliates	100.9	—
Equity contribution from parent to relieve affiliated current borrowings	360.0	—
Equity contribution from parent related to income taxes	3.2	3.4
Conversion of affiliated current borrowings to payables to affiliates	—	100.9

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

Cove Point is the owner and operator of the Cove Point LNG Facility and the Cove Point Pipeline. The Cove Point LNG Facility is an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland. Cove Point is currently receiving approximately $240 million in annual reservation payments under long-term regasification, storage and transportation contracts.

Cove Point provides service to seventeen customers, including four local distribution companies, ten marketers or end users and the Import Shippers. Cove Point’s pipeline system extends from the Cove Point LNG Facility to points of interconnection with the facilities of Columbia and DTI, both located in Loudoun County, Virginia, and Transco at Pleasant Valley in Fairfax County, Virginia. Seven taps on the Cove Point Pipeline provide service to Washington Gas Light Company in areas surrounding Solomons, Prince Frederick, and Waldorf, Maryland, and Centreville, Virginia, and Virginia Power Services Energy Corp., Inc. (an affiliate of Cove Point) in Fairfax County, Virginia.

Cove Point offers both (i) open access services with cost-based rates and terms and conditions that are subject to tariffs approved by the FERC, and (ii) non-open access, proprietary service with rates, terms and conditions that are determined by arm’s length negotiations with customers.

Cove Point is owned by Dominion Gas Projects Company, LLC (99% Limited Partnership Interest) and Dominion Midstream GP, LLC (1% General Partner Interest), which are 100% controlled by Dominion Cove Point, Inc. (“DCPI”). DCPI is a wholly-owned subsidiary of Dominion.

The financial statements were prepared using Dominion’s historical basis in the assets and liabilities of Cove Point and include all revenues, costs, assets and liabilities attributed to Cove Point. The historical financial statements also include costs for certain general, administrative and corporate expenses assigned by DRS to Cove Point on the basis of direct and allocated methods in accordance with Cove Point’s services agreement with DRS. Where costs incurred cannot be determined by specific identification, the costs are allocated based on the proportional level of effort devoted by DRS resources that is attributable to Cove Point, determined by reference to number of employees, salaries and wages and other similar measures for the relevant DRS department. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.

Cove Point reports one operating segment, Dominion Energy, which consists of LNG import, transportation and storage. In addition to the Dominion Energy operating segment, Cove Point also reports a Corporate and Other segment, which primarily includes specific items attributable to its operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance. See Note 13 for further discussions of Cove Point’s operating segment.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

General

Cove Point makes certain estimates and assumptions in preparing its financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses and cash flows for the periods presented. Actual results may differ from those estimates.

In accordance with GAAP, Cove Point reports certain contracts and instruments at fair value. The carrying values of customer and affiliated receivables, affiliated current borrowings, payables to affiliates and accounts payable are estimated to be substantially the same as their fair values at December 31, 2013 and 2012.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

Cove Point has a tax sharing agreement with Dominion. See Note 4 for further information on accounting for income taxes.

Cove Point participates in certain Dominion-sponsored pension and other postretirement benefit plans. See Note 9 for further information on these plans.

Operating Revenue

Operating revenue is recorded on the basis of services rendered, commodities delivered or contracts settled and includes amounts yet to be billed to customers. Cove Point is currently generating significant revenue and earnings from annual reservation payments under long-term regasification, firm peaking storage and firm transportation contracts. Cove Point’s customer receivables at December 31, 2013 and 2012 included $20.0 million of accrued unbilled revenue based on estimated amounts of natural gas delivered but not yet billed to its customers.

Cove Point renegotiated certain import-related contracts which resulted in annual payments in the years 2013 through 2017 totaling approximately $50 million. Deferred revenue represents the difference between the amount received and the revenue recognized.

The primary types of sales and service activities reported as operating revenue are as follows:

Gas transportation and storage revenue consists primarily of storage services and transmission services; and

Other revenue consists primarily of sales of purchased gas retained for use in routine operations and LNG cargos required to maintain the cryogenic readiness of the storage facilities and the renegotiated contract payments described above.

Purchased Gas—Deferred Costs

The differences between Cove Point’s purchased gas expenses and the related levels of recovery for these expenses in current rates are deferred and matched against recoveries in future periods. The deferral of costs in excess of current period fuel rate recovery is recognized as a regulatory asset, while rate recovery in excess of current period fuel expenses is recognized as a regulatory liability.

Income Taxes

Current income taxes are recognized based on taxable income or loss, determined on a separate company basis, and, where applicable, settled in accordance with the principles of Dominion’s intercompany tax sharing agreement. Cove Point’s financial statements for the years ended December 31, 2013 and 2012, reflect the inclusion of its business activities in the consolidated federal income tax return filed by Dominion and its subsidiaries, DCPI’s Maryland state income tax returns and combined Virginia income tax returns filed by Dominion and certain of its subsidiaries.

Accounting for income taxes involves an asset and liability approach. Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Accordingly, deferred taxes are recognized for the future consequences of different treatments used for the reporting of transactions in financial accounting and income tax returns. Cove Point establishes a valuation allowance when it is more-likely-than-not that all, or a portion, of a deferred tax asset will not be realized. Where the treatment of temporary differences is different for rate-regulated operations, a regulatory asset is recognized if it is probable that future revenues will be provided for the payment of deferred tax liabilities.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

Cove Point recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information.

If it is not more-likely-than-not that a tax position, or some portion thereof, will be sustained, the related tax benefits are not recognized in the financial statements. Unrecognized tax benefits may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in income taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Except when such amounts are presented net with amounts receivable from or amounts prepaid to tax authorities, noncurrent income taxes payable related to unrecognized tax benefits are classified in other deferred credits and other liabilities on the Balance Sheets and current payables are included in accrued interest, payroll and taxes on the Balance Sheets.

Cove Point recognizes changes in estimated interest payable on net underpayments of income taxes in interest expense. Changes in interest receivable related to net overpayments of income taxes and estimated penalties that may result from the settlement of some uncertain tax positions would be recognized in the Statements of Income. Interest expense and penalties were immaterial in 2013 and 2012.

Cash and Cash Equivalents

Current banking arrangements generally do not require checks to be funded until they are presented for payment. At both December 31, 2013 and 2012, Cove Point’s accounts payable included $0.2 million of checks outstanding but not yet presented for payment. For purposes of the Balance Sheets and Statements of Cash Flows, cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with an original maturity of three months or less.

Property, Plant and Equipment

Property, plant and equipment, including additions and replacements is recorded at original cost, consisting of labor and materials and other costs such as asset retirement costs, capitalized interest and, for certain operations subject to cost-of-service rate regulation, allowance for funds used during construction (“AFUDC”) and overhead costs. The cost of repairs and maintenance, including minor additions and replacements, is charged to expense as it is incurred.

In 2013 and 2012, Cove Point capitalized interest costs and AFUDC to property, plant and equipment of $0.7 million and $1.3 million, respectively.

For property subject to cost-of-service rate regulation, the undepreciated cost of such property, less salvage value, is generally charged to accumulated depreciation at retirement. Cost of removal collections from utility customers not representing asset retirement obligations (“AROs”) are recorded as regulatory liabilities. For property subject to cost-of-service rate regulation that will be retired or abandoned significantly before the end of its useful life, the net carrying value is reclassified from plant-in-service when it becomes probable it will be retired or abandoned.

For property that is not subject to cost-of-service rate regulation, cost of removal not associated with AROs is charged to expense as incurred. Cove Point also records gains and losses upon retirement based upon the difference between the proceeds received, if any, and the property’s net book value at the retirement date.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

Depreciation of property, plant and equipment is computed on the straight-line method based on projected service lives. Depreciation rates on utility property, plant and equipment are as follows:

	Year Ended December 31,
	2013	2012
	(percent)
Storage	2.43	2.60
Transmission	2.83	2.83
General and other	3.71	5.35

In 2013, Cove Point extended the useful life of existing expansion assets by nine years as a result of the Liquefaction Project, which resulted in a decrease to depreciation expense of $1.5 million ($1.0 million after-tax).

Long-Lived and Intangible Assets

Cove Point performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. A long-lived or intangible asset is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount. Intangible assets with finite lives are amortized over their estimated useful lives.

Regulatory Assets and Liabilities

For regulated businesses subject to the FERC cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by non-regulated companies. When it is probable that the FERC will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by non-regulated companies are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that the FERC will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by the FERC.

Cove Point evaluates whether or not recovery of its regulatory assets through future rates is probable and makes various assumptions in its analyses. The expectations of future recovery are generally based on orders issued by the FERC or historical experience, as well as discussions with the FERC. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made.

Materials and Supplies

Materials and supplies are valued primarily using the weighted-average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the physical amount of natural gas delivered from, or received by, a pipeline system or storage facility differs from the contractual amount of natural gas delivered or received. Cove Point values these imbalances due to, or from, shippers and operators at the average of Gas Daily Price Survey – Transco Zone 5 and Transco Zone 6 Non-NY index prices at period end, subject to the terms of its tariff for regulated entities. Imbalances are primarily settled in-kind. Imbalances due to Cove Point from other parties are reported in other current assets and imbalances that Cove Point owes to other parties are reported in other current liabilities in the Balance Sheets.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

Goodwill

Cove Point evaluates goodwill for impairment annually as of April 1 and whenever an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of its reporting unit below its carrying value.

NOTE 3. OPERATING REVENUE

Cove Point’s operating revenue consists of the following:

	Year Ended December 31,
	2013	2012
	(in millions)
Gas transportation and storage	$256.5	$255.8
Other	87.0	37.2

Total operating revenue	$343.5	$293.0

NOTE 4. INCOME TAXES

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. Cove Point is routinely audited by federal and state tax authorities. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

On January 2, 2013, U.S. federal legislation was enacted that provides an extension of the 50% bonus depreciation allowance for qualifying capital expenditures incurred through 2013.

Details of income tax expense were as follows:

	Year Ended December 31,
	2013	2012
	(in millions)
Current:
Federal	$47.4	$35.5
State	7.0	8.3

Total current expense	54.4	43.8

Deferred:
Federal	11.7	17.0
State	(4.4)	5.1

Total deferred expense	7.3	22.1

Total income tax expense	$61.7	$65.9

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

The statutory U.S. federal income tax rate reconciles to the effective income tax rate as follows:

	Year Ended December 31,
	2013	2012
U.S. statutory rate	35.0%	35.0%
Increases (reductions) resulting from:
State taxes, net of federal benefit	1.0	5.3
Other, net	0.1	0.1

Effective tax rate	36.1%	40.4%

The 2013 effective tax rate reflects a benefit resulting from an alternative apportionment of Cove Point’s income for state income tax purposes.

Cove Point’s deferred income taxes consist of the following:

	At December 31,
	2013	2012
	(in millions)
Deferred income taxes:
Total deferred income tax assets	$36.0	$33.2
Total deferred income tax liabilities	170.1	160.3

Total net deferred income tax liabilities	$134.1	$127.1

Total deferred income taxes:
Plant and equipment primarily depreciation method and basis differences	$128.3	$114.1
Unrecovered energy costs consumed in operations	2.0	2.3
Deferred state income taxes	15.3	19.9
Federal benefit of deferred state income taxes	(5.4)	(7.0)
Pension and other postretirement benefits	(1.4)	(1.0)
Other	(4.7)	(1.2)

Total net deferred income tax liabilities	$134.1	$127.1

Cove Point had no loss or credit carryforwards at December 31, 2013.

Effective for its 2014 tax year, Dominion has been accepted into the CAP. The CAP is a method of identifying and resolving tax issues through open, cooperative, and transparent interaction between the IRS and taxpayers prior to the filing of a return. Through the CAP, Dominion will have the opportunity to resolve complex tax matters with the IRS before filing its federal income tax returns, thus achieving certainty for such tax return filing positions accepted by the IRS. Under a Pre-CAP plan, the IRS audit of tax years 2012 and 2013 will begin in 2014.

Unrecognized tax benefits were immaterial for 2013 and 2012.

The earliest tax year remaining open for examination of Dominion’s federal tax returns is 2012, and the only major state in which Cove Point operates is Maryland, for which the earliest tax year remaining open for examination is 2010.

Cove Point is also obligated to report adjustments resulting from IRS settlements to state tax authorities. In addition, if Cove Point utilizes operating losses or tax credits generated in years for which the statute of limitations has expired, such amounts are subject to examination.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment and their respective balances for Cove Point are as follows:

	At December 31,
	2013	2012
	(in millions)
Storage	$869.1	$871.0
Transmission	319.3	315.7
General and other	24.6	24.6
Plant under construction	352.7	60.2

Total property, plant and equipment	$1,565.7	$1,271.5

NOTE 6. GOODWILL AND INTANGIBLE ASSETS

Goodwill

There have been no changes in Cove Point’s carrying amount and segment allocation of goodwill as presented below:

	Dominion Energy	Corporate and Other	Total
	(in millions)
Balance at December 31, 2011(1)	$45.9	$—	$45.9
No events affecting goodwill	—	—	—

Balance at December 31, 2012(1)	$45.9	$—	$45.9
No events affecting goodwill	—	—	—

Balance at December 31, 2013(1)	$45.9	$—	$45.9

(1)	There are no accumulated impairment losses.

Other Intangible Assets

Cove Point’s other intangible assets are subject to amortization over their estimated useful lives. Cove Point’s amortization expense for intangible assets was $0.6 million and $0.7 million for 2013 and 2012, respectively. In 2013, Cove Point acquired $0.2 million of intangible assets, primarily representing software, with an estimated weighted-average amortization period of approximately 10 years. The components of intangible assets are as follows:

	At December 31,
	2013		2012
	Gross Carrying	Accumulated Amortization	Gross Carrying	Accumulated Amortization
	(in millions)
Software and other	$6.5	$2.1	$7.0	$2.5
Licenses	11.0	2.9	11.0	2.6

Total	$17.5	$5.0	$18.0	$5.1

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

Annual amortization expense for these intangible assets is estimated to be as follows:

	2014	2015	2016	2017	2018
	(in millions)
Cove Point	$0.5	$0.5	$0.5	$0.5	$0.5

NOTE 7. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

	At December 31,
	2013	2012
	(in millions)
Regulatory assets:
Unrecovered gas costs(1)	$5.4	$6.2
Other	0.1	0.2

Regulatory assets-current	5.5	6.4

Income taxes recoverable through future rates(2)	2.5	2.8

Regulatory assets-non-current	2.5	2.8

Total regulatory assets	$8.0	$9.2

Regulatory liabilities:
Overrecovered gas costs(1)	$0.8	$0.7
LNG cargo obligations(3)	6.7	—
Other	0.2	0.2

Regulatory liabilities-current	7.7	0.9

Provision for future cost of removal(4)	29.5	25.6
Other	0.9	—

Regulatory liabilities-non-current	30.4	25.6

Total regulatory liabilities	$38.1	$26.5

(1)	Reflects unrecovered/overrecovered gas costs at Cove Point, which are subject to annual filings with the FERC.
(2)	Amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC-equity when such amounts are recovered through book depreciation.
(3)	Represents obligations to the Import Shippers for LNG cargo received. See Note 8 for further information.
(4)	Rates charged to customers by Cove Point include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.

At December 31, 2013, approximately $5.5 million of regulatory assets represented past expenditures on which Cove Point does not currently earn a return. These expenditures are expected to be recovered within one year.

NOTE 8. REGULATORY MATTERS

The FERC regulates the transportation and sale for resale of natural gas in interstate commerce under the NGA and the Natural Gas Policy Act of 1978, as amended. Under the NGA, the FERC has authority over rates, terms and conditions of services performed by Cove Point. The FERC also has jurisdiction over siting, construction and operation of natural gas import facilities and interstate natural gas pipeline facilities.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

In May 2011, Cove Point filed a general rate case for its FERC-jurisdictional services, with proposed rates to be effective July 2011. In July 2012, the FERC issued an order approving a stipulation and agreement among Cove Point, the FERC trial staff and the other active parties in the rate case resolving all issues set for hearing by the FERC and establishing the mechanism for operational purchases of LNG, with settlement rates effective April 2012. Pursuant to the terms of the settlement, future operational purchases of LNG are not expected to affect Cove Point’s net results of operations. Cove Point and settling customers are subject to a rate moratorium through December 31, 2016. Cove Point is required to file its next rate case in 2016 with rates to be effective January 1, 2017.

NOTE 9. EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

Cove Point participates in retirement benefit plans sponsored by Dominion, which provide certain retirement benefits to eligible active employees, retirees and qualifying dependents of Cove Point. Under the terms of its benefit plans, Dominion reserves the right to change, modify or terminate the plans. From time to time in the past, benefits have changed, and some of these changes have reduced benefits.

Pension benefits for Cove Point employees are covered by the Dominion Pension Plan, a defined benefit pension plan sponsored by Dominion that provides benefits to multiple Dominion subsidiaries. Retirement benefits payable are based primarily on years of service, age and the employee’s compensation. As a participating employer, Cove Point is subject to Dominion’s funding policy, which is to contribute annually an amount that is in accordance with the provisions of ERISA. During 2013, Cove Point made no contributions to the Dominion Pension Plan, and no contributions to this plan are currently expected in 2014. Cove Point’s net periodic pension cost related to this plan was $1.4 million and $1.1 million in 2013 and 2012, respectively, recorded in other operations and maintenance expense in the Statements of Income. The funded status of various Dominion subsidiary groups and employee compensation are the basis for determining the share of total pension costs for participating Dominion subsidiaries. At December 31, 2013 and 2012, Cove Point’s amounts due to Dominion associated with this plan, were $2.5 million and $1.0 million, respectively, recorded in pension and other postretirement benefit liabilities on the Balance Sheets.

Retiree healthcare and life insurance benefits for Cove Point employees are covered by the Dominion Retiree Health and Welfare Plan, a plan sponsored by Dominion that provides certain retiree healthcare and life insurance benefits to multiple Dominion subsidiaries. Annual employee premiums are based on several factors such as age, retirement date and years of service. Cove Point’s net periodic benefit cost related to this plan was $0.1 million and $0.2 million for 2013 and 2012, respectively, recorded in other operations and maintenance expense in the Statements of Income. Employee headcount is the basis for determining the share of total other postretirement benefit costs for participating Dominion subsidiaries. At December 31, 2013 and 2012, Cove Point’s liabilities to Dominion associated with this plan were $1.6 million and $1.9 million, respectively, recorded in pension and other postretirement benefit liabilities on the Balance Sheets.

Dominion holds investments in trusts to fund employee benefit payments for the pension and other postretirement benefit plans in which Cove Point’s employees participate. Any investment-related declines in these trusts will result in future increases in the periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash that Cove Point will provide to Dominion for its share of employee benefit plan contributions.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

Defined Contribution Plans

Cove Point also participates in Dominion-sponsored defined contribution employee savings plans that cover multiple Dominion subsidiaries. Cove Point recognized expense of $0.2 million in other operations and maintenance expense in the Statements of Income during both 2013 and 2012, as employer matching contributions to these plans.

NOTE 10. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, Cove Point is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by the FERC), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for Cove Point to estimate a range of possible loss. For such matters that Cove Point cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that Cove Point is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which Cove Point is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Any estimated range of possible loss may not represent Cove Point’s maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. Management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on Cove Point’s financial position, liquidity or results of operations.

Decommissioning Costs

Under the terms of a 2005 Agreement with the Sierra Club and the Maryland Conservation Council, Inc. (the “2005 Agreement”), Cove Point would be responsible for certain onshore and offshore site restoration activities at the Cove Point site only if it voluntarily tenders title according to the terms of this agreement. As Cove Point is permitted to operate the Cove Point LNG Facility for an indefinite time period and currently has no plans to voluntarily tender title, Cove Point does not have sufficient information to determine a reasonable range of settlement dates for decommissioning and therefore has not recorded a liability.

Cove Point Natural Heritage Trust

Under the terms of the 2005 Agreement, Cove Point is required to make an annual contribution to the Cove Point Natural Heritage Trust, an affiliated non-profit trust focused on the preservation and protection of ecologically sensitive sites at or near Cove Point, of $0.3 million for each year the facility is in operation. These annual payments are recorded in other operations and maintenance expense in the Statements of Income. If Cove Point voluntarily tenders title according to the terms of this agreement, no contributions are required. There are no current plans to voluntarily tender title to the Cove Point site.

Surety Bonds

As of December 31, 2013 Cove Point had purchased $1.9 million of surety bonds. Under the terms of surety bonds, Cove Point is obligated to indemnify the respective surety bond company for any amounts paid.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

NOTE 11. CREDIT RISK

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition. In addition, counterparties may make available collateral, including letters of credit, payment guarantees, or cash deposits.

Cove Point provides service to seventeen customers, including four local distribution companies, ten marketers or end users and the Import Shippers. The three largest customers comprised approximately 94% and 93% of the total transportation and storage revenues for the year ended December 31, 2013 and 2012, respectively, with Cove Point’s largest customer representing approximately 72% of such amounts in each year. Cove Point has not experienced any credit losses in connection with its trade receivables. The majority of services are under long-term contracts at FERC-approved rates.

NOTE 12. RELATED-PARTY TRANSACTIONS

Cove Point engages in related party transactions primarily with other Dominion subsidiaries (affiliates). Cove Point’s receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Cove Point participates in certain Dominion benefit plans as described in Note 9. A discussion of the significant related party transactions follows.

Transactions with Affiliates

Cove Point provides transportation services to affiliates and affiliates provide goods and services to Cove Point. The affiliated transactions are presented below:

	Year Ended December 31,
	2013	2012
	(in millions)
Sales of natural gas transportation services to affiliates	$2.3	$2.1
Purchased gas from affiliates	0.7	—
Services provided by DRS(1)(2)	9.3	6.1
Goods and services provided by affiliates to Cove Point(1)	3.2	3.0

(1)	Includes $4.8 million and $2.1 million of capitalized expenditures in 2013 and 2012, respectively.
(2)	Cove Point determined that it is not the most closely associated entity with DRS, an affiliated variable interest entity, and therefore not the primary beneficiary. DRS provides accounting, legal, finance and certain administrative and technical services to all Dominion subsidiaries, including Cove Point. Cove Point has no obligation to absorb more than its allocated share of DRS costs.

Advance from Affiliate

During 2013, Cove Point received an advance from an affiliate of $20.0 million. This amount is included within payables to affiliates at December 31, 2013 and was converted to an equity contribution in March 2014. During 2013, $100.9 million of payables to affiliates were converted to an equity contribution.

Subsidiary Debt Transactions

Cove Point’s outstanding current borrowings, net of repayments, from Dominion were $210.2 million at December 31, 2012. There were no borrowings at December 31, 2013. Interest charges related to Cove Point’s

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

borrowings from Dominion were $0.7 million and $1.4 million for the year ended December 31, 2013 and 2012, respectively. In 2013 and 2012, Cove Point capitalized interest costs and AFUDC to property, plant and equipment of $0.7 million and $1.3 million, respectively. During 2013, outstanding current borrowings of $360.0 million were converted to an equity contribution.

Income Taxes

Cove Point has a tax sharing agreement with Dominion described in Note 2. The balances for income taxes payable to Dominion are provided below:

	Year Ended December 31,
	2013	2012
	(in millions)
Current (recorded in accrued payroll and taxes)	$1.5	$3.2
Noncurrent (recorded in other liabilities)	0.3	—

Cove Point settled income taxes payable to Dominion of $3.2 million, and $3.4 million, through equity contributions from Dominion during the years ended December 31, 2013, and 2012, respectively.

Natural Gas Imbalances

Cove Point maintains natural gas imbalances with affiliates. The imbalances with affiliates are provided below:

	Year Ended December 31,
	2013	2012
	(in millions)
Imbalances payable to affiliates	$8.6	$25.0

NOTE 13. OPERATING SEGMENT

Cove Point is organized primarily on the basis of products and services sold in the United States. Dominion Energy, Cove Point’s primary operating segment, consists of natural gas transportation, storage and regasification services.

Cove Point also reports a Corporate and Other segment. The Corporate and Other segment primarily includes specific items attributable to Cove Point’s operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance. In 2013, there was a net charge of $0.1 million related to severance. There were no such items for 2012.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS—Continued

The following table presents segment information pertaining to Cove Point’s operations:

Year Ended December 31,	Dominion Energy	Corporate and Other	Total
	(in millions)
2013
Operating revenue	$343.5	$—	$343.5
Depreciation and amortization	31.7	—	31.7
Interest and related charges	—	—	—
Income tax expense	61.7	—	61.7
Net income	109.5	(0.1)	109.4
Capital expenditures	294.6	—	294.6
Total assets at December 31	1,498.2	—	1,498.2
2012
Operating revenue	$293.0	$—	$293.0
Depreciation and amortization	33.3	—	33.3
Interest and related charges	0.1	—	0.1
Income tax expense	65.9	—	65.9
Net income	97.2	—	97.2
Capital expenditures	51.1	—	51.1
Total assets at December 31	1,213.5	—	1,213.5

DOMINION COVE POINT LNG, LP

STATEMENTS OF INCOME

(Unaudited)

Six Months Ended June 30,	2014	2013
	(in millions)
Operating Revenue(1)	$180.1	$171.8

Operating Expenses
Purchased gas(1)	53.1	47.4
Other operations and maintenance
Affiliated suppliers	3.9	3.9
Other	17.3	10.1
Depreciation and amortization	15.7	16.1
Other taxes	11.1	10.1

Total operating expenses	101.1	87.6

Income from operations	79.0	84.2
Interest and related charges(1)	—	—

Income from operations before income tax expense	79.0	84.2
Income tax expense	30.2	28.6

Net Income	$48.8	$55.6

(1)	See Note 9 for amounts attributable to affiliates.

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

BALANCE SHEETS

(Unaudited)

	June 30, 2014	December 31, 2013(1)
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$11.2
Customer receivables	43.6	20.0
Other receivables	3.0	—
Affiliated receivables	6.3	4.7
Prepayments(2)	9.8	8.7
Materials and supplies	8.4	8.4
Regulatory assets	3.3	5.5
Other	5.1	11.4

Total current assets	79.5	69.9

Property, Plant and Equipment
Property, plant and equipment	1,786.0	1,565.7
Accumulated depreciation and amortization	(211.3)	(198.3)

Total property, plant and equipment, net	1,574.7	1,367.4

Deferred Charges and Other Assets
Goodwill	45.9	45.9
Intangible assets, net	12.3	12.5
Regulatory assets	2.5	2.5

Total deferred charges and other assets	60.7	60.9

Total assets	$1,714.9	$1,498.2

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$26.5	$3.0
Payables to affiliates	1.9	20.4
Accrued payroll and taxes(2)	1.2	2.2
Regulatory liabilities	4.7	7.7
Natural gas imbalances(2)	5.1	9.4
Other	6.9	12.2

Total current liabilities	46.3	54.9

Deferred Credits and Other Liabilities
Deferred income taxes	145.1	135.1
Pension and other postretirement benefit liabilities(2)	4.3	4.1
Regulatory liabilities	31.5	30.4
Other(2)	1.7	1.7

Total deferred credits and other liabilities	182.6	171.3

Total liabilities	228.9	226.2

Commitments and Contingencies (see Note 7)
Equity
Members’ equity	1,486.0	1,272.0

Total equity	1,486.0	1,272.0

Total liabilities and equity	$1,714.9	$1,498.2

(1)	Cove Point’s Balance Sheet at December 31, 2013 has been derived from the Audited Financial Statements.
(2)	See Note 9 for amounts attributable to affiliates.

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

STATEMENT OF EQUITY

(Unaudited)

Members’ Equity
(in millions)
December 31, 2013	$1,272.0

Net income	48.8
Equity contribution from parent	165.2
Distributions	—

June 30, 2014	$1,486.0

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

STATEMENTS OF CASH FLOWS

(Unaudited)

Six Months Ended June 30,	2014	2013
	(in millions)
Operating Activities
Net income	$48.8	$55.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.7	16.1
Deferred income taxes	10.4	3.0
Changes in:
Customer and other receivables	(26.5)	(2.9)
Affiliated receivables	(1.6)	(2.9)
Prepayments	(1.1)	(1.4)
Accounts payable	22.8	0.7
Payables to affiliates	1.5	2.0
Accrued payroll and taxes	(1.0)	(4.6)
Other operating assets and liabilities	(2.8)	(0.1)

Net cash provided by operating activities	66.2	65.5

Investing Activities
Plant construction and other property additions	(222.3)	(79.4)
Other	(0.3)	(0.1)

Net cash used in investing activities	(222.6)	(79.5)

Financing Activities
Issuance of affiliated current borrowings, net	—	14.0
Contribution from parent	145.2	—

Net cash provided by financing activities	145.2	14.0

Increase (decrease) in cash and cash equivalents	(11.2)	—

Cash and cash equivalents at beginning of period	11.2	—

Cash and cash equivalents at end of period	$—	$—

Supplemental Cash Flow Information
Cash paid during the period for:
Income taxes	$30.7	$25.9
Significant noncash investing and financing activities:
Accrued capital expenditures	7.3	7.1
Equity contribution from parent to relieve payables to affiliates	20.0	100.9

The accompanying notes are an integral part of Cove Point’s Financial Statements.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF OPERATIONS

Cove Point is the owner and operator of the Cove Point LNG Facility, and the Cove Point Pipeline. The Cove Point LNG Facility is an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

As permitted by the rules and regulations of the SEC, Cove Point’s accompanying Unaudited Financial Statements contain certain condensed financial information and exclude certain footnote disclosures normally included in annual audited financial statements prepared in accordance with GAAP. These Unaudited Financial Statements should be read in conjunction with Cove Point’s Audited Financial Statements.

In Cove Point’s opinion, the accompanying Unaudited Financial Statements contain all adjustments necessary to present fairly its financial position at June 30, 2014, its results of operations and cash flows for the six months ended June 30, 2014 and 2013 and its changes in equity for the six months ended June 30, 2014. Such adjustments are normal and recurring in nature unless otherwise noted.

Cove Point makes certain estimates and assumptions in preparing its financial statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from those estimates.

The results of operations for interim periods are not necessarily indicative of the results expected for the full year. Information for quarterly periods is affected by seasonal variations in sales, rate changes, purchased gas expenses and other factors.

Certain amounts in Cove Point’s Audited Financial Statements have been reclassified to conform to the 2014 presentation for comparative purposes. The reclassifications did not affect Cove Point’s net income, total assets, liabilities, equity or cash flows.

NOTE 3. OPERATING REVENUE

Cove Point’s operating revenue consists of the following:

Six Months Ended June 30,	2014	2013
	(in millions)
Gas transportation and storage	$130.5	$128.3
Other	49.6	43.5

Total operating revenue	$180.1	$171.8

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

(Unaudited)—Continued

NOTE 4. INCOME TAXES

The statutory U.S. federal income tax rate reconciles to the effective income tax rate as follows:

Six Months Ended June 30,	2014	2013
U.S. statutory rate	35.0%	35.0%
Increases (reductions) resulting from:
State taxes, net of federal benefit	3.2	(1.0)
Other, net	—	(0.1)

Effective tax rate	38.2%	33.9%

As of June 30, 2014, there have been no material changes in unrecognized tax benefits or expectations regarding possible changes that could reasonably occur during the next twelve months. See Note 4 to the Audited Financial Statements for a discussion of these unrecognized tax benefits.

NOTE 5. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

	June 30, 2014	December 31, 2013
	(in millions)
Regulatory assets:
Unrecovered gas costs(1)	$3.2	$5.4
Other	0.1	0.1

Regulatory assets-current	3.3	5.5

Income taxes recoverable through future rates(2)	2.5	2.5

Regulatory assets-non-current	2.5	2.5

Total regulatory assets	$5.8	$8.0

Regulatory liabilities:
Overrecovered gas costs(1)	$0.1	$0.8
LNG cargo obligations(3)	3.6	6.7
Other	1.0	0.2

Regulatory liabilities-current	4.7	7.7

Provision for future cost of removal(4)	31.3	29.5
Other	0.2	0.9

Regulatory liabilities-non-current	31.5	30.4

Total regulatory liabilities	$36.2	$38.1

(1)	Reflects unrecovered/overrecovered gas costs at Cove Point, which are subject to annual filings with the FERC.
(2)	Amounts to be recovered through future rates to pay income taxes that become payable when rate revenue is provided to recover AFUDC-equity when such amounts are recovered through book depreciation.
(3)	Reflects obligations to the Import Shippers for LNG cargo received. See Note 8 to the Audited Financial Statements for further information.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

(Unaudited)—Continued

(4)	Rates charged to customers by Cove Point include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.

At June 30, 2014, approximately $3.3 million of regulatory assets represented past expenditures on which Cove Point does not currently earn a return. These expenditures are expected to be recovered within one year.

NOTE 6. REGULATORY MATTERS

The FERC regulates the transportation and sale for resale of natural gas in interstate commerce under the NGA and the Natural Gas Policy Act of 1978, as amended. Under the NGA, the FERC has authority over rates, terms and conditions of services performed by Cove Point. The FERC also has jurisdiction over siting, construction and operation of natural gas import facilities and interstate natural gas pipeline facilities.

There have been no significant developments regarding the regulatory matters disclosed in Note 8 to the Audited Financial Statements.

NOTE 7. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, Cove Point is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by the FERC), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for Cove Point to estimate a range of possible loss. For such matters that Cove Point cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that Cove Point is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which Cove Point is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Any estimated range of possible loss may not represent Cove Point’s maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate. Management does not anticipate that the liabilities, if any, arising from such proceedings would have a material effect on Cove Point’s financial position, liquidity or results of operations.

Decommissioning Costs

Under the terms of the 2005 Agreement, Cove Point would be responsible for certain onshore and offshore site restoration activities at the Cove Point site only if it voluntarily tenders title according to the terms of this agreement. As Cove Point is permitted to operate the Cove Point LNG Facility for an indefinite time period and currently has no plans to voluntarily tender title, Cove Point does not have sufficient information to determine a reasonable range of settlement dates for decommissioning and therefore has not recorded a liability.

Cove Point Natural Heritage Trust

Under the terms of the 2005 Agreement, Cove Point is required to make an annual contribution to the Cove Point Natural Heritage Trust, an affiliated non-profit trust focused on the preservation and protection of

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

(Unaudited)—Continued

ecologically sensitive sites at or near Cove Point, of $0.3 million for each year the facility is in operation. These annual payments are recorded in other operations and maintenance expense in the Statements of Income. If Cove Point voluntarily tenders title according to the terms of this agreement, no contributions are required. There are no current plans to voluntarily tender title to the Cove Point site.

Maryland Commission Certificate of Public Convenience and Necessity

In April 2013, Cove Point filed an application with the Maryland Commission requesting authorization to construct a generating station in connection with the Liquefaction Project. In May 2014, the Maryland Commission granted the CPCN authorizing the construction of such generating station. The CPCN is conditional upon Cove Point receiving FERC approval for the Liquefaction Project and will obligate Cove Point to make payments over time totaling approximately $48.0 million to the SEIF and Maryland low income energy assistance programs. Upon the receipt of FERC approval, Cove Point expects to record an increase in property, plant and equipment and a corresponding liability for these payment obligations. In June 2014, a party filed a notice of petition for judicial review of the CPCN with the Circuit Court for Baltimore City in Maryland. In September 2014, the party filed with the Maryland Commission a motion to stay the CPCN pending judicial review of the CPCN. The CPCN remains in effect pending consideration of the motion by the Maryland Commission. This matter is currently pending.

Surety Bonds

At June 30, 2014, Cove Point had purchased $8.9 million of surety bonds. Under the terms of surety bonds, Cove Point is obligated to indemnify the respective surety bond company for any amounts paid.

NOTE 8. CREDIT RISK

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition. In addition, counterparties may make available collateral, including letters of credit, payment guarantees, or cash deposits.

Cove Point provides service to eighteen customers, including four local distribution companies, eleven marketers or end users and the Import Shippers. The three largest customers comprised approximately 94% of the total transportation and storage revenues for the six months ended June 30, 2014 and 2013, with Cove Point’s largest customer representing approximately 73% of such amounts in each period. Cove Point has not experienced any credit losses in connection with its trade receivables. The majority of services are under long-term contracts at FERC-approved rates.

NOTE 9. RELATED-PARTY TRANSACTIONS

Cove Point engages in related party transactions primarily with other Dominion subsidiaries (affiliates). Cove Point’s receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Cove Point participates in certain Dominion benefit plans as described in Note 9 to the Audited Financial Statements. At June 30, 2014 and December 31, 2013, amounts due to Dominion associated with these benefit plans were $4.3 million and $4.1 million, respectively, recorded in pension and other postretirement benefit liabilities in the Balance Sheets. A discussion of the significant related party transactions follows.

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

(Unaudited)—Continued

Transactions with Affiliates

Cove Point provides transportation services to affiliates and affiliates provide goods and services to Cove Point. The affiliated transactions are presented below:

Six Months Ended June 30,	2014	2013
	(in millions)
Sales of natural gas transportation services to affiliates	$1.3	$1.1
Purchased gas from affiliates	0.4	—
Services provided by DRS(1)(2)	6.1	4.5
Goods and services provided by affiliates to Cove Point(1)	1.5	2.0

(1)	Includes $3.7 million and $2.5 million of capitalized expenditures in 2014 and 2013, respectively.
(2)	Cove Point determined that it is not the most closely associated entity with DRS, an affiliated variable interest entity, and therefore not the primary beneficiary. DRS provides accounting, legal, finance and certain administrative and technical services to all Dominion subsidiaries, including Cove Point. Cove Point has no obligation to absorb more than its allocated share of DRS costs.

Advance from Affiliate

During 2013, Cove Point received an advance from affiliate of $20.0 million. This amount is included within payables to affiliates at December 31, 2013 and was converted to an equity contribution in March 2014.

Subsidiary Debt Transactions

Cove Point did not have any outstanding borrowings under the Dominion money pool at June 30, 2014 or December 31, 2013. Interest charges related to Cove Point’s borrowings from Dominion were $0.4 million for the six months ended June 30, 2013, which was capitalized to property, plant and equipment. There were no borrowings or associated interest charges for the six months ended June 30, 2014.

Income Taxes

Cove Point has a tax sharing agreement with Dominion described in Note 2 to the Audited Financial Statements. The balances for income taxes payable to Dominion are provided below:

	June 30, 2014	December 31, 2013
	(in millions)
Current(1)	$9.4	$1.5
Noncurrent (recorded in other liabilities)	0.3	0.3

(1)	Represents an asset recorded in prepayments at June 30, 2014 and a liability recorded in accrued payroll and taxes at December 31, 2013.

Natural Gas Imbalances

Cove Point maintains natural gas imbalances with affiliates. The imbalances with affiliates are provided below:

	June 30, 2014	December 31, 2013
	(in millions)
Imbalances payable to affiliates	$4.4	$8.6

DOMINION COVE POINT LNG, LP

NOTES TO FINANCIAL STATEMENTS

(Unaudited)—Continued

NOTE 10. OPERATING SEGMENT

Cove Point is organized primarily on the basis of products and services sold in the United States. Dominion Energy, Cove Point’s primary operating segment, consists of natural gas transportation, storage and regasification services.

Cove Point also reports a Corporate and Other segment. The Corporate and Other Segment primarily includes specific items attributable to Cove Point’s operating segment that are not included in profit measures evaluated by executive management in assessing the segment’s performance. There were no such items in the six months ended June 30, 2014. For the six months ended June 30, 2013, there was a net charge of $0.1 million related to severance.

The following table presents segment information pertaining to Cove Point’s operations:

Six Months Ended June 30,	Dominion Energy	Corporate and Other	Total
	(in millions)
2014
Operating revenue	$180.1	$—	$180.1
Net income	48.8	—	48.8
2013
Operating revenue	$171.8	$—	$171.8
Net income	55.7	(0.1)	55.6

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Dominion Midstream GP, LLC and Members of

Dominion Midstream Partners, LP

Richmond, Virginia

We have audited the accompanying consolidated balance sheet of Dominion Midstream Partners, LP (“Dominion Midstream”) at March 11, 2014. This financial statement is the responsibility of Dominion Midstream’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. Dominion Midstream is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Dominion Midstream’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet presents fairly, in all material respects, the financial position of Dominion Midstream Partners, LP at March 11, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 28, 2014

DOMINION MIDSTREAM PARTNERS, LP

CONSOLIDATED BALANCE SHEET

March 11, 2014
ASSETS
Total assets	$—

PARTNERS’ EQUITY
General partner’s equity	$—
Limited partner’s equity	1,000
Receivable from partner	(1,000)

Total liabilities and partners’ equity	$—

The accompanying note is an integral part of Dominion Midstream’s Balance Sheet.

DOMINION MIDSTREAM PARTNERS, LP

NOTE TO CONSOLIDATED BALANCE SHEET

NOTE 1. NATURE OF OPERATIONS

Dominion Midstream is a Delaware limited partnership formed on March 11, 2014 to acquire the Preferred Equity Interest and a non-economic general partner interest in Cove Point from Dominion. The acquired Preferred Equity Interest will be accounted for as a transaction under common control and accordingly, Dominion’s basis in the Preferred Equity Interest will become the Dominion Midstream basis and will not be adjusted to fair market value under purchase accounting.

Dominion Midstream intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in Dominion Midstream to Dominion MLP Holding Company, LLC, an indirect wholly-owned subsidiary of Dominion, and general partner units representing a non-economic general partner interest in Dominion Midstream to Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion.

Dominion MLP Holding Company, LLC, as the organizational limited partner, contributed $1,000 in the form of a receivable to be settled in cash, to Dominion Midstream on March 11, 2014. The receivable from Dominion MLP Holding Company, LLC has been reflected as a deduction from partners’ equity on the Consolidated Balance Sheet. There have been no other transactions involving Dominion Midstream as of March 28, 2014.

DOMINION MIDSTREAM PARTNERS, LP

CONSOLIDATED BALANCE SHEET

(Unaudited)

June 30, 2014
ASSETS
Total assets	$—

PARTNERS’ EQUITY
General partner’s equity	$—
Limited partner’s equity	1,000
Receivable from partner	(1,000)

Total liabilities and partners’ equity	$—

The accompanying note is an integral part of Dominion Midstream’s Balance Sheet.

DOMINION MIDSTREAM PARTNERS, LP

NOTE TO CONSOLIDATED BALANCE SHEET

(Unaudited)

NOTE 1. NATURE OF OPERATIONS

Dominion Midstream is a Delaware limited partnership formed on March 11, 2014 to acquire the Preferred Equity Interest and a non-economic general partner interest in Cove Point from Dominion. The acquired Preferred Equity Interest will be accounted for as a transaction under common control and accordingly, Dominion’s basis in the Preferred Equity Interest will become the Dominion Midstream basis and will not be adjusted to fair market value under purchase accounting.

Dominion Midstream intends to offer common units, representing limited partner interests, pursuant to a public offering and to concurrently issue common units and subordinated units, representing additional limited partner interests in Dominion Midstream to Dominion MLP Holding Company, LLC, an indirect wholly-owned subsidiary of Dominion, and general partner units representing a non-economic general partner interest in Dominion Midstream to Dominion Midstream GP, LLC, an indirect wholly-owned subsidiary of Dominion.

Dominion MLP Holding Company, LLC, as the organizational limited partner, contributed $1,000 in the form of a receivable to be settled in cash, to Dominion Midstream on March 11, 2014. The receivable from Dominion MLP Holding Company, LLC has been reflected as a deduction from partners’ equity on the Consolidated Balance Sheet. There have been no other transactions involving Dominion Midstream.

APPENDIX A

FORM OF

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF DOMINION MIDSTREAM PARTNERS, LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DOMINION MIDSTREAM PARTNERS, LP dated as of [            ], is entered into by and between Dominion Midstream GP, LLC, a Delaware limited liability company, as the General Partner, and Dominion MLP Holding Company, LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (a) the amount of such Carrying Value Increase and (b) the amount determined by proportionately allocating the Carrying Value Increases resulting from such Book-Down Event the lesser of (I) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (II) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceed the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Partner is (x) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (y) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) the amount of any net increase during such period in Working Capital Borrowings (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net decrease during such period in cash reserves (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures not relating to an Operating Expenditure made during such period; and (iii) the amount of any expenditures during such period using the proceeds of the Initial Offering as described under “Use of Proceeds” in the Registration Statement that would constitute Operating Expenditures in the absence of clause (c)(vi) of the definition thereof; and (iv) capital contributions received by a Group Member (including Capital Contributions received by the Partnership) to the extent such capital contributions do not constitute Interim Capital Transactions; and (c) plus (i) the amount of any net decrease during such period in Working Capital Borrowings (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net increase during such period in cash reserves (or, subject to Section 8.1(c), the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established during such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Aggregate Quantity of IDR Reset Common Units” has the meaning assigned to such term in Section 5.10(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event as described in Section 5.4(d), in each case as determined by the General Partner.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Dominion Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Bad Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such Person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, action or omission was adverse to the interest of the Partnership.

“Board of Directors” means the board of directors of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Revaluation Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Revaluation Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the U.S. or the Commonwealth of Virginia shall not be regarded as a Business Day.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction or development of new, assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary of a Group Member, in which a Group Member has, or after such capital contribution will have, an equity interest to fund the Group Member’s pro rata share of the cost of the acquisition of existing, or the construction or development of new or the improvement of existing, assets, in each case if such addition, improvement, acquisition, construction or development is made to increase the long-term operating capacity or operating income of the Partnership Group from the long-term operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” means a Capital Improvement or replacement asset is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following, if applicable, completion of construction, acquisition, development and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors, each of whom is determined by the Board of Directors, after reasonable inquiry, (a) to not be an officer or employee of the General Partner (b) to not be an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) to not be a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than Common Units and awards that are granted to such director under the LTIP, and (d) to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity, and incremental Incentive Distributions in respect thereof. Construction Equity does not included equity issued in the Initial Offering.

“Construction Period” means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) abandons or disposes of such Capital Improvement.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement, dated as of [            ], among the General Partner, the Partnership, Cove Point, Dominion Cove Point, Inc., Dominion Gas Projects Company, LLC, Dominion MLP Holding Company, LLC and Cove Point GP Holding Company, LLC, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cove Point” means Dominion Cove Point LNG, LP.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and Section 6.5(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) [            ] over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) a reimbursement of preformation capital expenditures in an amount equal to the aggregate amount of cash, if any, contributed by the Underwriters to the Partnership on the

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Option Closing Date(s) with respect to Common Units issued by the Partnership upon each exercise of the Over-Allotment Option as described in Section 5.2(b), if any.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments (other than equity interests in the Partnership) relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligible Holder” means a Limited Partner who is not a Non-Eligible Holder.

“Eligible Taxable Holder” means a Person or type of Person whose, or whose owners’, U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) does not, in the determination of the General Partner, create a substantial risk of an adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body. The General Partner may adopt policies and procedures for determining whether types or categories of Persons are or are not Eligible Taxable Holders. The General Partner may determine that certain Persons, or types or categories of Persons, are Eligible Taxable Holders based on its determination that (a) their U.S. federal income tax status (or lack of proof of U.S. federal income tax status) is unlikely to create a substantial risk of an adverse effect on the rates that can be charged or (b) it is in the best interest of the Partnership to permit such Persons or types or categories of Persons to own Partnership Interests notwithstanding any risk of adverse effect on the rates that can be charged. Any such determination may be changed by the General Partner from time to time in its discretion, and any Limited Partner may be treated as a Non-Eligible Holder notwithstanding that it was in a type or category of Persons determined by the General Partner to be Eligible Taxable Holders at the time such Limited Partner acquired its Limited Partner Interest.

“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning assigned to such term in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” has the meaning assigned to such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning assigned to such term in Section 6.1(d)(iii)(A).

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt and paid in respect of the Construction Period. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).

“First Target Distribution” means $[            ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted average number of Outstanding Units during such period plus (2) all Partnership Interests and Derivative Instruments (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests and Derivative Instruments shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Dominion Midstream GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management and ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Good Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such determination, action or omission was not taken in Bad Faith.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons, interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“IDR Reset Common Unit” has the meaning assigned to such term in Section 5.10(a).

“IDR Reset Election” has the meaning assigned to such term in Section 5.10(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” has the meaning assigned to such term in Section 6.9.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Common Units” means the Common Units sold in the Initial Offering.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Initial Limited Partners” means the Organizational Limited Partner (with respect to the Common Units and Subordinated Units received by it as described in Section 5.1), the General Partner (with respect to the Incentive Distribution Rights received by it as described in Section 5.1) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to the exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money, by any Group Member, other than Working Capital Borrowings; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the Underwriting Agreement) and (c) sales or other dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner hereunder.

“Liquefaction Project” means the natural gas export/liquefaction facility currently under development by Cove Point.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means benefit plans, programs and practices adopted by the General Partner pursuant to Section 7.5(c).

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the replacement, improvement or expansion of the assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, assets) made to maintain the long-term operating capacity or operating income of the Partnership Group.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $[            ] per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Gain and Revaluation Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Gain or Revaluation Gain occurs.

“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4) that are recognized (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event (“Revaluation Loss”); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Loss and Revaluation Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Loss or Revaluation Loss occurs.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Non-Eligible Holder” means a Limited Partner who is (a) not an Eligible Taxable Holder or (b) whose nationality, citizenship or other related status creates, in the determination of the General Partner, a substantial risk of cancellation or forfeiture as described in Section 4.8(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Operating Expenditures” means all Partnership Group cash expenditures (or, subject to Section 8.1(c), the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments made under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, interest and principal payments on indebtedness and capital expenditures, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases or (vi) any expenditures using the proceeds of the Initial Offering as described under “Use of Proceeds” in the Registration Statement. Where cash expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

(d)(i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $[            ] million, (ii) all cash receipts of the Partnership Group (or, subject to Section 8.1(c), the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, and (iii) the amount of cash distributions paid in respect of Construction Equity (and incremental Incentive Distributions in respect thereof) and paid in respect of the Construction Period, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or, subject to Section 8.1(c), the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred or repaid within such twelve month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, (x) “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero; and (y) cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Dominion MLP Holding Company, LLC, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Dominion Midstream Partners, LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner, management interest) in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude all Derivative Instruments.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Percentage Interest” means as of any date of determination and as to any Unitholder with respect to Units, the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means when used with respect to (a) Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-194864) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning assigned to such term in Section 5.10(a).

“Reset Notice” has the meaning assigned to such term in Section 5.10(b).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Revaluation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Revaluation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Sale Gain” has the meaning set forth in the definition of Net Termination Gain.

“Sale Loss” has the meaning set forth in the definition of Net Termination Loss.

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).

“Second Target Distribution” means $[            ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the holders of Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the holders of the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Special Approval” means approval by a majority of the members of the Conflicts Committee or, if the Conflicts Committee has only one member, the sole member of the Conflicts Committee.

“Subordinated Unit” means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending June 30, 2018 in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such Business Day equaled or exceeded the sum of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units in each respective period and (B) the Adjusted Operating Surplus for each of such periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during each such period on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

(b) the first Business Day following the date the following conditions are satisfied (i) the Liquefaction Project Commences Commercial Service and Cove Point is able to provide liquefied natural gas processing services, (ii) at least 50% of the Liquefaction Project’s available capacity is contracted pursuant to one or more long term service agreements under which Cove Point has begun receiving reservation or other payments in connection with its obligations to provide, or for the actual provision of, such services, (iii) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the two consecutive, non-overlapping four-Quarter periods ending December 31, 2016 equaled or exceeded the sum of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units in each respective period and (B) the Adjusted Operating Surplus for such periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during each such period on a Fully Diluted Weighted Average Basis, (iv) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each completed Quarter commencing after December 31, 2016 equaled or exceeded the sum of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units in each such Quarter and (v) there are no Cumulative Common Unit Arrearages; or

(c) the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter ending on or after June 30, 2018 in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such Business Day, equaled or exceeded 150% of the Minimum Quarterly Distribution on all such Outstanding Common Units, Subordinated Units and other Outstanding Units and (B) the Adjusted Operating Surplus for such period equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Weighted Average Basis and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Tax Eligibility Certificate” means a certificate the General Partner may request a Limited Partner to execute as to such Limited Partner’s (or such Limited Partner’s owners’) federal income tax status for the purpose of determining whether such Limited Partner is a Non-Eligible Holder.

“Third Target Distribution” means $[            ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted to trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of [            ], among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the Record Holders of Units.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

“Unit Majority” means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units whose voting power is, for purposes of the applicable matter for which a vote of Unitholders is being taken, beneficially owned by the General Partner or its Affiliates), voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S.” means United States of America.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “Dominion Midstream Partners, LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 120 Tredegar Street, Richmond, Virginia 23219, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 120 Tredegar Street, Richmond, Virginia 23219, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership Group of any business.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the

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Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be considered participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon

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reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied if the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder; and

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

(b) The rights pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Any Certificates that are issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, any Executive Vice President or any Senior Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to

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cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as

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nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns such Partnership Interest to another Person who is or becomes a Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons.

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Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(b), the General Partner may at its option transfer all or any part of its General Partner Interest without approval from any other Partner.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

Section 4.8 Tax Eligibility Certificates; Non-Eligible Holders.

(a) The General Partner may upon demand or on a regular basis require Limited Partners, and transferees of Limited Partner Interests in connection with a transfer, to execute a Tax Eligibility Certificate or provide other information as is necessary for the General Partner to determine if any such Limited Partners or transferees are Non-Eligible Holders.

(b) If any Limited Partner fails to furnish to the General Partner within a reasonable period requested proof of its (and its owners’) status as an Eligible Holder, or if upon receipt of such Tax Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its

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owner) is a Non-Eligible Holder, the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by a Non-Eligible Holder.

(c) The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Non-Eligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Non-Eligible Holders are cast.

(d) Upon dissolution of the Partnership, a Non-Eligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-Eligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Non-Eligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

(e) At any time after he can and does certify that he has become an Eligible Holder, a Non-Eligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Non-Eligible Holder not redeemed pursuant to Section 4.9, such Non-Eligible Holder be admitted as a Partner, and upon approval of the General Partner, such Non-Eligible Holder shall be admitted as a Partner and shall no longer constitute a Non-Eligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Non-Eligible Holder’s Partnership Interests.

(f) If at any time the General Partner determines, with the advice of counsel, that any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or, if relevant, its owner(s), then the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to obtain such proof of the nationality, citizenship or other related status of the Limited Partners and, if relevant, their owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate the risk of cancellation or forfeiture of any properties or interests therein, including provisions similar to those contained herein for Eligible Taxable Holders.

Section 4.9 Redemption of Partnership Interests of Non-Eligible Holders.

(a) If at any time a Partner fails to furnish a Tax Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8 or if upon receipt of such Tax Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is a Non-Eligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes a Tax Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

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(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the lesser of (a) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed or (b) the price paid for such Partnership Interests by the Partner, in either case, multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be a Non-Eligible Holder.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions; Contributions by the General Partner and its Affiliates.

(a) In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership. The Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $1,000.00 in the form of a receivable to be settled in cash in exchange for a Limited Partner Interest equal to a 100% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner will be redeemed as provided in the Contribution Agreement and the initial Capital Contributions of the Organizational Limited Partner will be refunded. One-hundred percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions will be allocated and distributed to the Organizational Limited Partner.

(b) On the Closing Date and pursuant to the Contribution Agreement, the Organizational Limited Partner shall contribute to the Partnership, as a Capital Contribution, the Contributed Interests (as defined in the Contribution Agreement) in exchange for (i) the issuance to the Organizational Limited Partner of [            ] Common Units, [            ] Subordinated Units, and the right to receive the Deferred Issuance and Distribution and (ii) the issuance to the General Partner of the Incentive Distribution Rights.

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Section 5.2 Contributions by Initial Limited Partners.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(b) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact

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that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vii) Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d) as if the adjusted basis of such property were equal to the Carrying Value of such property.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)(i) Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or retained converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or transferred converted Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in

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an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)(i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.10, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating

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distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Partnership Interests and Derivative Instruments.

(a) The Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.6 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution pursuant to Section 6.3(a) in respect of the final full Quarter of the Subordination Period.

(b) The Subordinated Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter

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created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. The determination by the General Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity.

Section 5.8 Splits and Combinations.

(a) The Partnership may make a distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests. Upon any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event (subject to the effect of Section 5.8(d)), and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units shall be proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.5(e) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.10 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the holders of Incentive Distribution Rights) shall have the option, at any time when there are no Subordinated Units outstanding and the Partnership has made a distribution pursuant to Section 6.4(a)(vii) or Section 6.4(b)(v) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their Pro Rata share of a number of Common Units (the “IDR Reset Common Units”) equal to the result of dividing (i) the amount of cash distributions made by the Partnership for the

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Quarter immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the cash distribution made by the Partnership in respect of each Common Unit for the Quarter immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a) (or other Partnership Interests as described in Section 5.10(d)), the Capital Account maintained with respect to the Incentive

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Distribution Rights shall (i) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, any remaining balance in such Capital Account will be retained by the holder(s) of the Incentive Distribution Rights. If there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. Net Income for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

(i) First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(ii) Second, the balance, if any, 100% to the Unitholders, Pro Rata.

(b) Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. Any Net Termination Gain or Net Termination Loss occurring during a taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; and provided, further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the second proviso set forth in Section 6.2(f) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

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(i) Except as provided in Section 6.1(c)(iv) and Section 6.1(c)(v), and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, if applicable, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85.0% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

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(G) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all Partnership Liabilities.

(ii) Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(v), Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

(iii) Net Termination Loss attributable to Revaluation Loss and deemed recognized prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(C) Third, the balance, if any, to the General Partner.

(iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain attributable to Revaluation Gain and deemed recognized prior to the Liquidation Date shall be allocated:

(A) First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(C);

(B) Second, to the Unitholders holding Subordinated Units, Pro Rata, until the aggregate Net Termination Gain allocated to the Unitholders holding Subordinated Units pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B); and

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(C) Third, the balance, if any, pursuant to Section 6.1(c)(i).

(v) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall

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be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated first, to any Partner that contributed property to the Partnership in proportion to and to the extent of the

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amount by which each such Partner’s share of any Section 704(c) built-in gains exceeds such Partner’s share of Nonrecourse Built-in Gain, and second, among the Partners Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.4, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) Prior to making any allocations pursuant to Section 6.1(d)(xiii)(C), if a Revaluation Event occurs during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, then after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(C) Prior to making any allocations pursuant to Section 6.1(d)(xiii)(C), if a Revaluation Event occurs, and after the application of Section 6.1(d)(x)(A)-(B), then any remaining Unrealized Gains and Unrealized Losses shall be allocated to the holders of (A) Outstanding Privately Placed Units, Pro Rata, or (B) Outstanding Common Units (other than Privately Placed Units), Pro Rata, as applicable, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to each Privately Placed Unit equaling the Per Unit Capital Amount for an Initial Common Unit.

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(D) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(E) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) that are publicly traded as a single class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(E) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, to the holders of Incentive Distribution Rights and to the General Partner, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Sale Gain or Sale Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and the General Partner and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xii)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

(xiii) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the General Partner and all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(E)); provided, that in all events the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited

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Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners (including all Persons who acquire Units pursuant to the Contribution Agreement) as of the closing of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the last Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) The General Partner has adopted a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

(b) All amounts of cash and cash equivalents distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore

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distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(c) Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions from Operating Surplus.

(a) During Subordination Period. Cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows:

(i) First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

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(b) After Subordination Period. Cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

(i) First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions from Capital Surplus. Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(b) shall be distributed, unless the provisions of Section 6.3 require otherwise:

(a) First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all cash and cash equivalents that are distributed shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.10 and Section 6.9.

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Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.4(c)(ii), Section 6.1(d)(x), and Section 6.7(b) and (c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

(c) The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.6 shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of IDR Reset Common Units.

(a) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.4(c)(iii).

(b) A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.4(c)(iii), 6.1(d)(x) and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Section 6.9 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the

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avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the

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Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into agreements with any of its Affiliates, including agreements to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements

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referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the General Partner.

(a) The General Partner and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses incurred or payments made on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner, whether pursuant to agreements with Dominion Resources Services, Inc. or otherwise) to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the

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Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(b) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee of such management fee or fees exceeds the amount of such fee or fees.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, any Group Member or their Affiliates, or any of them, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (ii) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (iii) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

(b) Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No

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Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or other Group Member, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in Section 7.11, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in Bad Faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense

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that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Limitation of Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, or under the Delaware Act or any other law, rule or regulation or at equity, no Indemnitee shall be liable for monetary damages or otherwise to the Partnership, to another Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of its or any of any other Indemnitee’s determinations, act(s) or omission(s) in their capacities as Indemnitees; provided, however, that an Indemnitee shall be liable for losses or liabilities sustained or incurred by the Partnership, the other Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person bound by this Agreement, if it is determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such losses or liabilities were the result of the conduct of that Indemnitee acting in Bad Faith or engaging in fraud or willful misconduct or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in Bad Faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners, to any Person who acquires an interest in a

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Partnership Interest or to any other Person bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, to any Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, acting in its capacity as the general partner of the Partnership, or the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee) or any Affiliates of the General Partner cause the General Partner to make a determination or take or omit to take any action in such capacity, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then, unless another lesser standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates, shall not make such determination, or take or omit to take such action, in Bad Faith. The foregoing and other lesser standards provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby waived and disclaimed), under this Agreement any Group Member Agreement or any other agreement contemplated hereby, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or of any Affiliates of the General Partner, will for all purposes be presumed to have been in Good Faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, challenging such determination, act or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in Good Faith.

(b) Whenever the General Partner makes a determination or takes or omits to take any action, or any of its Affiliates causes it to do so, not acting in its capacity as the general partner of the Partnership, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or omit to take such action free of any fiduciary duty or duty of Good Faith, or other duty or obligation existing at law, in equity or otherwise whatsoever to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in Good Faith or pursuant to any fiduciary or other duty or standard imposed by this Agreement, any Group Member Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(c) For purposes of Sections 7.9(a) and (b) of this Agreement, “acting in its capacity as the general partner of the Partnership” means and is solely limited to, the General Partner exercising its authority as a general partner under this Agreement, other than when it is “acting in its individual capacity.” For purposes of this Agreement, “acting in its individual capacity” means: (i) any action by the General Partner or its Affiliates other than through the exercise of the General Partner of its authority as a general partner under

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this Agreement; and (ii) any action or inaction by the General Partner by the exercise (or failure to exercise) of its rights, powers or authority under this Agreement that are modified by: (A) the phrase “at the option of the General Partner,” (B) the phrase “in its sole discretion” or “in its discretion” or (iii) some variation of the phrases set forth in clauses (i) and (ii). For the avoidance of doubt, whenever the General Partner votes, acquires Partnership Interests or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be and be deemed to be “acting in its individual capacity.”

(d) Whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion (i) submit any resolution or course of action with respect to or causing such conflict of interest or transaction for Special Approval or for approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates) or (ii) adopt a resolution or course of action that has not received Special Approval or Unitholder approval. The General Partner is not required in connection with its resolution of any conflict of interest to seek Special Approval or Unitholder approval of such resolution and may determine not to do so in its sole discretion. If any resolution, course of action or transaction: (A) receives Special Approval; or (B) receives approval of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by the Partnership, all the Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty or obligation existing at law, in equity or otherwise.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts or transactions shall be in its sole discretion.

(f) The Partners, and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the general partner of the Partnership or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

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(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in Good Faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its or the Partnership’s duly authorized officers, a duly appointed attorney or attorneys-in-fact.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided that, except as permitted by Section 4.9 or as approved by the Conflicts Committee, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as any Partnership Interests are held by any Group Member, such Partnership Interests shall not be entitled to any vote and shall not be considered to be Outstanding.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any of its Affiliates (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to this Section 7.12(a) in any twelve-month period; and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (A) promptly prepare and file (1) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (2) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (B) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

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(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall be in addition to any other rights to which an the Holders may be entitled under any separate agreement with the Partnership and shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership

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shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Person or Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

(a) The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape,

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photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

(b) The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

(c) When calculating the Partnership’s Operating Surplus and Adjusted Operating Surplus:

(i) the Partnership’s proportionate share of Cove Point’s cash expenditures, cash receipts and cash reserves, as well as net changes therein or changes in Working Capital Borrowings, will be disregarded;

(ii) Adjusted Operating Surplus and Operating Surplus will be calculated for Cove Point from the Closing Date, as if the pertinent definitions hereof applied to Cove Point, provided that clause (a)(i) in the definition of “Operating Surplus” shall not be applicable.

(iii) All amounts of cash and cash equivalents distributed by Cove Point on any date from any source shall be deemed to be distributions from Cove Point’s Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by Cove Point to its partners (including the Partnership), excluding any distributions deemed to be distributions from Capital Surplus, equals Cove Point’s Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by Cove Point in respect of any Quarter shall be deemed to be as a distribution of Capital Surplus. If Cove Point makes a distribution of cash or cash equivalents from Operating Surplus and Capital Surplus in respect of any Quarter, each of its partners receiving such distribution shall be deemed to receive the same proportion of such distribution from Operating Surplus and Capital Surplus, respectively. For the avoidance of doubt, any cash and cash equivalents received by the Partnership as a distribution from Cove Points’ Operating Surplus shall be treated as Operating Surplus of the Partnership.

(iv) For each Quarter, Cove Point’s Adjusted Operating Surplus shall be allocated among its partners in proportion to the total amount of cash and cash equivalents received by each as a distribution from Cove Point in respect of such Quarter, and the Partnership’s proportion shall be included in the Partnership’s Adjusted Operating Surplus for such Quarter.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General

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Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. If the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest Closing Price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding; Tax Payments.

(a) The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

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(b) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.8, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred or issued, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and is an Eligible Taxable Holder and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-Eligible Holder shall be determined in accordance with Section 4.8.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to

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Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the U.S. Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) -(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the U.S. Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; and (D) if the General Partner is a natural person, his death or adjudication of incompetency.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or Section 11.1(a)(vi)(A), (B), or (C) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

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(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Time, on [                ], 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Time, on [                ], 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any

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successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or

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after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Conversion of Subordinated Units. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist, the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.4(c)(ii), Section 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

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(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

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Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

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ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that any or all of the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests and Derivative Instruments pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

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(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (a) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (b) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced or increased, as applicable.

(b) Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership

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Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (ii) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

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Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of holders of Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the holders of Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by holders of the required Percentage Interest specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the

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General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Voting of Incentive Distribution Rights.

(a) For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive

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Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b) If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c) In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the U.S., pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

(a) Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner, in declining to consent to a merger or consolidation, may act in its sole discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

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(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Sections 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class U.S. mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the U.S. Postal Service (or other physical mail delivery mail service outside the U.S.), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary or other duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

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FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi)         IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Dominion Midstream GP, LLC

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

Dominion MLP Holding Company, LLC

By:
Name:
Title:

SIGNATURE PAGE

DOMINION MIDSTREAM PARTNERS, LP

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

APPENDIX B

ELIGIBLE HOLDER STATUS

“Non-Eligible Holders” are unitholders, or types of unitholders, whose U.S. federal income tax status (or lack of proof thereof) creates, in the determination of our general partner, a substantial risk of an adverse effect on the rates that can be charged to our customers by us or our subsidiaries, as determined by our general partner. Unitholders will be “Eligible Holders” unless they are determined by the general partner to be Non-Eligible Holders and, in the future, our general partner may determine that Non-Eligible Holders also include holders whose nationality, citizenship, or other related status creates a substantial risk of cancellation or forfeiture of any property that we have an interest in. The following is a list of various types of individuals and entities that are categorized and identified as Eligible Holder, Potentially Eligible Holder or Non-Eligible Holder. Our general partner may change its determination of the types of entities that constitute Non-Eligible Holders from time to time

Eligible Holders

The following are currently considered Eligible Holders:

•	Individuals (U.S. or non-U.S.)

•	C corporations (U.S. or non-U.S.)

•	Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keough accounts

•	S corporations with shareholders that are individuals, trusts or tax exempt organizations subject to tax on UBTI

•	Mutual Funds

Potentially Eligible Holders

The following are currently considered Eligible Holders, unless the information in parenthesis applies:

•	S corporations (unless they have ESOP shareholders*)

•	Partnerships (unless its partners include real estate investment trusts or “REITs,” governmental entities and agencies, S corporations with ESOP shareholders* or other partnerships with such partners)

•	Trusts (unless beneficiaries are not subject to tax)

Non-Eligible Holders

The following are currently considered Non-Eligible Holders:

•	REITs

•	Governmental entities and agencies

•	S corporations with ESOP shareholders*

*	“S corporations with ESOP shareholders” are S corporations with shareholders that include employee stock ownership plans.

B-1

APPENDIX C

GLOSSARY OF TERMS

2005 Agreement: an agreement effective March 1, 2005, in which Cove Point entered into a new agreement with the Sierra Club and the Maryland Conservation Council, Inc.

Additional Return Distributions: the additional cash distribution equal to 3.0% of Cove Point’s Modified Net Operating Income in excess of $600 million distributed each year

AFUDC: allowance for funds used during construction

Allocation Date: the date upon which our taxable income will be apportioned among the unitholders in proportion to the number of units owned by each unitholder as of the opening of the applicable exchange on the first business day of each month

AROs: asset retirement obligations

Atlantic Coast Pipeline: Atlantic Coast Pipeline, LLC

Available capacity: the firm contracted capacity for LNG loading onto ships, which under normal operating conditions and after accounting for maintenance downtime and other losses, will be approximately 4.6 Mtpa (0.66 Bcfe/d).

Bcfe: one billion cubic feet

Blue Racer: Blue Racer Midstream, LLC

CAA: Clean Air Act

Caiman: Caiman Energy II, LLC

CAP: IRS Compliance Assurance Process

CERCLA: Comprehensive Environmental Response, Compensation and Liability Act of 1980

CGN Committee: compensation, governance and nominating committee of Dominion Resources, Inc.

Code: the Internal Revenue Code of 1986, as amended

Columbia: Columbia Gas Transmission LLC

Cove Point: Dominion Cove Point LNG, LP

Cove Point Facilities: collectively the Liquefaction Project, Cove Point LNG Facility and Cove Point Pipeline

Cove Point Holdings: Cove Point GP Holding Company, LLC

Cove Point LNG Facility: an LNG import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland owned by Cove Point

Cove Point Pipeline: an approximately 136 mile natural gas pipeline owned by Cove Point that connects the Cove Point LNG Facility to interstate natural gas pipelines

CWA: Clean Water Act

Delaware Act: Delaware Revised Uniform Limited Partnership Act

DCPI: Dominion Cove Point, Inc.

DOE: United States Department of Energy

DOT: United States Department of Transportation

Dominion Iroquois: Dominion Iroquois, Inc.

DRS: Dominion Resources Services, Inc.

DTI: Dominion Transmission, Inc.

EIA: Energy Information Administration

Eligible Holder: all unitholders will be “Eligible Holders” unless they are determined by the general partner to be Non-Eligible Holders

EPA: United States Environmental Protection Agency

EPAct: Energy Policy Act of 2005

EPCRA: Emergency Planning and Community Right-to-Know Act

ERISA: the Employee Retirement Income Security Act of 1974, as amended

ERISA PLAN: an employee benefit plan subject to Title I of ERISA or Section 475 of the Code

Exchange Act: the Securities Exchange Act of 1934, as amended

Export Customers: the export customers consisting of ST Cove Point, LLC and GAIL Global (USA) LNG LLC

FERC: the Federal Energy Regulatory Commission

FINRA: Financial Industry Regulatory Authority, Inc.

Firm Transportation Customers: Cove Point’s firm transportation customers, consisting of: Atlanta Gas Light Company, BP Energy Company, Public Service Company of North Carolina, Incorporated, Sempra Energy Trading LLC, Shell NA LNG, Inc., Statoil, Virginia Natural Gas, Inc., Virginia Power Services Energy Corp., Inc. and Washington Gas Light Company

FTA: Free Trade Agreement

FTA Authorization: authorization from the DOE for the export of up to 1.0 Bcfe/d of natural gas to countries that have or will enter into a FTA for trade in natural gas

GAAP: generally accepted accounting principles in the U.S.

GHGs: Greenhouse gases

IDRs: incentive distribution rights

Import Shippers: the three LNG import shippers consisting of BP Energy Company, Shell NA LNG, Inc. and Statoil

IRS: Internal Revenue Service

JOBS Act: Jumpstart Our Business Startups Act

Liquefaction Project: a natural gas export/liquefaction facility currently under development by Cove Point

LNG: liquefied natural gas

LTIP: the Dominion Midstream Partners, LP 2014 Long-Term Incentive Plan

Maryland Commission: Public Service Commission of Maryland

MDt: one thousand dekatherms

Modified Net Operating Income: means Cove Point’s Net Operating Income plus any interest expense included in the computation of Net Operating Income

Mtpa: million tons per annum

MW: megawatt

NEOs: named executive officers

Net Operating Income: means Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes

NGA: Natural Gas Act of 1938, as amended

NGPSA: Natural Gas Pipeline Safety Act of 1968, as amended

Non-Eligible Holder: unitholders, or types of unitholders, whose U.S. federal income tax status (or lack of proof thereof) creates, in the determination of our general partner, a substantial risk of an adverse effect on the rates that can be charged to our or Cove Point’s customers by us, our subsidiaries or Cove Point, as the case may be, or unitholders whose nationality, citizenship, or other related status creates a substantial risk of cancellation or forfeiture of any property that we have an interest in

Non-FTA Authorization: authorization from the DOE for the export of up to 0.77 Bcfe/d of natural gas to countries that do not have an FTA for trade in natural gas

Non-U.S. Unitholders: non-resident alien individuals, non-U.S. corporations and other non-U.S. persons

NYSE: New York Stock Exchange

OHSA: Occupational Safety and Health Act, as amended

PCAOB: Public Company Accounting Oversight Board

PHMSA: Pipeline and Hazardous Materials Safety Administration

Preferred Equity Interest: a perpetual, non-convertible preferred equity interest entitled to the Preferred Return Distributions and the Additional Return Distributions

Preferred Return Distributions: the first $50.0 million of annual cash distributions made by Cove Point

PSIA: Pipeline Safety Improvement Act of 2002, as amended

Qualifying Income Exception: an exception under the Code which provides that if 90% or more of a partnership’s gross income for every taxable year it is public traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes

RCRA: Resource Conservation and Recovery Act

RGGI: Regional Greenhouse Gas Initiative

Section 751 Assets: “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code

SEC: United States Securities and Exchange Commission

Section 409A: Section 409A of the Code

Securities Act: Securities Act of 1933, as amended

Similar Laws: certain other laws and regulations that are similar to ERISA or the Code

Statoil: Statoil Natural Gas, LLC

Storage Customers: the four local distribution companies that receive firm peaking services, consisting of: Atlanta Gas Light Company, Public Service Company of North Carolina, Incorporated, Virginia Natural Gas, Inc. and Washington Gas Light Company

Transco: Transcontinental Gas Pipe Line Company, LLC

Treasury Regulations: Treasury regulations under the Code

U.S.: United States of America

Dominion Midstream Partners, LP

17,500,000 Common Units

Representing Limited Partner Interests

Prospectus

                    , 2014

Barclays

Citigroup

J.P. Morgan

BofA Merrill Lynch

Goldman, Sachs & Co.

UBS Investment Bank

Morgan Stanley

RBC Capital Markets

Scotiabank/Howard Weil

Through and including                    , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts and commissions and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee the amounts set forth below are estimates.

SEC registration fee	$54,435
FINRA filing fee	$63,898
Printing and engraving expenses	$290,000
Fees and expenses of legal counsel	$1,500,000
Accounting fees and expenses	$756,000
Transfer agent and registrar fees	$4,500
NYSE listing fee	$125,000
Miscellaneous	$100,000

Total	$2,893,833

ITEM 14.	INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which was filed as an exhibit to this registration statement, provides for indemnification of Dominion and our general partner, their officers and directors, and any person who controls Dominion and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On March 11, 2014, in connection with the formation of Dominion Midstream, we issued (i) the non-economic general partner interest in us to Dominion Midstream GP, LLC and (ii) the 100.0% limited partner interest in us to Dominion for $1,000.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS.

See the Index to Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Index to Exhibits is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchase.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner’s affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its general partner or its general partner’s affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on October 6, 2014.

Dominion Midstream Partners, LP
By:	Dominion Midstream GP, LLC, its general partner

By:	/s/ Thomas F. Farrell II
Name:	Thomas F. Farrell II
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ Thomas F. Farrell II Thomas F. Farrell II	Chairman and Chief Executive Officer (Principal Executive Officer)	October 6, 2014

/s/ Mark F. McGettrick Mark F. McGettrick	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 6, 2014

/s/ Michele L. Cardiff Michele L. Cardiff	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	October 6, 2014

INDEX TO EXHIBITS

Exhibit Number		Description

1.1***	—	Form of Underwriting Agreement

3.1***	—	Certificate of Limited Partnership of Dominion Midstream Partners, LP

3.2*	—	Form of Amended and Restated Limited Partnership Agreement of Dominion Midstream Partners, LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1***	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1***	—	Form of Contribution Agreement

10.2***	—	Form of Services Agreement

10.3***	—	Form of Dominion Midstream Partners, LP 2014 Long-Term Incentive Plan

10.4***	—	Form of Credit Facility with Dominion

10.5***	—	Form of Registration Rights Agreement

10.6†***	—	Terminal Expansion Agreement Cove Point between Dominion Cove Point LNG, LP and Statoil Natural Gas LLC, dated September 1, 2006

10.7†***	—	Amendment to the Terminal Expansion Agreement between Dominion Cove Point LNG, LP and Statoil Natural Gas LLC, dated December 14, 2007

10.8†***	—	Acknowledgement and Amendment to the Precedent Agreement for Firm LNG Tanker Discharging Service (Expansion Project) and to the Terminal Expansion Agreement Cove Point between Dominion Cove Point LNG, LP and Statoil Natural Gas LLC, dated April 2009

10.9***	—	Amendment to the Terminal Expansion Agreement Cove Point between Dominion Cove Point LNG, LP and Statoil Natural Gas LLC, dated September 22, 2009

10.10†***	—	Agreement and Amendment to the Terminal Expansion Agreement between Dominion Cove Point LNG, LP and Statoil Natural Gas LLC, dated January 26, 2011

10.11***	—	Agreement and Amendment to the Terminal Expansion Agreement between Dominion Cove Point LNG, LP and Statoil Natural Gas LLC, dated April, 2012

10.12†***	—	Early Termination Letter Agreement between Dominion Cove Point LNG, LP and Statoil Natural Gas LLC, dated March 15, 2013

10.13***	—	Form of Second Amended and Restated Agreement of Limited Partnership of Dominion Cove Point LNG, LP

10.14***	—	Form of Right of First Offer Agreement

21.1***	—	List of Subsidiaries of Dominion Midstream Partners, LP

23.1*	—	Consent of Deloitte & Touche LLP

23.2*	—	Consent of Deloitte & Touche LLP

23.3***	—	Consent of Wood Mackenzie

23.4***	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.5***	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

Exhibit Number		Description

24.1***	—	Powers of Attorney (contained on page II-3)

99.1***	—	Consent of Director Nominee (Wollard)

99.2***	—	Consent of Director Nominee (Rigby)

99.3***	—	Consent of Director Nominee (Snow)

*	Provided herewith.
***	Previously filed.
†	Confidential status has been requested for certain portions thereof pursuant to a Confidential Treatment Request filed June 23, 2014. Such provisions have been filed separately with the Securities and Exchange Commission.